Execution Version

U.S.$200,000,000
CREDIT AGREEMENT
dated as of September 30, 2025
among
ARCOS DORADOS HOLDINGS INC. and
ARCOS DORADOS B.V.,
as Borrowers
CERTAIN SUBSIDIARIES OF THE BORROWERS,
as Guarantors
THE LENDERS PARTY HERETO,
as Lenders
and
GLAS USA LLC,
as Administrative Agent
___________________________
JPMORGAN CHASE BANK, N.A.,
as Sole Lead Arranger and Bookrunner

i

List of Schedules
Schedule 2.01        Commitments
Schedule 3.02        Material Subsidiaries
Schedule 6.01(A)    McDonald’s Foreign Pledge Agreements
Schedule 6.01(B)    Secured Restricted Real Estate
List of Exhibits
Exhibit A    Form of Borrowing Notice
Exhibit B    Form of Compliance Certificate
Exhibit C-1    Form of Loan Parties’ New York counsel opinion
Exhibit C-2    Form of Loan Parties’ British Virgin Islands counsel opinion
Exhibit C-3    Form of Loan Parties’ Dutch counsel opinion
Exhibit C-4    Form of Loan Parties’ Chilean counsel opinion
Exhibit C-5    Form of Loan Parties’ Argentinian counsel opinion
Exhibit C-6    Form of Loan Parties’ Brazilian counsel opinion
Exhibit C-7    Form of Loan Parties’ Mexican counsel opinion
Exhibit C-8    Form of Loan Parties’ Puerto Rican counsel opinion
Exhibit D    Form of Subsidiary Joinder Agreement
Exhibit E    Form of Assignment and Assumption
Exhibit F    Form of Brazilian Guarantee Agreement

CREDIT AGREEMENT, dated as of September 30, 2025 (the “Agreement”), among (a) ARCOS DORADOS HOLDINGS INC., a business company incorporated under the laws of the British Virgin Islands with company number 1619553 and its registered office at Kingston Chambers, P.O. Box 173, Road Town, Tortola VG1110, British Virgin Islands (the “Parent Borrower”) and Arcos Dorados B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands (the “Dutch Borrower” and, together with the Parent Borrower, the “Borrowers”), as borrowers, (b) CERTAIN SUBSIDIARIES OF THE BORROWERS, as Guarantors (as defined below), (c) the LENDERS (as defined below) party hereto from time to time, and (d) GLAS USA LLC, as administrative agent (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”).
W I T N E S S E T H:
WHEREAS, the Lenders have agreed to make available to the Borrowers a revolving credit facility on the terms and subject to the conditions contained in this Agreement; and
WHEREAS, each Guarantor will benefit from the extension of credit to the Borrowers hereunder by the Lenders and each such Guarantor is willing to guarantee the obligations of the Borrowers under the Loan Documents;
NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows.
ARTICLE 1
Definitions
Section 1.01.    Defined Terms.
“ABR” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 0.50% and (c) Term SOFR for a one-month tenor in effect on such day plus 1.00%. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Rate or Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or Term SOFR, respectively.
“ABR Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.
“Additional Guarantor” means each Subsidiary of any of the Borrowers that becomes, at any time after the Closing Date, an additional Guarantor hereunder pursuant to Section 5.05.
“Administrative Agent Fee Letter” means the fee letter dated September 30, 2025 between the Borrowers and the Administrative Agent.
“Administrative Agent” has the meaning specified in the introductory paragraph hereof.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by or otherwise acceptable to the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” of any Person, means any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.
“Aggregate Commitment Amount” means U.S.$200,000,000.
“Agreement” has the meaning specified in the introductory paragraph hereof.
“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, the Brazilian Anti-Corruption Laws and all laws, rules, and regulations of any jurisdiction applicable to any Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Anti-Money Laundering Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Borrower or any of its Subsidiaries from time to time concerning or relating to the prevention or prohibition of money laundering or terrorism financing.
“Applicable Law” means, as to any Person, all applicable constitutions, treaties, laws, statutes, codes, ordinances, orders, decrees, rules and regulations of any Governmental Authority binding upon such Person or to which such a Person is subject.
“Applicable Margin” means a rate per annum equal to 2.10%.
“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the aggregate Commitments represented by such Lender’s Commitment at such time, subject to adjustment as provided in Section 2.18. If the commitment of each Lender to make Loans have been terminated pursuant to Section 7.01 or if the aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments and to any Lender’s status as a Defaulting Lender at the time of determination.
“Approved Electronic Platform” means DebtDomain or any other electronic platform chosen by the Administrative Agent to make any communications available to the Lenders.
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.05), and accepted by the Administrative Agent, in the form of Exhibit E or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.
“Availability Period” the period commencing on and including the Closing Date and ending on but excluding the Commitment Termination Date.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.20(d).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the determination of the Administrative Agent (acting at the direction of the Required Lenders), has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Base Rate Loan” means a Loan that bears interest based on the ABR.
“BBVA Letter of Credit Agreement” means the Letter of Credit Agreement, dated as of October 25, 2024, between the Dutch Borrower and Banco Bilbao Vizcaya Argentaria, S.A. New York Branch (BBVA), as issuing bank.
“Benchmark” means, initially, with respect to any (a) Daily Simple SOFR Loan, the Daily Simple SOFR or (b) Term SOFR Loan, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the Daily Simple SOFR or Term SOFR Reference Rate, as applicable, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.20.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent (acting at the direction of the Required Lenders) for the applicable Benchmark Replacement Date:
(a)    Daily Simple SOFR; or
(b)    the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent (acting at the direction of the Required Lenders) and the Borrowers giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.
provided that, if the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent (acting at the direction of the Required Lenders) and the Borrowers giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Date” means a date and time determined by the Administrative Agent (acting at the direction of the Required Lenders), which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
    For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
    For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan

Document in accordance with Section 2.20 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.20.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Blocking Regulation” means Council Regulation (EC) 2271/96.
“Board” means the Board of Governors of the Federal Reserve System of the United States.
“Borrowers” has the meaning specified in the introductory paragraph hereof.
“Borrowing” means a borrowing of Loans made by the Lenders pursuant to Section 2.01.
“Borrowing Date” means a Business Day within the Availability Period specified in a Borrowing Notice as the date on which the Borrowers shall make a Borrowing hereunder.
“Borrowing Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent).
“Brazilian Anti-Corruption Laws” means collectively Federal Law No. 9,613 of March 3, 1998, as amended, Federal Law No. 12,846 of August 1, 2013, as amended, Federal Decree No. 11,129 of July 11, 2022 and Federal Decree No. 2,848 of December 7, 1940.
“Brazilian Code of Civil Procedure” shall mean Brazilian Federal Law No. 13,105, dated March 16, 2015, as amended.
“Brazilian Guarantee Agreement” means the Brazilian law governed guarantee agreement (contrato de prestação de fiança), dated as of the date hereof and issued by each Brazilian Guarantor in favor of the Administrative Agent for the benefit of the Lenders and the Administrative Agent, substantially in the form of Exhibit F.
“Brazilian Guarantor” means each Guarantor organized under the laws of the Federative Republic of Brazil.
“Brazilian Master Franchisee” means Arcos Dourados Comercio de Alimentos S.A., or any successor to its rights and obligations under the Third Amended and Restated Master Franchise Agreement, dated as of December 30, 2024, among McDonald’s Latin America and

Arcos Dourados Comércio de Alimentos S.A., as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Brazilian Public Registries Law” means Law No. 6,015, dated December 31, 1973 of Brazil, as amended and/or replaced from time to time.
“Breakage Costs” means an amount determined by any Lender in good faith to be sufficient to compensate such Lender for (i) any failure by the Borrowers to borrow a SOFR Loan on the date specified in the relevant Borrowing Notice or (ii) any payment of a SOFR Loan prior to its stated maturity (by reason of acceleration or otherwise) or the relevant Interest Payment Date therefor. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive for any loss, cost or expense attributable to any such event shall be delivered to the Borrowers and shall be conclusive absent manifest error.
“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions are authorized or required by Law to close in New York, New York, Amsterdam, the Netherlands, Road Town, British Virgin Islands, Lima, Peru or São Paulo, Brazil.
“Capital Lease Obligations” of any Person, means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.
“Capital Stock” means, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated and whether or not voting) of equity of such Person, including each class of Common Stock, Preferred Stock, limited liability interests or partnership interests, but excluding any debt securities convertible into such equity.
“Change of Control” means the occurrence of one or more of the following events:
(a)    the Permitted Holders cease to be the “beneficial owners” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of 30.00% of the voting power of the Voting Stock of the Parent Borrower, the Brazilian Master Franchisee or the Master Franchisee;
(b)    individuals appointed by the Permitted Holders cease for any reason to constitute a majority of the members of the Board of Directors of the Parent Borrower, the Brazilian Master Franchisee or the Master Franchisee;
(c)    the sale, conveyance, assignment, transfer, lease or other disposition of all or substantially all of the assets of the Parent Borrower, the Brazilian Master Franchisee or the Master Franchisee, determined on a Consolidated basis, to any “person” (as defined in Sections 13d and 14d under the Exchange Act), whether or not otherwise in compliance with this Agreement, other than a Permitted Holder; or
(d)    the approval by the holders of Capital Stock of the Parent Borrower, the Brazilian Master Franchisee or the Master Franchisee of any plan or proposal for the liquidation or dissolution of any such Person, whether or not otherwise in compliance with this Agreement.
“Change in Law” means, with respect to any Lender, the adoption of, or change in, any law, rule, regulation, policy, guideline or directive (whether or not having the force of law) or any change in the interpretation or application thereof by any Governmental Authority having jurisdiction over such Lender, in each case after the date hereof; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Closing Date” has the meaning assigned to such term in Section 4.01.
“Code” means the Internal Revenue Code of 1986, as amended.
“Combined/Consolidated Basis” means, when used with respect to the determination of any amount, that such amount is to be determined by combining the relevant amount determined with respect to the Guarantors within a certain Territory and the Consolidated Subsidiaries of such Guarantors operating within the same Territory (but excluding in any event any Non-Guarantor Subsidiary of any such Guarantor that does not have operations within the same Territory) on a Consolidated basis, all in accordance with GAAP.
“Commitment” means, with respect to each Lender, the amount set forth on Schedule 2.01 opposite such Lender’s name, or in the Assignment and Assumption or other documentation or record (as such term is defined in Section 9-102(a)(70) of the New York Uniform Commercial Code) as provided in Section 10.05(b)(ii)(C), pursuant to which such Lender shall have assumed its Commitment, as applicable, and giving effect to (a) any reduction in such amount from time to time pursuant to Section 2.09 and (b) any reduction or increase in such amount from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04; provided that at no time shall the Total Credit Exposure of any Lender exceed its Commitment.
“Commitment Fee” has the meaning assigned to such term in Section 2.07(a).
“Commitment Termination Date” shall mean the earliest of (a) the Maturity Date (subject to extension in accordance with Section 2.17) and (b) the date on which the Commitments are terminated pursuant to Section 2.03 or the last paragraph of Section 7.01 (except that, if such date is not a Business Day, the Commitment Termination Date shall be the next preceding Business Day).
“Common Stock” means, with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common equity interests, whether outstanding on the Closing Date or issued after the Closing Date, and includes, without limitation, all series and classes of such common equity interests.
“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of

“ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.15 and other technical, administrative or operational matters) that the Administrative Agent decides (acting at the direction of the Required Lenders) may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides (acting at the direction of the Required Lenders) is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Consolidated” refers to the consolidation of accounts of a Person and its Subsidiaries in accordance with GAAP.
“Consolidated EBITDA” means, with respect to any Person for any period, Consolidated Net Income for such Person for such period, plus the following (without duplication) to the extent deducted or added in calculating such Consolidated Net Income:
(1)    Consolidated Interest Expense for such Person for such period;
(2)    Consolidated Income Tax Expense for such Person for such period;
(3)    Consolidated Non-cash Charges for such Person for such period;
(4)    any non-operating and/or non-recurring charges, expenses or losses of such Person and its Subsidiaries for such period; and
(5)    the amount of loss on any sale of accounts receivables and related assets to a Securitization Subsidiary in connection with a Permitted Receivables Financing;
less (x) all non-cash credits and gains increasing Consolidated Net Income for such Person for such period, (y) all cash payments made by such Person and its Subsidiaries during such period relating to non-cash charges that were added back in determining Consolidated EBITDA in any prior period and (z) non-operating and/or non-recurring income or gains (less all fees and expenses related thereto) increasing Consolidated Net Income of such Person and its Subsidiaries for such period.
Notwithstanding the foregoing, the items specified in clauses (1) and (3) above for any Subsidiary will be added to Consolidated Net Income in calculating Consolidated EBITDA for any period:
(a)    in proportion to the percentage of the total Capital Stock of such Subsidiary held directly or indirectly by such Person at the date of determination; and
(b)    to the extent that a corresponding amount would be permitted at the date of determination to be distributed to such Person by such Subsidiary pursuant to its charter and bylaws (estatutos sociales) and each law, regulation, agreement or judgment applicable to such distribution.

“Consolidated Income Tax Expense” means, with respect to any Person for any period, the provision for federal, state, local and any other income taxes payable by such Person and its Subsidiaries for such period as determined on a Consolidated basis in accordance with GAAP.
“Consolidated Indebtedness” means, as of any date of determination, all Indebtedness (including the Loans) of a Person and its Subsidiaries determined on a Consolidated basis.
“Consolidated Interest Expense” means, with respect to any Person for any period, the sum (without duplication) determined on a Consolidated basis in accordance with GAAP of:
(1)    the aggregate of cash and non-cash interest expense of such Person and its Subsidiaries for such period determined on a Consolidated basis in accordance with GAAP, including, without limitation, the following (whether or not interest expense in accordance with GAAP):
(a)    any amortization or accretion of debt discount or any interest paid on Indebtedness of such Person and its Subsidiaries in the form of additional Indebtedness;
(b)    any amortization of deferred financing costs;
(c)    the net costs under Hedging Obligations (including amortization of fees) in respect of Indebtedness or that are otherwise treated as interest expense or equivalent under GAAP; provided that if Hedging Obligations result in net benefits rather than costs, such benefits will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income;
(d)    all capitalized interest;
(e)    the interest portion of any deferred payment obligation;
(f)    any premiums, fees, discounts, expenses and losses on the sale of accounts receivable (and any amortization thereof) payable by any Borrower or any of its Subsidiaries in connection with a Permitted Receivables Financing;
(g)    commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers’ acceptances; and
(h)    any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Subsidiaries or secured by a Lien on the assets of such Person or one of its Subsidiaries, whether or not such Guarantee or Lien is called upon; and
(2)    the interest component of Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Subsidiaries during such period.
“Consolidated Net Income” means, with respect to any Person for any period, the aggregate net income (or loss) of such Person and its Subsidiaries (after deducting (or adding) the portion of such net income (or loss) attributable to minority interests in Subsidiaries of such Person) for such period on a Consolidated basis, determined in accordance with GAAP; provided that there will be excluded therefrom to the extent reflected in such aggregate net income (loss):

(1)    any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Closing Date;
(2)    any gain (or loss) from foreign exchange translation or change in net monetary position;
(3)    any net gain or loss (after any offset) resulting in such period from Hedging Obligations entered into for bona fide hedging purposes and not for speculative purposes; provided that the net effect on income or loss (including in any prior periods) will be included upon any termination or early extinguishment of such Hedging Obligations, other than any Hedging Obligations with respect to Indebtedness (that is not itself a Hedging Obligation) and that are extinguished concurrently with the termination or other prepayment of such Indebtedness; and
(4)    the cumulative effect of changes in accounting principles.
“Consolidated Net Indebtedness” means, with respect to any Person as of any date of determination, an amount equal to Consolidated Indebtedness minus cash and cash equivalents and consolidated marketable securities recorded as current assets (except for any Capital Stock in any Person) in all cases determined in accordance with GAAP and as set forth in the most recent consolidated balance sheet of such Person and its Subsidiaries.
“Consolidated Net Indebtedness to EBITDA Ratio” means, with respect to the Parent Borrower, at any date of determination, the ratio (expressed as a decimal) of: (a) Consolidated Net Indebtedness of the Parent Borrower as at such date divided by (b) Consolidated EBITDA of such Borrower for the four (4) most recent fiscal quarters ending on or before such date.
“Consolidated Net Tangible Assets” means the total consolidated assets of the Parent Borrower and its Subsidiaries, as shown on the most recent financial statements furnished to the Lenders hereunder, less (1) all current liabilities of the Parent Borrower and its Subsidiaries after eliminating (a) all intercompany items between the Parent Borrower, the Dutch Borrower and any Subsidiaries or between Subsidiaries and (b) all current maturities of long-term Indebtedness; and (2) all goodwill, patents, tradenames, trademarks, copyrights, franchises, experimental expenses, organization expenses and any other amounts classified as intangible assets in accordance with GAAP; all calculated in accordance with GAAP and calculated on a pro forma basis to give effect to any acquisition or disposition of companies, divisions, lines of businesses or operations by the Parent Borrower, the Dutch Borrower and its Subsidiaries subsequent to such date and on or prior to the date of determination.
“Consolidated Net Worth” means, for any period, for each Borrower and its Subsidiaries on a Consolidated basis, the total shareholder’s equity (or total assets minus total liabilities) which would appear as such on the Consolidated balance sheet of such Borrower and its Subsidiaries on a Consolidated basis, as determined in accordance with GAAP.
“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses or losses of such Person and its Subsidiaries for such period, determined on a Consolidated basis in accordance with GAAP (excluding any such charge which constitutes an accrual of or a reserve for cash charges for any future period or the amortization of a prepaid cash expense paid in a prior period).

“Consolidated Total Assets” means with respect to the Parent Borrower, as of any date of determination, the total assets shown on the Consolidated balance sheet of the Parent Borrower and its Subsidiaries as of the most recent date for which such a balance sheet is available, determined on a Consolidated basis in accordance with GAAP, calculated on a pro forma basis to give effect to any acquisition or disposition of companies, divisions, lines of business or operations by such Borrower and its Subsidiaries subsequent to such date and on or prior to the date of determination.
“Contingent Obligation” means, as to any Person, (without duplication): (a) a guarantee, an indemnity obligation in respect of a guarantee or performance bond (including a fianza), an endorsement or an aval, (b) a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, any Indebtedness, other obligations, net worth, working capital or earnings of any Person, (c) an agreement to purchase, sell or lease (as lessee or lessor) Property or services, primarily in each case for the purpose of enabling a debtor to make payment of its obligations, or an agreement to assure a creditor against loss; in each case including causing a bank or other Person to issue a letter of credit or other similar instrument for the benefit of any Person, but excluding endorsement for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation of any Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined in good faith.
“Contributing Subsidiary” has the meaning assigned to such term in Section 5.05(b).
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement; provided further that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.
“Daily Simple SOFR Loan” has the meaning assigned to such term in Section 2.06(a).
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, recuperação judicial, regime de administração especial temporária, concurso mercantil, quiebra or similar debtor relief laws of the United States of America, the British Virgin Islands, the Netherlands, Mexico, Costa Rica, Panama, Puerto Rico, Argentina, Chile, Brazil, and/or any other jurisdictions applicable to any Borrower or any Guarantor from time to time in effect affecting the rights of creditors generally.
“Default” means any event or condition that, with the giving of any notice, the passage of time, or both, would result in an Event of Default.
“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, or (ii) pay over to any Loan Party any other amount required to be paid by it hereunder, unless, in the case of clause (i)

above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrowers or any Loan Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Loan Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations as of the date of certification) to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Loan Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.
“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof.
“Dollars” and “U.S.$” means the lawful currency of the United States.
“Dutch Borrower” has the meaning specified in the introductory paragraph hereof.
“Dutch Civil Code” means the Burgerlijk Wetboek of the Netherlands.
“Dutch Guarantor” means each Guarantor organized under the laws of the Netherlands.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Environmental Laws” means any and all Brazilian, European Union, U.S., state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any Hazardous Materials into the environment.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by a Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by a Borrower or any ERISA Affiliate from the Pension Benefit Guaranty Corporation (as referred to and defined in ERISA and any successor entity performing similar functions) or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by a Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of a Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by a Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Borrower or any ERISA Affiliate of any notice, concerning the imposition upon a Borrower or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Event of Default” means any of the events specified in Article 7; provided that any requirement set forth therein for the giving of notice, the lapse of time, or both, has been satisfied.
“Exchange Act” means the Securities Exchange Act of 1934.
“Excluded Subsidiary” means any Subsidiary of any Borrower that is a Sanctioned Person or is otherwise prevented or prohibited from becoming a Guarantor under local laws, pursuant to its organizational documents, or due to the existence of minority shareholders.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Administrative Agent or any Lender or any other recipient of any payment to be made by or on account of any obligation of a Borrower hereunder, or required to be withheld or deducted from any such payment: (a) Taxes imposed on or measured by its overall net income (however denominated), and branch profits and franchise taxes, in each case, (i) imposed by the jurisdiction (or any political subdivision thereof) under the Applicable Law of which such recipient is organized, is doing business, is considered a resident for tax purposes, or in which its principal office is located or, in which its applicable Lending Office is located; (ii) imposed as the result of any other present or former connection between any Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document) (“Other Connection Taxes”); (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 2.12, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) withholding Taxes to the extent attributable to a Lender’s failure to provide to the Borrowers, at the time or times required by Applicable Law such properly completed and executed documentation reasonably requested by the Borrowers as such Lender is legally entitled to provide and will permit such payments to be made without withholding or at a reduced rate of withholding, as applicable; (d) Taxes imposed by the Netherlands as a result of (i) the Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder owning, directly or indirectly, a substantial interest (aanmerkelijk belang) as defined in the Dutch Income Tax Act (Wet inkomstenbelasting 2001) in the Dutch Borrower or (ii) the Dutch Withholding Tax Act 2021 (Wet bronbelasting 2021) in the form as of the date of this Agreement and (e) any U.S. federal withholding Taxes imposed under FATCA.
“Existing Facilities” means each of: (a) that certain Amended and Restated Credit Agreement dated as of December 11, 2020 among Parent Borrower, as borrower, certain Subsidiaries of the Parent Borrower as guarantors and JPMorgan Chase Bank, N.A., as lender; and (b) that certain Credit Agreement, dated as of October 31, 2024, among the Parent Borrower and the Dutch Borrower, as borrowers, the Brazilian Master Franchisee, as guarantor, and Banco Santander (Brasil) S.A., Grand Cayman Branch, as lender.
“Existing Maturity Date” has the meaning assigned to such term in Section 2.17(a).
“Extending Lender” has the meaning assigned to such term in Section 2.17(c).
“Extension Request” means a written request from the Borrowers to the Administrative Agent requesting an extension of the Maturity Date pursuant to Section 2.17.
“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction; provided that the Fair Market Value of any such asset or assets will be determined conclusively by the Board of Directors of the applicable Borrower acting in good faith, and will be evidenced by a board resolution.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Rate” means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate, and (b) 0%.
“Fee Letters” means the Administrative Agent Fee Letter and each other “Fee Letter” between the Lead Arranger and the Borrowers, in each case, individually and collectively, as the context may require.
“Financial Officer” of any Person means the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of such Person.
“Floor” means a rate of interest equal to 0.00%.
“Franchise Documents” means the Master Franchise Agreements and any other documents pursuant to which any Borrower or any of its Subsidiaries has acquired the right to operate any franchised restaurant in Argentina, Aruba, Brazil, Chile, Colombia, Costa Rica, Curacao, Ecuador, French Guiana, Guadeloupe, Martinique, Mexico, Panama, Peru, Puerto Rico, Trinidad and Tobago, Uruguay, Venezuela and the U.S. Virgin Islands of St. Thomas and St. Croix, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“GAAP” means the generally accepted accounting principles in the United States of America, as in effect from time to time, consistently applied throughout the periods involved.
“Governmental Authority” means, as applicable, the government of Brazil, Mexico, Costa Rica, Panama, the British Virgin Islands, the Netherlands, Argentina, Chile, Puerto Rico, the United States, any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guarantor” means each of Arcos Dorados Argentina S.A., the Brazilian Master Franchisee, Arcos Dourados Restaurantes Ltda., Arcos SerCal Inmobiliaria, S. de R.L. de C.V., Restaurantes ADMX, S. de R.L. de C.V., Arcos Dorados Puerto Rico, LLC, Golden Arch Development, LLC and Arcos Dorados Restaurantes de Chile, SpA and each Additional Guarantor.
“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i)

to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part); or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guaranty” means the guarantee by the Guarantors pursuant to Article 8.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hedging Obligations” means the obligations of any Person pursuant to (i) any interest rate protection agreement, including, without limitation, interest rate swaps, caps, floors, collars, derivative instruments and similar agreements and/or other types of hedging agreements designed to hedge interest rate risk of such Person, (ii) any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party designed to hedge foreign currency risk of such Person, or (iii) any commodity swap agreement, commodity cap agreement, commodity collar agreement, commodity or raw material futures contract or any other agreement as to which such Person is a party designed to manage commodity risk of such Person.
“Illegality Notice” has the meaning specified in Section 2.19.
“Indebtedness” means, for any Person (without duplication):
(a)    the principal amount (or, if less, the accreted value) of all obligations of such Person for borrowed money;
(b)    the principal amount of obligations of such Person evidenced by bonds, debentures, notes or similar instruments (other than rental obligations under operating leases, whether or not evidenced by notes);
(c)    obligations of such Person issued or assumed as the deferred purchase price of Property or services and obligations under any title retention agreement (excluding trade accounts payable in the ordinary course of business);

(d)    reimbursement obligations in respect of letters of credit, banker’s acceptances or similar credit transactions (except to the extent incurred in the ordinary course of business and such obligation is satisfied within twenty (20) Business Days of incurrence);
(e)    indebtedness (excluding prepaid interest thereon) secured by any Lien on any Property of such Person, whether or not such liabilities have been assumed by such Person (the amount of such Indebtedness being deemed to be the lesser of the Fair Market Value of such Property and the amount of the indebtedness so secured);
(f)    Capital Lease Obligations;
(g)    net obligations under Hedging Obligations of such Person (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time);
(h)    all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any; provided that
(A)    if the Disqualified Capital Stock does not have a fixed repurchase price, such maximum fixed repurchase price will be calculated in accordance with the terms of the Disqualified Capital Stock as if the Disqualified Capital Stock were purchased on any date on which Indebtedness will be required to be determined hereunder;
(B)    if the maximum fixed repurchase price is based upon, or measured by, the fair market value of the Disqualified Capital Stock, the fair market value will be the Fair Market Value thereof;
(j)    the amount of all Permitted Receivables Financings of such Person; and
(k)    Contingent Obligations relating to any of the foregoing Indebtedness.
The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingency obligations at such date.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” has the meaning assigned to such term in Section 10.07.
“Information” has the meaning assigned to such term in Section 10.16
“Interest Payment Date” means:

(a)    for any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date;
(b)    for any Term SOFR Loan, the last day of each Interest Period therefor, and, in the case any Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at three month intervals after the first day of such Interest Period, and the Maturity Date; and
(c)    for any Daily Simple SOFR Loan, the last Business Day of each month and the Maturity Date.
“Interest Period” means, with respect to any Borrowing, the period commencing on the date of such Borrowing or on the date of the conversion or continuation of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to availability thereof), as specified by the Borrowers in the applicable Borrowing Notice; provided that:
(i)    if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(ii)    any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period;
(iii)    no Interest Period shall extend beyond the Maturity Date; and
(iv)    no tenor that has been removed from this definition pursuant to Section 2.20(d) shall be available for specification in such Borrowing Notice.
For purposes hereof, the date of a Loan or Borrowing initially shall be the date on which such Loan or Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan or Borrowing.
“Investment” means, with respect to any Person, any: (1) direct or indirect loan, advance or other extension of credit (including, without limitation, a Contingent Obligation) to any other Person (other than advances or extensions of credit to customers in the ordinary course of business); (2) capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to any other Person; or (3) any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person.
“Itau Letter of Credit Agreement” means the Continuing Standby Letter of Credit Agreement, dated as of June 14, 2024, as amended, between the Dutch Borrower and Itaú Unibanco S.A. Miami Branch, as issuing bank.
“JPM Letter of Credit Agreement” means the Letter of Credit Reimbursement Agreement, dated as of November 3, 2015, as amended, between the Dutch Borrower and JPMorgan Chase Bank N.A., as issuing bank.

“L/C Documents” means the Letters of Credit, the Letter of Credit Agreements, the L/C Security Documents and each other agreement, instrument or document delivered in connection with the foregoing, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“L/C Security Documents” means the Security Agreement dated as of May 9, 2011 made by the Subsidiaries of the Parent Borrower party thereto and the Pledge Agreement dated as of May 9, 2011 made by the Subsidiaries of the Parent Borrower party thereto, in each case to secure the obligations under the Itau Letter of Credit Agreement; and the Guaranty dated as of November 3, 2015 made by the Subsidiaries of the Parent Borrower party thereto to secure the obligations under the JPM Letter of Credit Agreement.
“Lead Arranger” means JPMorgan Chase Bank, N.A., acting in its capacity as exclusive lead arranger and bookrunner for the credit facility established hereby, directly or indirectly through its Affiliate, J.P. Morgan Securities LLC.
“Lenders” means the Persons listed on Schedule 2.01 hereto and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or otherwise, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise.
“Lending Office” means, with respect to any Lender, such office or offices as such Lender may from time to time notify the Borrower and the Administrative Agent and maintaining such Lender’s Loans, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.
“Letters of Credit” means (i) the irrevocable standby letter of credit issued on June 25, 2024, for the account of the Parent Borrower and the subsidiary guarantors identified thereto, for the benefit of McDonald’s Latin America, pursuant to the Itau Letter of Credit Agreement, (ii) the irrevocable standby letter of credit issued on November 3, 2015, for the account of the Parent Borrower and the subsidiary guarantors identified thereto, for the benefit of McDonald’s Latin America, pursuant to the JPM Letter of Credit Agreement; and (iii) the irrevocable standby letter of credit issued on October 25, 2024, for the account of the Dutch Borrower and the subsidiary guarantors identified thereto, for the benefit of McDonald’s Latin America, pursuant to the BBVA Letter of Credit Agreement.
“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing); provided that in no event shall an operating lease be deemed to constitute a Lien.
“Loan” has the meaning assigned to such term in Section 2.01.

“Loan Documents” means, collectively, this Agreement, the Fee Letters, each Brazilian Guarantee Agreement, each Subsidiary Joinder Agreement (if any), all documents required to be evidenced or delivered under Section 4.01(j), and any other document entered into in connection herewith after the Closing Date and that is designated by the Borrowers and the Administrative Agent as a “Loan Document”.
“Loan Parties” means the Borrowers and the Guarantors.
“Margin Stock” means margin stock within the meaning of Regulations T, U and X, as applicable.
“Master Franchise Agreements” means the Third Amended and Restated Master Franchise Agreement, dated as of April 28, 2025, among McDonald’s Latin America, the Parent Borrower, the Dutch Borrower and the other parties thereto, and the Third Amended and Restated Master Franchise Agreement, dated as of December 30, 2024, among McDonald’s Latin America and Arcos Dourados Comércio de Alimentos S.A., as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Master Franchisee” means the Dutch Borrower, or any successor to its rights and obligations under the Second Amended and Restated Master Franchise Agreement, dated as of December 30, 2024, among McDonald’s Latin America, the Parent Borrower, the Dutch Borrower and the other parties thereto, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Material Adverse Effect” means a material adverse effect on (a) the business, properties, operations or financial condition of the Borrowers and their respective Subsidiaries, taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to pay or perform their respective obligations, liabilities and indebtedness under the Loan Documents as such payment or performance becomes due in accordance with the terms thereof, and/or (c) the rights and remedies of the Lender under any Loan Document or the validity, legality, binding effect or enforceability thereof.
“Material Subsidiary” means, at any time, any Guarantor and any other Subsidiary of any Borrower that (a) represents 10% or more of Consolidated EBITDA of such Borrower for the four fiscal quarters most recently ended at the time of determination, or (b) holds assets representing 10% or more of Consolidated Total Assets of such Borrower.
“Maturity Date” means, with respect to any Lender, the later of (a) September 30, 2029 and (b) if the maturity date is extended for such Lender pursuant to Section 2.17, such extended maturity date as determined pursuant to such Section; provided, however, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
“McDonald’s” means McDonald’s Corporation and its Subsidiaries.
“McDonald’s Foreign Pledge Agreements” means, collectively, the pledge agreements listed on Schedule 6.01(A) to this Agreement.
“McDonald’s Latin America” means McDonald’s Latin America, LLC, a limited liability company organized under the laws of the State of Delaware.

“McDonald’s Mortgages” means any mortgages granted in favor of McDonald’s Latin America on Secured Restricted Real Estate, in each case securing obligations owing to McDonald’s Latin America under the Second Amended and Restated Master Franchise Agreement, dated as of December 30, 2024, among McDonald’s Latin America, the Parent Borrower, the Dutch Borrower and the other parties thereto, as the same may be amended, restated, supplemented or otherwise modified from time to time, in an aggregate amount not to exceed the undrawn portion of the Letter of Credit (as such term is defined in the Master Franchise Agreements) on the date of termination thereof.
“McDonald’s Security Documents” means the McDonald’s U.S. Stock Pledge Agreement, dated as of August 3, 2007, made by the Parent Borrower and the other parties thereto in favor of McDonald’s Latin America, and the McDonald’s Foreign Pledge Agreements and any other agreement, instrument or document under which any Lien is granted to secure obligations under the Franchise Documents, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Mexican Guarantor” means each Guarantor organized under the laws of the United Mexican States.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA in respect of which a Borrower or any ERISA Affiliate has liability, including contingent liability.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all or all affected Lenders in accordance with the terms of Section 10.03 and (b) has been approved by the Required Lenders.
“Non-extending Lender” has the meaning assigned to such term in Section 2.17(a).
“Non-Guarantor Subsidiary” means, as of any time of determination, each Subsidiary of any of the Borrowers that is not a Guarantor at such time.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Loan Parties arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Borrower, any Guarantor or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed or allowable claims in such proceeding.
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or any other similar Taxes, charges or levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, registration or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.14).
“Parent Borrower” has the meaning specified in the introductory paragraph hereof.

“Participant” has the meaning assigned to such term in Section 10.05(c).
“Participant Register” has the meaning assigned to such term in Section 10.05(c).
“Patriot Act” has the meaning assigned to such term in Section 10.14.
“Payment” has the meaning assigned to it in Section 9.11(a).
“Payment Notice” has the meaning assigned to it in Section 9.11(b).
“Permitted Holders” means (a) Woods W. Staton and any Permitted Holders’ Related Party of Mr. Staton and (b) any Person both the Capital Stock and the Voting Stock of which (or in the case of a trust, the beneficial interests in which) are owned directly or indirectly 51% or more by Persons specified in clause (a).
“Permitted Holders’ Related Party” means, with respect to any Person, (1) any Subsidiary, spouse, descendant or other immediate family member (which includes any child, stepchild, parent, stepparent, sibling, mother- in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law) (in the case of an individual), of such Person, (2) any estate, trust, corporation, partnership or other entity, the beneficiaries and stockholders, partners or owners of which consist solely of one or more Permitted Holders referred to in clause (1) of the definition thereof and /or such other Persons referred to in the immediately preceding clause (1), or (3) any executor, administrator, trustee, manager, director or other similar fiduciary of any Person referred to in the immediately preceding clause (2), acting solely in such capacity.
“Permitted Receivables Financing” means any receivables financing facility or arrangement pursuant to which a Securitization Subsidiary purchases or otherwise acquires accounts receivable of any Borrower or any of its Subsidiaries and enters into a third party financing thereof on terms that the Board of Directors of such Borrower or such Subsidiary has concluded are customary and market terms fair to such Person.
“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.
“Person” means an individual, partnership, corporation, business trust, joint stock company, limited liability company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which a Borrower or any ERISA Affiliate has liability, including contingent liability.
“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.
“Preferred Stock” means, with respect to any Person, any Capital Stock of such Person that has preferential rights over any other Capital Stock of such Person with respect to dividends, distributions or redemptions or upon liquidation.
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent (acting at the direction of the Required Lenders)) or any similar release by the Board (as determined by the Administrative Agent (acting at the direction of the Required Lenders)). Any change in the Prime Rate shall take effect at the opening of business on the day such change is publicly announced or quoted as being effective.
“Process Agent” has the meaning assigned to such term in Section 10.12.
“Property” shall mean any right or interest in or to property, assets, rights or revenues of any kind whatsoever, whether real, personal or mixed, whether existing or future and whether tangible or intangible, including intellectual property.
“Register” has the meaning assigned to such term in Section 10.05(b).
“Regulation U” means Regulation U (12 C.F.R. Part 221) of the Board, as the same may be modified and supplemented and in effect from time to time.
“Regulation X” means Regulation X (12 C.F.R. Part 224) of the Board, as the same may be modified and supplemented and in effect from time to time.
“Related Party” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Relevant Governmental Body” means the Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board or the Federal Reserve Bank of New York, or any successor thereto.
“Replacement Lender” has the meaning assigned to such term in Section 2.17(d).
“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Response Date” has the meaning assigned to such term in Section 2.17(a).
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions.
“Sanctioned Person” means, at any time, any individuals or entities that are (a) listed in any Sanctions-related list of designated individuals or entities maintained by any Sanctions Authority, (b) operating, organized or resident in a Sanctioned Country, (c) the Government of Venezuela, or (d) owned or controlled by one or more of any such individuals or entities as described in the foregoing clauses (a), (b) and (c), or (e) otherwise the subject of any Sanctions.

“Sanctions” means all economic or financial sanctions, trade embargoes or similar restrictive measures imposed, administered or enforced from time to time by the U.S. government, or the United Nations Security Council, the European Union, any European Union member state, or His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority (collectively, “Sanctions Authorities”).
“Secured Restricted Real Estate” means the real estate listed on Schedule 6.01(B) to this Agreement.
“Securitization Subsidiary” means (a) a Subsidiary that is designated a “Securitization Subsidiary” by the Board of Directors of any Borrower, (b) that does not engage in, and whose charter prohibits it from engaging in, any activities other than Permitted Receivables Financings and any activity necessary, incidental or related thereto, (c) no portion of the Indebtedness or any other obligation, contingent or otherwise, of which is guaranteed by any Borrower or any Material Subsidiary, is recourse to or obligates any Borrower or any Material Subsidiary of any Borrower in any way, subjects any property or asset of any Borrower or any Material Subsidiary of any Borrower, directly or indirectly, contingently or otherwise, to the satisfaction thereof and (d) with respect to which neither any Borrower nor any Material Subsidiary has any obligation to maintain or preserve its financial condition or cause it to achieve certain levels of operating results other than, in respect of clauses (c) and (d), pursuant to customary representations, warranties, covenants and indemnities entered into in connection with a Permitted Receivables Financing.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Loan” has the meaning assigned to such term in Section 2.06(a).
“Solvent” means, as to any Person as of any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts, including contingent debts, as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities, including contingent debts and liabilities, beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock of each class or other interests having ordinary voting power (other than stock or other interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are, at the time owned, or the management of which is otherwise controlled by, such Person or by one or more Subsidiaries of such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of each Borrower, as applicable.
“Subsidiary Joinder Agreement” means each agreement executed by an Additional Guarantor in the form of Exhibit D.
“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or other basis and any and all liabilities (including interest, fines, penalties or additions to tax) with respect to the foregoing.
“Term SOFR” means,
(a)    for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and
(b)    for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day;
provided further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the

Administrative Agent (acting at the direction of the Required Lenders in their reasonable discretion)).
“Term SOFR Loan” has the meaning assigned to such term in Section 2.06(a).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Territory” means, with respect to any Guarantor and any Subsidiary of any Guarantor, the country in which such Guarantor or such Subsidiary is organized and has its primary operations.
“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and the aggregate principal amount of the outstanding Loans of such Lender at such time.
“Type” means, with respect to any Loan, whether such Loan is a Term SOFR Loan or a Daily Simple SOFR Loan.
“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“United States” or “U.S.” means the United States of America.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“Utilization Fee” has the meaning assigned to such term in Section 2.07(b).
“Venezuelan Subsidiary” means any direct or indirect Subsidiary of the Parent Borrower that generates more than 50% of its revenues or holds more than 50% of its total assets in Venezuela.
“Voting Stock” means Capital Stock in any Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or individuals performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.02.    Rules of Construction.
(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and Properties, including cash, securities, accounts and contract rights.
(b)    In this Agreement and each other Loan Document, unless the context clearly requires otherwise (or such other Loan Document clearly provides otherwise), (i) “amend” shall mean “amend, restate, amend and restate, supplement or modify;” and “amended,” “amending” and “amendment” shall have meanings correlative to the foregoing; (ii) in the computation of periods of time from a specified date to a later specified date, “from” shall mean “from and including,” “to” and “until” shall mean “to but excluding,” and “through” shall mean “to and including;” (iii) “hereof,” “herein” and “hereunder” (and similar terms) in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document; and (iv) references to “the date hereof” shall mean the date first set forth above.

(c)    In this Agreement unless the context clearly requires otherwise, any reference to (i) an Exhibit or Schedule is to an Exhibit or Schedule, as the case may be, attached to this Agreement and constituting a part hereof, and (ii) a Section or other subsection is to a Section or such other subsection of this Agreement.
(d)    Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP; provided that, if the Borrowers notify the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
(e)    For purposes of Section 5.05(a) and Section 6.06, the definitions of Consolidated Net Indebtedness, Consolidated EBITDA and Consolidated Net Indebtedness to EBITDA Ratio will be calculated after giving effect on a pro forma basis in good faith for the period of such calculation for the following:
(i)    the incurrence, repayment or redemption of any Indebtedness (including acquired Indebtedness) of such Person or any of its Subsidiaries, and the application of the proceeds thereof, including the incurrence of any Indebtedness (including acquired Indebtedness), and the application of the proceeds thereof, giving rise to the need to make such determination, occurring during such four-quarter period or at any time subsequent to the last day of such four-quarter period and prior to or on such date of determination, to the extent, in the case of an incurrence, such Indebtedness is outstanding on the date of determination, as if such incurrence, and the application of the proceeds thereof, repayment or redemption occurred on the first day of such four-quarter period; and
(ii)    any asset sale transaction or asset acquisition by such Person or any of its Subsidiaries, including any asset sale or asset acquisition giving rise to the need to make such determination, occurring during the four-quarter period or at any time subsequent to the last day of the four-quarter period and prior to or on such date of determination, as if such asset sale transaction or asset acquisition occurred on the first day of the four-quarter period.
For purposes of making such pro forma computation, the amount of Indebtedness under any revolving credit facility will be computed based on:
(A)    the average daily balance of such Indebtedness during such four-quarter period; or
(B)    if such facility was created after the end of such four-quarter period, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation, in each case giving pro forma effect to any borrowings related to any transaction referred to in clause (ii) of this Section 1.02(e).

Section 1.03.    Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to ABR, the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, ABR, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of ABR, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain ABR, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
Section 1.04.    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its equity interests at such time.
Section 1.05.    Dutch Terms. Without prejudice to the generality of any provision of this Agreement, in this Agreement where it relates to a Dutch person or entity, a reference to:
(a)    “The Netherlands” means the European part of the Kingdom of the Netherlands and “Dutch” means in or of the Netherlands;
(b)    a “works council” means each works council (ondernemingsraad) or central or group works council (centrale of groeps ondernemingsraad) having jurisdiction over such Person;
(c)    a “necessary action” includes any action required to comply with the Works Councils Act of the Netherlands (Wet op de ondernemingsraden), followed by a positive or neutral advice (advies) from the works council of that person which, if conditional, contains conditions which can reasonably be complied with and would not cause and are not reasonably likely to cause a breach of any term of any Loan Document;
(d)    “constitutional documents” means the articles of association (statuten) and deed of incorporation (akte van oprichting) and an up-to-date extract of registration of the Trade Register of the Dutch Chamber of Commerce;

(e)    an “administrator” includes a bewindvoerder, a herstructureringsdeskundige or an observator;
(f)    a “receiver” does not include a curator or bewindvoerder;
(g)    an “attachment” includes a beslag;
(h)    a “moratorium” includes surseance van betaling and granted a moratorium includes surseance verleend;
(i)    “insolvency” includes a bankruptcy and moratorium;
(j)    a “liquidator” includes a curator or a beoogd curator;
(k)    an “administration” or “dissolution” includes declared bankrupt (failliet verklaard) or dissolved (ontbonden);
(l)    “reorganization” includes statutory proceedings for the restructuring of debt (akkoordprocedure) under the Dutch Bankruptcy Act (Faillissementswet);
(m)    any “procedure” taken in connection with Debtor Relief Laws or (other) insolvency proceedings includes a Dutch entity having filed notice under section 36 of The Netherlands Tax Collection Act 1990 (Invorderingswet 1990) or section 60 of the Social Insurance Financing Act of The Netherlands (Wet Financiering Sociale Verzekeringen) in conjunction with section 36 of the Tax Collection Act of The Netherlands (Invorderingswet 1990); and
(n)    a “security” or “security interest” includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (recht van retentie), right to reclaim goods (recht van reclame), and, in general, any right in rem (beperkt recht) created for the purpose of granting security (goederenrechtelijk zekerheidsrecht) governed by Dutch law.
ARTICLE 2
Loans
Section 2.01.    Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make revolving loans (each such loan, a “Loan”) to the Borrowers from time to time, on any Business Day during the Availability Period, subject to Section 2.02, in an aggregate amount that will not result (after giving effect to any application of proceeds of such Borrowing pursuant to Section 2.05) in such Lender’s Total Credit Exposure exceeding such Lender’s Commitment. Within the limits of the Commitments, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, repay and reborrow under this Section 2.01. Loans may be Term SOFR Loans or Daily Simple SOFR Loans, as further provided herein.
Section 2.02.    Borrowings, Conversions and Continuations of Loans.
(a)    Each Borrowing, each conversion of Loans from one Type to another and each continuation of Term SOFR Loans shall be made upon the applicable Borrower’s irrevocable notice to the Administrative Agent in the form of a Borrowing

Notice. Each Borrowing of, conversion to or continuation of Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof.
(b)    Each Borrowing Notice must be received by the Administrative Agent not later than 11:00 a.m. New York City time:
(i)    in the case of a Term SOFR Loan, two (2) U.S. Government Securities Business Days prior to the requested date of any Borrowing or any continuation (which continuation may provide for the same or a different tenor from the then current Interest Period); and
(ii)    in the case of a Daily Simple SOFR Loan, one (1) U.S. Government Securities Business Day prior to the requested date of any Borrowing or conversion to Daily Simple SOFR Loans.
(c)    If the applicable Borrower requests a Term SOFR Loan pursuant to Section 2.02(b)(i) but does not specify an Interest Period, then such Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d)    If the applicable Borrower fails to deliver a timely Borrowing Notice pursuant to Section 2.02(b)(i) above with respect to any continuation of any Term SOFR Loan prior to the end of the Interest Period applicable thereto, then the applicable Borrower shall be deemed to have selected an Interest Period of the same duration as the then current Interest Period for the next Interest Period.
(e)    Following receipt of a Borrowing Notice, the Administrative Agent shall promptly notify each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing and if no timely notice of a continuation of any Term SOFR Loan is provided by the applicable Borrower, the Administrative Agent shall notify each Lender of the details of any continuation of any Term SOFR Loan described in Section 2.02(c).
(f)    Upon satisfaction of the applicable conditions set forth in Section 4.02, each Lender shall make each Loan to be made by it hereunder on the proposed date thereof solely by wire transfer of immediately available funds, by 12:00 p.m., New York City time, to the Administrative Agent’s office. The Administrative Agent will make such Loans available to the applicable Borrower by transferring the funds so received by the Administrative Agent to an account of the applicable Borrower designated by such Borrower in the corresponding Borrowing Notice.
Section 2.03.    Termination and Reduction of Commitments.
(a)    Unless previously terminated, the Commitments shall automatically terminate at 5:00 p.m. (New York City time) on the Commitment Termination Date.
(b)    The Borrowers may from time to time terminate the unused portion of the Commitments or from time to time reduce the unused Commitments, provided that each reduction of the Commitments shall be in an amount that is an integral multiple of U.S.$1,000,000 and not less than $100,000. The Borrowers shall notify the Administrative Agent of any election to terminate or reduce the Commitments under this Section 2.03(b) at least two (2) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrowers pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrowers may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.
Section 2.04.    Repayment of the Loans.
(a)    Each Borrower hereby unconditionally, jointly and severally, promises to pay to the to the Administrative Agent for the account of each Lender on the Maturity Date the then aggregate principal amount of all Loans outstanding on such date.
(b)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder and the Interest Period applicable thereto, (ii) the amount of any principal and interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(c)    The entries made in the accounts maintained pursuant to paragraph (b) of this Section 2.04 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.
Section 2.05.    Optional Prepayment; Mandatory Prepayment.
(a)    The Borrowers shall have the right to prepay, without premium or penalty, all or any portion of the Loans by giving the Administrative Agent irrevocable notice by 11:00 a.m. New York City time, in the case of (i) a Term SOFR Loan, at least two (2) U.S. Government Securities Business Days prior to, and (ii) a Daily Simple SOFR Loan, at least two (2) U.S. Government Securities Business Days prior to, the prepayment of such Loan.
(b)    If on any Business Day for any reason the total outstanding principal amount of the Loans at any time exceeds the Aggregate Commitment Amount then in effect, the Borrowers shall immediately prepay Loans in an aggregate amount equal to such excess.
(c)    Each payment pursuant to this Section 2.05 shall be accompanied by accrued interest to such date on the amount prepaid and any additional amounts required to be paid pursuant to Section 2.15.

Section 2.06.    Interest Rates and Interest Payment Dates.
(a)    Except as otherwise provided in clause (b) below or Sections 2.09 and 2.19, each Loan shall bear interest, as selected by the Borrowers at the time of the Borrowing Notice, at (i) the Term SOFR plus the Applicable Margin (such loan, a “Term SOFR Loan”) or (ii) the Daily Simple SOFR plus the Applicable Margin (such loan, a “Daily Simple SOFR Loan,” together with Term SOFR Loans, collectively, “SOFR Loans”). Term SOFR Loans shall be available for Interest Periods of one (1), three (3), or six (6) months; provided that no Interest Period may extend beyond the Maturity Date, the date on which all Loans shall finally mature. Interest shall be payable on the relevant Interest Payment Date.
(b)    During the continuance of any Event of Default, (i) all principal of any Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the rate that is 2.00% in excess of the interest rate then applicable to the Loan and (ii) to the extent permitted by Applicable Law, any overdue interest or other amounts owing hereunder shall bear interest, payable on demand, for each day until paid at a rate per annum equal to 2.00% plus the ABR. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)    Interest shall be calculated on the basis of a year of 365 days (or 366 days in the case of a leap year) (in the case of Base Rate Loans when based upon the Prime Rate) and 360 days in all other cases and, in each case for the actual days elapsed (including the first day but excluding the last day).
(d)    Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error. The Administrative Agent shall, at the request of the Borrowers or the Lenders, deliver to the Borrowers a statement showing the quotations used by the Administrative Agent in determining the Term SOFR or the ABR, as applicable.
(e)    In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrowers and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.
Section 2.07.    Fees.
(a)    The Borrowers agree to pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage on the last day of each March, June, September and December, commencing with September, 2025, and on the last day of the Availability Period, a commitment fee (the “Commitment Fee”), at a rate of 25.00% of the Applicable Margin per annum on the average daily amount of the unutilized portion of the Commitments during the fiscal quarter of the Parent Borrower ended on such day. The phrase “unutilized portion of the Commitments” as used in the preceding sentence means, as of any day, the positive difference between (a) the aggregate amount of the Commitments, and (b) the outstanding principal amount of the Loans. The Commitment Fee due to the Lenders shall commence to accrue on the Closing Date, shall be payable in arrears and shall cease to accrue on the date on which the Commitments shall be terminated or terminates as provided herein.
(b)    The Borrowers agree to pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a utilization fee (the “Utilization Fee”) on the aggregate outstanding principal amount of all Loans of such Lender, for each day that the aggregate outstanding principal amount of the Loans is equal to or exceeds the “utilization rate” determined by reference to the Aggregate Commitment Amount on such day as set forth below, at a rate per annum equal to the applicable percentages per annum determined by reference to the “utilization rate” on such day as set forth below. The Utilization Fee due to the Lenders shall commence to accrue on the Closing Date and shall be payable in arrears on each applicable Interest Payment Date and on the same basis as such interest.

Utilization Rate	Utilization Fee
equal to or less than 33%	0.00%
greater than 33%, and equal to or less than 66%	0.15%
greater than 66%	0.30%

(c)    The Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agent.
(d)    The fees payable under this Section 2.07 shall be computed on the basis of the actual number of days elapsed in a year of 360 days. All fees payable hereunder shall be paid on the dates due, in Dollars in immediately available funds, to the Administrative Agent for distribution, in the case of Commitment Fees and Utilization Fees, to the Lenders. Fees paid shall not be refundable under any circumstances. Each determination by the Administrative Agent of a fee hereunder shall be conclusive absent manifest error.
Section 2.08.    Selection of Lending Office. Subject to Section 2.14(a), each Lender may make any Loan to the Borrowers through any Lending Office, provided that the exercise of this option shall not affect the obligations of the Borrowers to repay the Loans in accordance with the terms of this Agreement or otherwise alter the rights of the parties hereto.
Section 2.09.    Inability to Determine Rates. Subject to Section 2.20, if, on or prior to the first day of any Interest Period for any SOFR Loan:
(a)    the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” or “Daily Simple SOFR” cannot be determined pursuant to the definition thereof, or
(b)    the Required Lenders determine that for any reason in connection with (i) any request for a SOFR Loan, or (ii) a conversion thereto or a continuation thereof, that Term SOFR or Daily Simple SOFR, as applicable, for any requested Interest

Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent will promptly so notify the Borrowers and each Lender.
Upon notice thereof by the Administrative Agent to the Borrowers, any obligation of the Lenders to make the affected SOFR Loans, and any right of the Borrowers to continue the affected SOFR Loans or to convert Base Rate Loans to the affected SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Administrative Agent (with respect to clause (b), acting at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrowers may revoke any pending request for a borrowing of, conversion to or continuation of the affected SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrowers will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans in the amount specified therein; (ii) any outstanding affected Term SOFR Loans will be deemed to have been converted into (x) Daily Simple SOFR Loans (so long as the Daily Simple SOFR is not also the subject of Section 2.09(a) or (b) above) or (y) Base Rate Loans (if the Daily Simple SOFR also is the subject of Section 2.09(a) or (b) above); and (iii) any outstanding affected Daily Simple SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period.
Upon any such conversion, the Borrowers shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.13. Subject to Section 2.20, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” or “Daily Simple SOFR”, as applicable, cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “ABR” until the Administrative Agent revokes such determination.
Section 2.10.    Payments Generally; Pro Rata Treatment; Sharing of Setoffs(a).
(a)    Except as otherwise expressly provided herein, all payments or prepayment by the Borrowers required to be made hereunder shall be made no later than 2:00 p.m., New York City time, on the date specified herein or the date fixed for any prepayment hereunder, in immediately available funds, without setoff, recoupment or counterclaim. Any amounts received after such time on any date shall be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment to be made by the Borrowers hereunder shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, except that if such payment is due on the Maturity Date and such date is not a Business Day, payment shall be made on the next preceding Business Day, and such extension or reduction of time shall be reflected on computing interest or fees, as the case may be. All payments hereunder shall be made in Dollars.
(b)    At any time that payments are not required to be applied in the manner required by Section 7.02, if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the Lenders entitled thereto in accordance with the amounts of principal then due to such Lenders.
(c)    If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrowers consent to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.
Section 2.11.    Borrowers.
(a)    Each of the Borrowers shall be deemed to have accepted joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Administrative Agent and the Lenders under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrower to accept joint and several liability for the Obligations. Each of the Borrowers, jointly and severally, hereby irrevocably and unconditionally shall be deemed to have accepted, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrower, with respect to the payment and performance of all of the Obligations. The provisions of this Section 2.11 are made for the benefit of the Administrative Agent, the Lenders and their successors and assigns, and may be enforced by them from time to time against any or all of the Borrowers as often as occasion therefor may arise and without requirement on the part of the Administrative Agent, the Lenders or such successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any other Borrower or to exhaust any remedies available to it or them against any other Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.11 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied.

(b)    The Dutch Borrower hereby irrevocably appoints and authorizes the Parent Borrower to (i) making any requests required or permitted under this Agreement or any other Loan Document, (i) to provide to the Administrative Agent and the Lenders and receive from the Administrative Agent and the Lenders all notices with respect to Loans obtained for the benefit of any Borrower and all other notices, documents, reports, instructions and written materials under this Agreement and (ii) to take such action as the Parent Borrower deems appropriate on its behalf to obtain Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement (iv) all other purposes incidental to any of the foregoing. The Parent Borrower agrees to copy the Dutch Borrower on any such documents or communications referred to in clause (i) above. The Dutch Borrower agrees that any action taken by the Parent Borrower as the agent, attorney-in-fact and representative of the Borrowers shall be binding upon the Dutch Borrower to the same extent as if directly taken by each one of them.
(c)    It is understood that the handling of the accounts and other records of the Lenders and the Administrative Agent reflecting the outstanding amount of the Loans and other Obligations in a combined fashion is done solely in order to utilize the collective borrowing powers of the Borrowers in the most efficient and economical manner and at the Borrowers’ request, and that neither the Administrative Agent nor the Lenders shall incur liability to the Borrowers as a result hereof.
Section 2.12.    Taxes.
(a)    Any and all payments by or on account of any obligation of any Borrower or any Guarantor hereunder or under any other Loan Document shall, to the extent permitted by Applicable Law, be made free and clear of and without deduction or withholding for any Taxes. If, however, Applicable Law requires any Borrower or any Guarantor to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Applicable Law as determined by such Borrower or such Guarantor.
(b)    If any Borrower or any Guarantor shall be required by Applicable Law to withhold or deduct any Taxes from any payment, then (i) such Borrower or such Guarantor shall withhold or make such deductions as are determined by such Borrower or such Guarantor to be required, (ii) such Borrower or such Guarantor shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with Applicable Law, and (iii) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by such Borrower or such Guarantor shall be increased by such additional amounts as necessary so that after any such required withholding or the making of all such required deductions (including withholding or deductions applicable to additional sums payable under this Section 2.12) the Administrative Agent and each Lender receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(c)    Without limiting the provisions of clause (a) above, each Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(d)    Without limiting the provisions of clause (a), (b) or (c) above, the Borrowers shall, and do hereby indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof, within ten days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributed to amounts payable under this Section 2.12) withheld or deducted by any Borrower or any Guarantor or paid by the Administrative Agent and each Lender, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to the Borrowers by the Administrative Agent and each Lender shall be conclusive absent manifest error.
(e)    Within thirty (30) calendar days, upon request by the Administrative Agent, after any payment of Taxes by any Borrower to a Governmental Authority as provided in this Section 2.12, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment or any other evidence available that is reasonably satisfactory to the Administrative Agent.
(f)    If any Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, it shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation or information reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to any withholding Taxes (including backup withholding or the Dutch Withholding Tax Act 2021 (Wet bronbelasting 2021)) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.
(g)    If any Lender or the Administrative Agent determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.12 (including the payment of additional amounts pursuant to this Section 2.12), it shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.12 with respect to the Taxes giving rise to such refund), net of all out- of-pocket expenses (including Taxes) of such Lender and without interest (other than any interest paid by the relevant taxation authority with respect to such refund). Upon the request of any Lender or the Administrative Agent, the Borrowers shall repay to such Lender the amount paid over pursuant to this Section 2.12(g) (plus any penalties, interest or other charges imposed by the relevant taxation authority) in the event that such Lender or the Administrative Agent is required to repay such refund to such taxation authority. Notwithstanding anything to the contrary in this Section 2.12(g), in no event will any Lender or the Administrative Agent be required to pay any amount to the Borrowers pursuant to this Section 2.12(g) the payment of which would place such Lender or the Administrative Agent in a less favorable net after-Tax position than such Lender or the Administrative Agent would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph (g) shall not be construed to require any Lender or the Administrative Agent to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrowers.
Section 2.13.    Increased Costs.
(a)    In the event that any Change in Law or compliance by the Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority occurring after the date hereof:
(i)    does or shall impose, modify or hold applicable any reserve, special deposit or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, any office of any Lender which are not otherwise included in the determination of any applicable interest rate hereunder; or
(ii)    does or shall impose on any Lender any other condition affecting this Agreement or the Loans;
and the result of any of the foregoing is to increase the cost to such Lender or its Lending Office or the Administrative Agent of making, continuing, converting or maintaining advances or extensions of credit or to reduce any amount received or receivable hereunder by such Lender or the Administrative Agent, as the case may be, whether of principal, interest or otherwise (other than an increase in cost or reduction in amount attributable to Taxes, as to which Section 2.12 shall govern), in each case, in respect of the Loans, then, in any such case, the Borrowers shall pay the such Lender or the Administrative Agent, as the case may be, within 30 days from demand, such additional amount or amounts as will compensate such Person for such additional cost incurred or reduction suffered.
(b)    If any Lender reasonably determines in good faith that any Change in Law regarding capital liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments or the Loans to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)    A certificate of a Lender setting forth in reasonable detail the basis for the calculation of the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in clauses (a) or (b) of this Section

2.13 and delivered to the Borrowers shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided, however, that the Borrowers shall not be required to compensate a Lender pursuant to this Section 2.13 for any increased costs or reductions incurred more than 180 days before it notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of its intention to claim compensation therefore. However, if the Change in Law giving rise to such increased cost or reduction is retroactive, then the 180-day period referred to above will be extended to include the period of retroactive effect thereof.
Section 2.14.    Mitigation Obligations; Replacement of Lenders.
(a)    If any Lender requests compensation under Section 2.13, or requires any Loan Party to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12, then such Lender shall (at the request of such Loan Party) use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or Section 2.13, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    If any Lender requests compensation under Section 2.13, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12 and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with clause (a) of this Section, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.05), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.12, Section 2.13 or Section 2.15) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(i)    the Borrowers shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.05;
(ii)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.15) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(iii)    in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.12, such assignment will result in a reduction in such compensation or payments thereafter;
(iv)    such assignment does not conflict with Applicable Law; and
(v)    in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
Section 2.15.    Breakage Costs. The Borrowers agree to reimburse each Lender for any Breakage Costs. The Borrowers shall pay each Lender the amount shown as due on any certificate delivered by such Lender to the Borrowers setting forth in reasonable detail Breakage Costs incurred within 30 days after receipt thereof.
Section 2.16.    Survival. The provisions of Sections 2.11, 2.12, 2.13 2.15, 2.19, 10.06, 10.07, and Article IX shall survive termination of the Commitments and the repayment of all Obligations hereunder and the termination of this Agreement.
Section 2.17.    Extension of Maturity Date.
(a)    The Borrowers may, by delivering an Extension Request to the Administrative Agent (who shall promptly deliver a copy to each of the Lenders), not less than sixty (60) days in advance of the Maturity Date in effect at such time (the “Existing Maturity Date”), request that the Lenders extend the Existing Maturity Date to the first anniversary of such Existing Maturity Date. Each Lender, acting in its sole discretion, shall, by written notice to the Administrative Agent given not later than the date that is the twentieth (20th) day after the date of the Extension Request, or if such date is not a Business Day, the immediately following Business Day (the “Response Date”), advise the Administrative Agent in writing whether or not such Lender agrees to the requested extension. Each Lender that advises the Administrative Agent that it will not extend the Existing Maturity Date is referred to herein as a “Non-extending Lender”; provided that any Lender that does not advise the Administrative Agent of its consent to such requested extension by the Response Date and any Lender that is a Defaulting Lender on the Response Date shall be deemed to be a Non-extending Lender. The Administrative Agent shall notify the Borrowers, in writing, of the Lenders’ elections promptly following the Response Date. The election of any Lender to agree to such an extension shall not obligate any other Lender to so agree. The Maturity Date may only be extended on one occasion pursuant to this Section 2.17.
(b)    If, by the Response Date, Lenders holding Commitments that aggregate 50% or more of the total Commitments shall constitute Non-extending Lenders, then the Existing Maturity Date shall not be extended and the outstanding principal balance of all Loans and other amounts payable hereunder shall be payable, and the Commitments shall terminate, on the Existing Maturity Date in effect prior to such extension.

(c)    If (and only if), by the Response Date, Lenders holding Commitments that aggregate more than 50% of the total Commitments shall have agreed to extend the Existing Maturity Date (each such consenting Lender, an “Extending Lender”), then effective on and as of the Existing Maturity Date, the Maturity Date for such Extending Lenders shall be extended to the first anniversary of the Existing Maturity Date (subject to satisfaction of the conditions set forth in Section 2.17(e)). In the event of such extension, the Commitment of each Non-extending Lender shall terminate on the Existing Maturity Date in effect for such Non-extending Lender prior to such extension and the outstanding principal balance of all Loans and other amounts payable hereunder to such Non-extending Lender shall become due and payable on such Existing Maturity Date and, subject to Section 2.17(d) below, the total Commitments hereunder shall be reduced by the Commitments of the Non-extending Lenders so terminated on such Existing Maturity Date.
(d)    In the event of any extension of the Existing Maturity Date pursuant to Section 2.17(c), the Borrowers shall have the right on or before the Existing Maturity Date, at their own expense, to require any Non-extending Lender to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 10.05) all its interests, rights (other than its rights to payments pursuant to Section 2.12, Section 2.13, Section 2.15, Section 10.06 or Section 10.07 arising prior to the effectiveness of such assignment) and obligations under this Agreement to one or more banks or other financial institutions identified to the Non-extending Lender by the Borrowers, which may include any existing Lender (each a “Replacement Lender”); provided that (i) such Replacement Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent (such approval to not be unreasonably withheld) to the extent the consent of the Administrative Agent would be required to effect an assignment under Section 10.05(b), (ii) such assignment shall become effective as of a date specified by the Borrowers (which shall not be later than the Existing Maturity Date in effect for such Non-extending Lender prior to the effective date of the requested extension) and (iii) the Replacement Lender shall pay to such Non-extending Lender in immediately available funds on the effective date of such assignment the principal of and interest accrued to the date of payment on the outstanding principal amount Loans made by it hereunder and all other amounts accrued and unpaid for its account or otherwise owed to it hereunder on such date.
(e)    As a condition precedent to each such extension of the Existing Maturity Date pursuant to Section 2.17(c), the Borrowers shall (i) deliver to the Administrative Agent a certificate of by each Borrower dated as of the Existing Maturity Date signed by a duly authorized officer of such Borrower certifying that, as of such date, both before and immediately after giving effect to such extension, (A) the representations and warranties of the Borrowers set forth in this Agreement and the other Loan Documents shall be true and correct and (B) no Default shall have occurred and be continuing, (ii) pay to each Extending Lender, an extension fee equal to 0.25% of (A) the outstanding Loans and (B) the unutilized portion of the Commitments so extended; and (iii) evidence that the appointment of the Process Agent for the Loan Parties to act as their agent for service of process for purposes of Section 10.12 hereunder has been extended to at least six months following the new Maturity Date (as extended pursuant to this Section 2.17).

(f)    For the avoidance of doubt, (i) no consent of any Lender (other than the existing Lenders participating in the extension of the Existing Maturity Date) shall be required for any extension of the Maturity Date pursuant to this Section 2.17 and (ii) the operation of this Section 2.17 in accordance with its terms is not an amendment subject to Section 10.03.
Section 2.18.    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    (i) The Commitment Fee shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.07(a); and (ii) the Utilization Fee shall cease to accrue on outstanding principal amount of all Loans of such Defaulting Lender pursuant to Section 2.07(b).
(b)    Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 7.02 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 2.17 shall be applied at such time or times as may be determined by the Administrative Agent as follows: (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; (ii) second, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; (iii) third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; (iv) fourth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and (v) fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(c)    The Commitment and Total Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.03); provided that this clause (c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby.
Section 2.19.    Illegality. If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate, Term SOFR or Daily Simple SOFR, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate, Term SOFR or

Daily Simple SOFR, then, upon notice thereof by such Lender to the Borrowers (through the Administrative Agent) (an “Illegality Notice”), (a) any obligation of the Lenders to make the affected SOFR Loans, and any right of the Borrowers to continue such SOFR Loans or to convert Base Rate Loans to such SOFR Loans, shall be suspended, and (b) the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent (acting at the direction of the Required Lenders) without reference to clause (c) of the definition of “ABR”, in each case until (x) each affected Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist with respect to the relevant Benchmark and (y) the Borrowers deliver a new Borrowing Notice in accordance with the terms of Section 2.02. Upon receipt of an Illegality Notice, the Borrowers shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, (i) (A) convert all Term SOFR Loans to (x) Daily Simple SOFR Loans (so long as the Daily Simple SOFR is not subject to the Illegality Notice) or (y) Base Rate Loans (if the Daily Simple SOFR is also subject to the Illegality Notice) (in which case, the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent (acting at the direction of the Required Lenders) without reference to clause (c) of the definition of “ABR”), or (B) convert all Daily Simple SOFR Loans to Base Rate Loans (in which case, the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “ABR”); in each case of (A) and (B) this clause (i), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain the affected SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Loans to such day. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.13.
Section 2.20.    Benchmark Replacement Setting.
(a)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is based upon Daily Simple SOFR, all interest payments will be payable on a monthly basis.

(b)    Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(c)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrowers and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrowers of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.20(d) and (v) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.20, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.20.
(d)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent (acting at the direction of the Required Lenders) may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent (acting at the direction of the Required Lenders) may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e)    Benchmark Unavailability Period. Upon the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period, (i) the Borrowers may revoke any pending request for a Borrowing of SOFR Loans, conversion to or continuation of Term SOFR Loans to be made, converted or continued during any applicable Benchmark Unavailability Period and, failing that, the Borrowers will be deemed to have converted any such request into a request for a Borrowing of or conversion to (x) Daily Simple SOFR Loans (so long as the Daily Simple SOFR is not also affected by the Benchmark Unavailability Period) or (y) Base Rate Loans (if the Daily Simple SOFR also is affected by the Benchmark Unavailability Period); (ii) the Borrowers may revoke any pending request for a Borrowing of Daily Simple SOFR Loans, conversion to or continuation of Daily Simple SOFR Loans to be made, converted or continued during any applicable Benchmark Unavailability Period and, failing that, the Borrowers will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans; (iii) any outstanding affected Term SOFR Loans will be deemed to have been converted to (x) Daily Simple SOFR Loans (so long as the Daily Simple SOFR is not also affected by the Benchmark Unavailability Period) or (y) Base Rate Loans (if the Daily Simple SOFR also is affected by the Benchmark Unavailability Period) at the end of the applicable Interest Period; and (iv) any outstanding affected Daily Simple SOFR Loans will be deemed to have been converted to Base Rate Loans at the end of the applicable Interest Period. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.
ARTICLE 3
Representations and Warranties
Each Borrower and each Guarantor (on behalf of itself) hereby represent and warrant to the Administrative Agent and the Lenders as of the Closing Date and on each Borrowing Date, that:
Section 3.01.    Financial Condition; No Material Adverse Effect.
(a)    The audited Consolidated balance sheets of the Parent Borrower and its Subsidiaries as at December 31, 2024, including the related schedules and notes thereto, and the unaudited Consolidated balance sheets of the Parent Borrower and its Subsidiaries as at June 30, 2025, including the related schedules and notes thereto, in each case, present fairly the financial condition of the Parent Borrower and its Subsidiaries as of the end of such fiscal year and fiscal quarter, respectively, and results of their operations and the changes in their undistributed net assets for the fiscal year and fiscal quarter, respectively, then ended.
(b)    Since December 31, 2024, there has been no event or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.
Section 3.02.    Existence and Qualification; Power; Material Subsidiaries.
(a)    Each of the Loan Parties and each Material Subsidiary (a) is duly organized or formed, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, to the extent applicable, in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (a) (but only with respect to any Material Subsidiary that is not a Guarantor), (b)(i) or (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.
(b)    As of the Closing Date (determined based on the financial condition and results of operations as of and for the period of four (4) fiscal quarters ended on June 30, 2025), the Material Subsidiaries are as set forth on Schedule 3.02.
Section 3.03.    Authorization; Enforceable Obligations; No Contravention. The execution, delivery and performance of this Agreement and the other Loan Documents by the Loan Parties have been duly authorized by all necessary action, and this Agreement is and the other Loan Documents, when executed, will be legal, valid and binding obligations of the Loan Parties party thereto, enforceable in accordance with their respective terms, except as enforceability may be limited by applicable Debtor Relief Laws. The execution, delivery and performance of this Agreement and the other Loan Documents (i) are not in contravention of Applicable Law or of the terms of any Loan Party’s organizational documents, and (ii) will not result in the breach of or constitute a default under, or result in the creation of a Lien or require a payment to be made under any indenture, agreement or undertaking to which any Borrower or any Guarantor is a party or by which it or its property may be bound or affected, except in the case referred to in this clause (ii), to the extent that such breach, default, Lien or payment would not reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing.
Section 3.04.    Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority, including the Brazilian Central Bank (Banco Central do Brasil), or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Borrower or any Guarantor of this Agreement or any other Loan Document, which has not been duly obtained, except for (i) with respect to the execution, delivery or performance by, or enforcement against, the Brazilian Guarantor of this Agreement, the notarization and consularization or apostille of this Agreement, the translation into Portuguese and filing of this Agreement as required by Section 5.08(a), and (ii) with respect to the execution, delivery or performance by, or enforcement against, the Brazilian Guarantor of the Brazilian Guarantee Agreement, the filing of the Brazilian Guarantee Agreement as required by Section 5.08(b).
Section 3.05.    No Material Litigation. Except as described in Item 8(A) of the Parent Borrower’s Form 20-F for its fiscal year ended December 31, 2024, there is no action, suit, investigation or proceeding at law or in equity or by or before any governmental instrumentality or agency or arbitral body pending, or, to the knowledge of any Borrower or any Guarantor, threatened by or against any Borrower or any of the Material Subsidiaries or affecting any Borrower or any of the Material Subsidiaries or any Properties or rights of any Borrower or any of the Material Subsidiaries, which, if adversely determined, would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
Section 3.06.    Taxes. Each of the Loan Parties and each of the Material Subsidiaries has filed or caused to be filed all federal and state and local tax returns which are required to be filed by it, except where the failure to file such tax returns would not reasonably be expected to result in a Material Adverse Effect, and, except for (i) taxes and assessments being contested in good faith by appropriate proceedings diligently conducted and against which adequate reserves have been established in accordance with GAAP or (ii) taxes the payment of which would not reasonably be expected to result in a Material Adverse Effect, have paid or caused to be paid all taxes as shown on said returns or on any assessment received by it, to the extent that such taxes have become due.
Section 3.07.    Compliance with Laws. Each of the Loan Parties and each of the Material Subsidiaries are in compliance in all material respects with the requirements of all laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except (i) in such instances in which such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) where the failure to be in compliance would not reasonably be expected to result in a Material Adverse Effect.
Section 3.08.    Properties; Intellectual Property; Licenses, Etc.
(a)    Each of the Loan Parties and each of the Material Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.
(b)    Each of the Loan Parties and each of the Material Subsidiaries owns, or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of its respective businesses, without conflict in any material respects with the rights of any other Person. To the best knowledge of the Borrowers and each Guarantor, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Borrower or any of the Material Subsidiaries infringes upon any rights held by any other Person, except for any such infringement which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of each Borrower or any Guarantor, threatened, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
Section 3.09.    Ranking. The payment obligations in respect of the Loans will constitute unsecured, direct and unconditional obligations of the Borrowers and the Guarantors, and shall rank at least pari passu with all other existing and future unsecured, unsubordinated indebtedness of the Borrowers and the Guarantors, as applicable, except for any obligations that have priority under applicable laws.
Section 3.10.    Full Disclosure. The reports, financial statements, certificates and other information furnished by or on behalf of the Loan Parties to the Lenders in connection with the negotiation of this Agreement or delivered hereunder, taken as a whole, do not contain any untrue statement of a material fact or omits a material fact necessary to make the statement made not misleading; provided that, with respect to projected financial information, the Borrowers and each

Guarantor represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
Section 3.11.    Form of Documents. Each of the Loan Documents to which any Loan Party is a party is in proper legal form under the laws of the jurisdiction in which such Loan Party is organized for the enforcement thereof against such Loan Party under such laws; provided that, in the event of enforcement of any of the Loan Documents, including this Agreement, against or any Guarantor, a translation of that document into the official language of the court presiding over such proceedings, prepared by a court-approved translator or other official translator shall be required, in respect of which such Guarantor would have the opportunity to review and comment, and proceedings would thereafter be based upon the agreed upon translation.
Section 3.12.    Environmental Matters. Except for matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect: (a) the properties presently owned, leased or operated by the Loan Parties and their Subsidiaries are in compliance with all Environmental Laws; (b) none of the Loan Parties nor any of their Subsidiaries has received any written complaint or notice of violation or liability under Environmental Laws with regard to any Loan Party or any Subsidiary thereof; (c) there are no administrative actions or judicial proceedings pending under any Environmental Law against any Loan Party or any Subsidiary thereof, and (d) none of the Loan Parties nor any of their Subsidiaries is subject to any Environmental Liability applicable to it.
Section 3.13.    Use of Proceeds. The Borrowers will use the proceeds of the Loans for lawful general corporate purposes of the Borrowers and their respective Subsidiaries in the ordinary course of business. No proceeds of the Loans will be used for any purpose which violates or is inconsistent with the provisions of Regulation U or Regulation X.
Section 3.14.    Investment Company Act. No Loan Party is required to register as an “investment company” as defined in the Investment Company Act of 1940, as amended.
Section 3.15.    Anti-Corruption Law, Anti-Money Laundering Law and Sanctions.
(a)    Each Borrower has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by such Borrower, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions, and none of (i) each Borrower, any Subsidiary thereof or, any of their respective directors, officers or employees, or (ii) to the knowledge of each Borrower, any agent of any Borrower or any Subsidiary of such Borrower that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.
(b)    The Borrowers and their respective Subsidiaries (i) are in compliance in all material respects with applicable Anti-Money Laundering Laws, (ii) are in compliance with Anti-Corruption Laws and Sanctions, and (iii) have not, during the past five (5) years, been the subject of any claim, proceeding, suit, enforcement action or, to the knowledge of each Borrower, investigation by any Governmental Authority with respect to any actual, alleged or suspected violation of Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions.

(c)    The foregoing representations in this Section 3.15 are not being made by or with respect to any Borrower or Subsidiary thereof, as applicable, to which the Blocking Regulation applies, if and to the extent that such representations are or would be unenforceable by or in respect of that party pursuant to, or would otherwise result in a violation by such party of, (i) any provision of the Blocking Regulation (or any law or regulation implementing the Blocking Regulation in any member state of the European Union) or (ii) the Protection of Trading Interests legislation of the United Kingdom.
Section 3.16.    Consolidated EBITDA of Guarantors. As of the Closing Date, the Consolidated EBITDA of the Guarantors party to this Agreement (calculated on a Combined/Consolidated Basis) for the period of four (4) fiscal quarters ended on June 30, 2025 represents at least 80% of Consolidated EBITDA of the Parent Borrower for such period. No Subsidiary of any Guarantor included in the calculation of the Consolidated EBITDA of the Guarantors within any one Territory determined on a Combined/Consolidated Basis for such period accounts for 2% or more of the Consolidated EBITDA of the Guarantors within such Territory (calculated on a Combined/Consolidated Basis) for such period.
Section 3.17.    No Immunity. Neither the Loan Parties nor any of the Material Subsidiaries, nor any of their respective property, has any right of immunity on the ground of sovereignty or otherwise from jurisdiction, attachment (before or after judgment) or execution in respect of any action or proceeding relating in any way to the Loan Documents that may be brought in the courts of its jurisdiction of incorporation or residence.
Section 3.18.    ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.
Section 3.19.    Margin Regulations. Neither Borrower is engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Loan extended hereunder will be used to buy or carry any Margin Stock.
Section 3.20.    Solvency. Each Loan Party is, and after giving effect to the making of the corresponding Borrowing and the use of proceeds thereof will be, Solvent.
ARTICLE 4
Conditions Precedent
Section 4.01.    Conditions to Closing. This Agreement and the obligations of the Lenders to make Loans hereunder shall not become effective until the date of satisfaction (or waiver in accordance with Section 10.03) of the following conditions (such date, the “Closing Date”) (and, in the case of each document specified in this Section to be received by the Administrative Agent, such document shall be in form and substance satisfactory to the Administrative Agent and each Lender):
(a)    the Administrative Agent shall have received from each party hereto a counterpart of this Agreement, each Brazilian Guarantee Agreement and the Administrative Agent Fee Letter, duly executed and delivered on behalf of each party thereto;

(b)    the Administrative Agent shall have received incumbency certificates evidencing the identity, authority and capacity of each officer of each Borrower and each Guarantor authorized to act on behalf of such Person in connection with this Agreement and the other Loan Documents to which such Person is a party;
(c)    the Administrative Agent shall have received a registered agent’s certificate (together with the registered agent’s certified copies of the register of directors and register of charges (if any) and transfer agent’s certified copy of the register of members) of the Parent Borrower (dated no more than thirty (30) days prior to the Closing Date);
(d)    the Administrative Agent shall have received favorable opinions (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of (i) Davis Polk & Wardwell LLP, special New York counsel to the Loan Parties, (ii) Maples and Calder, special British Virgin Islands counsel to the Loan Parties, (iii) NautaDutilh New York P.C., special Dutch counsel to the Loan Parties, (iv) Cortés & Cía. S.A. special Chilean counsel to the Loan Parties, (v) in-house special Argentinian counsel to the Loan Parties, (vi) in-house special Brazilian counsel to the Loan Parties, (vii) in-house special Mexican counsel to the Loan Parties, (viii) in-house special Puerto Rican counsel to the Loan Parties, in each case substantially in the form attached hereto as Exhibits C-1, through C-8, respectively;
(e)    the Administrative Agent shall have received favorable opinions (addressed to the Lenders and the Administrative Agent dated the Closing Date) of (i) Milbank LLP, New York counsel to the Lead Arranger, (ii) Walkers, special British Virgin Islands counsel to the Lead Arranger, (iii) Allen & Overy Shearman Sterling LLP, special Dutch counsel to the Lead Arranger, and (iv) Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados special Brazilian counsel to the Lead Arranger, in each case to the reasonable satisfaction of the Lenders;
(f)    the Administrative Agent shall have received a certificate signed by the chief financial or accounting officer of the Parent Borrower and an authorized signatory of the Dutch Borrower (i) confirming (1) that no Default or Event of Default shall have occurred and be continuing, (2) that the representations and warranties of the Loan Parties set out in the Loan Documents shall be (x) if any such representation and warranty is qualified as to materiality or by reference to the existence of a Material Adverse Effect, true and correct (as so qualified) on and as of the Closing Date, or (y) if any such representation and warranty is not so qualified, true and correct in all material respects on and as of the Closing Date; and (ii) accompanied by true and correct copies, for each Loan Party, of (1) organizational documents (including deed of incorporation, articles of association an up-to-date extract of the Dutch trade register), (2) resolutions authorizing the transactions under this Agreement and the other Loan Documents (including, each to the extent applicable, board resolutions (including authorizing the Parent Borrower to act as its agent in connection with the Loan Documents), shareholder resolutions and supervisory board resolutions), (3) powers of attorney of each Loan Party and its legal representatives; and (4) certificate of good standing (or equivalent thereof, if any) of such Loan Party (to the extent applicable) as of a recent date, from such Governmental Authority;

(g)    the Administrative Agent or any requesting Lender, as the case may be, shall have received (i) at least five (5) days prior to the Closing Date, all documentation and other information regarding each Borrower and each Guarantor requested in connection with applicable “know your customer” and Anti-Money Laundering Laws, including the Patriot Act, to the extent requested in writing of any Borrower at least ten (10) days prior to the Closing Date and (ii) to the extent any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five (5) days prior to the Closing Date, any Lender that has requested, in a written notice to the Borrowers at least ten (10) days prior to the Closing Date, a Beneficial Ownership Certification in relation to such Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied);
(h)    the Borrowers shall have paid all fees and other amounts due and payable on or before the Closing Date by the Borrowers to the Lenders, the Administrative Agent and the Lead Arranger (including fees and expenses of counsel to the Lenders and the Administrative Agent) to the extent invoiced to the Borrowers at least two (2) Business Days prior to the Closing Date;
(i)    the Administrative Agent shall have received evidence that each of the Existing Facilities has been terminated and has no further force or effect, including all obligations and commitments thereunder (except for those provisions that are expressly specified therein as surviving such Existing Facilities’ termination) on or prior to the Closing Date; and
(j)    the Administrative Agent shall have received (i) appointment and acceptance letters for and from the Process Agent for the Loan Parties to act as their agent for service of process for purposes of Section 10.12 hereunder, (ii) with respect to the Loan Parties incorporated in Mexico, evidence of the granting of the corresponding special irrevocable power of attorney for lawsuits and collections (poder especial irrevocable para pleitos y cobranzas) in favor of the Process Agent, formalized before a Mexican notary public and (iii) with respect to the Loan Parties incorporated in Chile, evidence of the granting of the corresponding irrevocable commercial power of attorney (poder mercantil especial e irrevocable) in favor of the Process Agent, formalized before a Chilean notary public.
Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.03) at or prior to 2:00 p.m., New York time, on the date that is five (5) Business Days after the date hereof (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).
Section 4.02.    Conditions to each Borrowing. The obligation of each Lender to make a Loan is subject to the satisfaction, unless waived in accordance with Section 10.03, of the further conditions precedent that:
(a)    the Closing Date shall have occurred;
(b)    the Administrative Agent shall have received a Borrowing Notice in accordance with Section 2.02;

(c)    the representations and warranties of the Loan Parties set out in the Loan Documents shall be (A) if any such representation and warranty is qualified as to materiality or by reference to the existence of a Material Adverse Effect, true and correct (as so qualified) on and as of the Borrowing Date, or (B) if any such representation and warranty is not so qualified, true and correct in all material respects on and as of the Borrowing Date; provided that for purposes of this Section 4.02(c), the representation and warranty of the Borrowers contemplated in Section 3.01(a) shall be deemed to refer to the last day of the period covered by the most recent financial statements furnished to the Lenders hereunder;
(d)    the sum of the outstanding principal amount of the Loans plus the amount of the requested Loan shall be equal to or less than the Aggregate Commitment Amount; and
(e)    immediately prior and after the borrowing of the Loan on the Borrowing Date, no Default or Event of Default shall have occurred and be continuing.
ARTICLE 5
Affirmative Covenants
Until the Commitments have been terminated and all Obligations of the Borrowers under the Loan Documents have been paid in full:
Section 5.01.    Financial Statements and Other Information. The Borrowers shall furnish to the Administrative Agent and each Lender:
(a)    as soon as available and in any event within 120 days after the end of each fiscal year of the Parent Borrower, a Consolidated balance sheet of the Parent Borrower and its Subsidiaries as of the end of such fiscal year and the related Consolidated statements of income, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all prepared in accordance with GAAP applied on a consistent basis and certified by independent public accountants of nationally recognized standing;
(b)    as soon as available and in any event within 90 days after the end of each of the first three quarters of each fiscal year of Parent Borrower, a Consolidated balance sheet of the Parent Borrower and its Subsidiaries as of the end of such quarter and the related Consolidated statement of income for such quarter and for the portion of the Parent Borrower’s fiscal year then ended, and the related Consolidated statements of cash flows and changes in shareholders’ equity for the portion of the fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding quarter and the corresponding portion of the Parent Borrower’s previous fiscal year, all in reasonable detail and duly certified (subject to normal year-end adjustments and the absence of footnotes) by the chief financial officer of the Parent Borrower as having been prepared in accordance with GAAP applied on a consistent basis;
(c)    concurrently with the delivery of the financial information pursuant to clauses (a) and (b) above, a compliance certificate substantially in form of Exhibit B hereto, executed by the chief financial or accounting officer of the Parent Borrower, (i) certifying to the best of his knowledge, that no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) showing compliance with Sections 5.05 and 6.06;
(d)    promptly upon any Borrower’s or any Guarantor’s obtaining knowledge of any Default or Event of Default, a certificate of the chief financial officer of the Borrowers setting forth the details thereof;
(e)    promptly upon any Loan Party entering into any Indebtedness in excess of the equivalent of U.S.$75,000,000, copies of the transaction documents related to such Indebtedness;
(f)    from time to time such additional information regarding the financial condition or business of the Borrowers and the Material Subsidiaries as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request; provided that the Borrowers shall not be required to provide pursuant to this Section 5.01(f) any information that (x) is subject to attorney-client or similar privilege or constitutes attorney work product, (y) is a confidential or proprietary trade secret or (z) is commercially strategic information (as determined in good faith by the Borrowers);
(g)    within five Business Days from any Loan Party’s obtaining knowledge thereof, notice of (i) any breach or non-performance of, or any default under, a contractual obligation of any Loan Party or any Material Subsidiary thereof; (ii) the commencement of, or any material development in, any dispute, litigation, investigation, proceeding or suspension between any Borrower or any Material Subsidiary thereof and any Governmental Authority, including relating to tax events and liabilities; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Borrower or any Material Subsidiary thereof, including pursuant to any applicable Environmental Laws, in each case, only if such event or development has resulted or would reasonably be expected to result in a Material Adverse Effect; and
(h)    promptly following (i) any change in the information provided in any Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in such certification; or (ii) any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and Anti-Money Laundering Laws, including the Patriot Act and the Beneficial Ownership Regulation.
Each notice pursuant to Section 5.01(d) or (g) shall be accompanied by a statement of the chief financial officer of the Parent Borrower setting forth details of the occurrence referred to therein and stating what action the Parent Borrower and/or the applicable Subsidiary thereof have taken and proposes to take with respect thereto and, if applicable, shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
Documents required to be delivered pursuant to Section 5.01(a) or 5.01(b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent Borrower post such documents, or provide a link thereto, on each Borrower’s Web site on the Internet at the website address provided to the Lenders and the Administrative Agent pursuant to Section 10.04, or (ii) on which such documents are posted on the Guarantor’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Lender);

provided that the Parent Borrower shall notify the Administrative Agent and each Lender (by electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.
Section 5.02.    Other Affirmative Covenants. Each Loan Party shall (and the Borrowers shall cause each Material Subsidiary to):
(a)    (i) preserve, renew and maintain in full force and effect its legal existence and good standing under the laws of the jurisdiction of its organization, (ii) take all reasonable action to maintain all material rights, privileges, permits and licenses and necessary or desirable in the ordinary course of its business, and (iii) preserve or renew those registered patents, trademarks, trade names and service marks reasonably necessary in the ordinary course of its business, in each case, except in the case of any Loan Party, unless such failure to preserve, renew or maintain would not reasonably be expected to result in a Material Adverse Effect;
(b)    comply with the requirements of all applicable laws, rules, regulations, and orders of Governmental Authorities unless such failure to comply would not reasonably be expected to result in a Material Adverse Effect; provided that, in respect of any compliance with any applicable Anti-Money Laundering Laws, Anti-Corruption Laws or Sanctions, Section 5.06 shall apply;
(c)    pay and discharge when due all obligations including taxes, assessments, and governmental charges or levies imposed on it or on its income or profits or any of its property, except for any such tax, assessment, charge, or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained and unless any such failure to pay or discharge would not reasonably be expected to result in a Material Adverse Effect;
(d)    maintain all of its material properties owned or used in its business in good working order and condition ordinary wear and tear excepted, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect;
(e)    maintain insurance in such amounts, with such deductibles, and against such risks as is customary for similarly situated businesses, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect;
(f)    maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP shall be made of all material financial transactions and material matters involving its assets and business and the assets and businesses of its respective Subsidiaries;
(g)    following the occurrence and during the continuance of any Event of Default, permit representatives of the Administrative Agent or any Lender, during normal business hours, to examine, copy, and make extracts from its books and records, to inspect its properties, and to discuss its business and affairs and the business and affairs of its Subsidiaries with its officers and directors; provided that the Borrowers shall not be required to provide pursuant to this Section 5.02(g) any information that (x) is subject to attorney-client or similar privilege or constitutes attorney work product, (y) is a confidential or proprietary trade secret or (z) is commercially strategic information (as determined in good faith by the Borrowers).

Section 5.03.    Use of Proceeds. The Borrowers shall use proceeds of the Loan solely for lawful general corporate purposes of the Borrowers and their respective Subsidiaries, in the ordinary course of business.
Section 5.04.    Rank of Obligations. Each Loan Party shall cause the payment obligations in respect of outstanding amounts under this Agreement and the other Loan Documents to rank at least pari passu with all other existing and future unsecured indebtedness of each Loan Party and to constitute direct, unconditional and unsubordinated obligations of each Loan Party, except for any obligations that have priority under applicable laws.
Section 5.05.    Subsidiaries.
(a)    If as of the last day of any fiscal quarter of the Parent Borrower (for purposes of this Section 5.05, the “reference date”), the Consolidated EBITDA of the Guarantors party to this Agreement (calculated on a Combined/Consolidated Basis) as of the reference date for the period of four (4) fiscal quarters preceding such reference date (for purposes of this Section 5.05, the “reference period”), represents less than 80% of Consolidated EBITDA of the Parent Borrower for the reference period, the Borrowers shall, at their sole cost and expense, within thirty (30) days following the earliest of the date when financial statements (a) are actually delivered (or otherwise made available) with respect to such fiscal quarter or (b) required to be delivered pursuant to Section 5.01(a) or (b) with respect to such fiscal quarter, cause one or more Subsidiaries to (1) become party to this Agreement as a Guarantor by (i) executing a Subsidiary Joinder Agreement and (ii) delivering (A) an incumbency certificate evidencing the identity, authority and capacity of each officer of such Subsidiary authorized to act on behalf of such Person in connection with this Agreement, (B) true, correct and complete copies of organizational documents, resolutions and powers of attorney of such Subsidiary and its legal representatives (and, for any Dutch Guarantor, and only to the extent applicable, (x) a request for advice from the works council of that Dutch Guarantor in respect of the relevant Loan Documents and (y) a positive works council advice of the works council of that Dutch Guarantor (which, if conditional, contains conditions which can reasonably be complied with and would not cause and are not reasonably likely to cause a breach of any term of any Loan Document), (C) evidence of acceptance of appointment of a process agent to receive service of process for such Subsidiary in form and substance satisfactory to the Administrative Agent (acting at the direction of the Required Lenders), (D) in the case of any such Subsidiary organized under the laws of Mexico, a power of attorney for lawsuits and collections granted by such Subsidiary, certified by a Mexican notary public, in form and substance reasonably satisfactory to the Administrative Agent (acting at the direction of the Required Lenders), appointing such process agent to act as such on behalf of such Subsidiary, and (E) in the case of any such Subsidiary organized under the laws of Chile, an irrevocable commercial power of attorney (poder mercantil especial e irrevocable) granted by such Subsidiary before a Chilean notary public, in form and substance reasonably satisfactory to the Administrative Agent (acting at the direction of the Required Lenders), appointing such process agent to act as such on behalf of such Subsidiary, such that the Consolidated EBITDA of Guarantors party to this Agreement (including such new Guarantor(s) on a pro forma basis) (in each case, calculated on a Combined/Consolidated Basis) represents 80% or more of Consolidated EBITDA of the Parent Borrower for the reference period, and (2) to the extent such Subsidiary is a Brazilian Guarantor, cause such Subsidiary to execute and deliver to the Administrative Agent a Brazilian Guarantee Agreement.

(b)    If as of any reference date, (i) the portion of the Consolidated EBITDA of any Guarantor party to this Agreement (calculated on a Combined/Consolidated Basis) for the period of four (4) fiscal quarters preceding such reference date attributable to any Non-Guarantor Subsidiary of such Guarantor with operations within the same Territory as such Guarantor (such Subsidiary, a “Contributing Subsidiary”) represents 2% or more of the Consolidated EBITDA of the Guarantors within such Territory (calculated on a Combined/Consolidated Basis), and (ii) the Consolidated EBITDA of the Guarantors party to this Agreement (calculated on a Combined/Consolidated Basis) as of the reference date for such reference period would represent less than 80% of Consolidated EBITDA of the Parent Borrower for the reference period if the relevant amounts attributable to such Contributing Subsidiary included in the Consolidated EBITDA of the Guarantors within its Territory (calculated on a Combined/Consolidated Basis) were to be excluded from the calculation of Consolidated EBITDA from the Guarantors within such Territory (on a Combined/Consolidated Basis), the Borrowers shall, at their sole cost and expense, within thirty (30) days following the earliest of the date when financial statements (a) are actually delivered (or otherwise made available) with respect to such fiscal quarter or (b) required to be delivered pursuant to Section 5.01(a) or (b) with respect to such fiscal quarter, cause each such Contributing Subsidiary (or, if such Contributing Subsidiary is an Excluded Subsidiary, one or more other Subsidiaries for which the portion of Consolidated EBITDA of the Parent Borrower attributable to such Subsidiary or Subsidiaries for the applicable reference period represented at least the same percentage of the Consolidated EBITDA of the Parent Borrower as the percentage represented by the portion attributable to any such Contributing Subsidiary), to (1) become party to this Agreement as a Guarantor by (i) executing a Subsidiary Joinder Agreement and (ii) delivering (A) an incumbency certificate evidencing the identity, authority and capacity of each officer of such Subsidiary authorized to act on behalf of such Person in connection with this Agreement, (B) true, correct and complete copies of organizational documents, resolutions and powers of attorney of such Subsidiary and its legal representatives (and, for any Subsidiary that is a Dutch Guarantor, and only to the extent applicable, (x) a request for advice from the works council of that Dutch Guarantor in respect of the relevant Loan Documents and (y) a positive works council advice of the works council of that Dutch Guarantor (which, if conditional, contains conditions which can reasonably be complied with and would not cause and are not reasonably likely to cause a breach of any term of any Loan Document), (C) evidence of acceptance of appointment of a process agent to receive service of process for such Subsidiary in form and substance satisfactory to the Administrative Agent (acting at the direction of the Required Lenders), (D) in the case of any such Subsidiary organized under the laws of Mexico, a power of attorney for lawsuits and collections granted by such Subsidiary, certified by a Mexican notary public, in form and substance reasonably satisfactory to the Administrative Agent (acting at the direction of the Required Lenders), appointing such process agent to act as such on behalf of such Subsidiary, and (E) in the case of any such Subsidiary organized under the laws of Chile, an irrevocable commercial power of attorney (poder mercantil especial e irrevocable) granted by such Subsidiary before a Chilean notary public, in form and substance reasonably satisfactory to the Administrative Agent (acting at the direction of the Required Lenders), appointing such process agent to act as such on behalf of such Subsidiary, and (2) to the extent such subsidiary is a Brazilian Guarantor, execute and deliver to the Administrative Agent a Brazilian Guarantee Agreement.

(c)    Each Borrower may, at its sole cost and expense, at any time and from time to time, cause any Subsidiary of such Borrower to become an Additional Guarantor by executing and delivering to the Administrative Agent (i) a duly executed Subsidiary Joinder Agreement, and to the extent such subsidiary is a Brazilian Guarantor, a Brazilian Guarantee Agreement, and (ii) (A) an incumbency certificate evidencing the identity, authority and capacity of each officer of such Subsidiary authorized to act on behalf of such Person in connection with this Agreement, (B) true, correct and complete copies of organizational documents, resolutions and powers of attorney of such Subsidiary and its legal representatives (and, for any Subsidiary that is Dutch Guarantor, and only to the extent applicable, (x) a request for advice from the works council of that Dutch Guarantor in respect of the relevant Loan Documents and (y) a positive works council advice of the works council of that Dutch Guarantor (which, if conditional, contains conditions which can reasonably be complied with and would not cause and are not reasonably likely to cause a breach of any term of any Loan Document), (C) evidence of acceptance of appointment of a process agent to receive service of process for such Subsidiary in form and substance satisfactory to the Administrative Agent (acting at the direction of the Required Lenders), (D) in the case of any such Subsidiary organized under the laws of Mexico, a power of attorney for lawsuits and collections granted by such Subsidiary, certified by a Mexican notary public, in form and substance reasonably satisfactory to the Administrative Agent (acting at the direction of the Required Lenders), appointing such process agent to act as such on behalf of such Subsidiary and (E) in the case of any such Subsidiary organized under the laws of Chile, an irrevocable commercial power of attorney (poder mercantil especial e irrevocable) granted by such Subsidiary before a Chilean notary public, in form and substance reasonably satisfactory to the Administrative Agent (acting at the direction of the Required Lenders), appointing such process agent to act as such on behalf of such Subsidiary.
Section 5.06.    Anti-Corruption, Anti-Money Laundering and Sanctions.
(a)    Each Borrower shall maintain in effect and enforce policies and procedures designed to ensure compliance by such Borrower, its Subsidiaries and its and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.
(b)    Each Borrower and their respective Subsidiaries shall comply (i) in all material respects with applicable Anti-Money Laundering Laws, and (ii) with applicable Anti-Corruption Laws and Sanctions.
Section 5.07.    Accuracy of Information. Each Borrower shall ensure that any information, including financial statements or other documents, furnished to the Administrative Agent or the Lenders in connection with this Agreement or any amendment or modification hereof or waiver hereunder, taken as a whole, contains no material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the furnishing of such information shall be deemed to be a representation and warranty by each Borrower on the date thereof as to the matters specified in this Section 5.07.
Section 5.08.    Brazilian Registration Requirements.
(a)    The Borrowers shall cause and shall ensure that (i) this Agreement is translated into Portuguese by a sworn translator (tradutor público juramentado), and (ii) a fully executed copy of this Agreement, along with the sworn translation thereof, is duly registered with the applicable Registry of Titles and Documents (Registro de Títulos e Documentos – RTD) pursuant to the Brazilian Public Registries Law, in each case of (i) and (ii), within twenty (20) Business Days from the date of this Agreement; which period may be extended for an additional period of fifteen (15) days in case that the competent registry office makes further requirements to register this Agreement;, provided that the Borrowers shall provide the Lenders and the Administrative Agent with evidence that such further requirements have been fulfilled within ten (10) days from the date the registry office makes such requirements, and the Borrowers shall provide the Lenders and the Administrative Agent with evidence of such filing for registration and registration promptly thereafter, but in each case, no later than five (5) Business Days thereafter.
(b)    The Borrowers shall cause and shall ensure that the Brazilian Guarantee Agreement is duly registered with the applicable Registry of Titles and Documents (Registro de Títulos e Documentos – RTD) pursuant to the Brazilian Public Registries Law within twenty (20) Business Days from the date of its execution; which period may be extended for an additional period of fifteen (15) days in case that the competent registry office makes further requirements to register the Brazilian Guarantee Agreement; provided that the Borrowers shall provide the Lenders and the Administrative Agent with evidence that such further requirements have been fulfilled within ten (10) days from the date the registry office makes such requirements, and the Borrowers shall provide the Lenders and the Administrative Agent with evidence of such filing for registration and registration promptly thereafter, but in each case, no later than five (5) Business Days thereafter.
ARTICLE 6
Negative Covenants
So long as the Lenders shall have any Commitments hereunder, or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, no Loan Party shall (and the Borrowers will not permit any Material Subsidiary to):
Section 6.01.    Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or assign any accounts or other right to receive income, other than:
(a)    Liens existing on the Closing Date (in the case of existing Liens created by the Parent Borrower only, Liens that (i) constitute "relevant charges" within the meaning of section 160 of the BVI Business Companies Act (2020 Revised Edition) (as amended) of the British Virgin Islands, and (ii) are entered in the copy of the Parent Borrower's Register of Charges provided pursuant to Section 4.01(c) hereof) and any extension, renewal or replacement thereof, other than Liens pursuant to any Loan Document;

(b)    Liens pursuant to any Loan Document;
(c)    statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;
(d)    Liens for Taxes not yet due or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(e)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than ninety (90) days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(f)    Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, customs duties, bids, leases, government performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);
(g)    Liens incurred or deposits made to secure the performance of tenders, bids, leases, trade contracts and leases (other than indebtedness), statutory obligations, surety and appeal bonds, customs duties, performance bonds, government performance and return-of-money bonds and other obligations of a like nature incurred in the ordinary course of business;
(h)    encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or liens incidental to the conduct of the business of the applicable Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;
(i)    Liens securing any judgments for the payment of money not constituting an Event of Default so long as any such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceeding may be initiated has not expired; or
(j)    (i) licenses, sublicenses, leases or subleases granted by any Borrower, any Guarantor or any Material Subsidiary to other Persons not materially interfering with the conduct of the business of such Borrower, Guarantor or Material Subsidiary and (ii)

any interest or title of a lessor, sublessor or licensor under any lease or license agreement permitted by the agreement to which the applicable Person is a party;
(k)    Liens upon specific items of inventory or other goods and proceeds of the applicable Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
(l)    Liens on patents, trademarks, service marks, trade names, copyrights, technology, know-how and processes to the extent such Liens arise from the granting of license to use such patents, trademarks, service marks, trade names, copyrights, technology, know-how and processes to the applicable Person in the ordinary course of business of such Person or its Subsidiaries;
(m)    Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;
(n)    Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the applicable person, including rights of offset and set-off;
(o)    deposits in the ordinary course of business securing liability for reimbursement obligations of insurance carriers providing insurance to the applicable Person and any Liens thereon;
(p)    Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution or, in respect of the Dutch Borrower, arising under Article 24 or 25 of the general terms and conditions (Algemene Bankvoorwaarden) of any member of the Dutch Bankers’ Association (Nederlandse Vereniging van Banken) or any similar term applied by a financial institution in the Netherlands pursuant to its general terms and conditions;
(q)    Liens securing Hedging Obligations;
(r)    Liens securing any Indebtedness which is incurred to refinance any Indebtedness which has been secured by a Lien permitted under this Section 6.01; provided that such new Liens:
(i)    are no less favorable to the Lenders and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being refinanced; and
(ii)    do not extend to any property or assets other than the property or assets securing the Indebtedness refinanced by such refinancing Indebtedness;
(s)    Liens securing Indebtedness or other obligations of a Material Subsidiary owing to any Borrower, any Guarantor or another Material Subsidiary and permitted to be incurred under this Agreement;

(t)    Liens securing acquired Indebtedness not incurred in connection with, or in anticipation or contemplation of, the relevant merger, consolidation or amalgamation; provided that (i) such Liens secured such acquired Indebtedness at the time of and prior to the incurrence of such acquired Indebtedness by the applicable Person and were not granted in connection with, or in anticipation of the incurrence of such acquired Indebtedness by such Person, and (ii) such Liens do not extend to or cover any property of the applicable Person other than the property that secured the acquired Indebtedness prior to the time such Indebtedness became acquired Indebtedness of such Person and are no more favorable to the lienholders than the Liens securing the acquired Indebtedness prior to the incurrence of such acquired Indebtedness by such Person;
(u)    purchase money Liens securing purchase money Indebtedness or Capital Lease Obligations incurred to finance the acquisition or leasing of property of the applicable Person used in the business of any Borrower and its respective Subsidiaries; provided that (i) the related purchase money Indebtedness does not exceed the cost of such property and will not be secured by any property of the applicable Person other than the property so acquired and (ii) the Lien securing such Indebtedness will be created within 365 days of such acquisition;
(v)    Liens arising under any Permitted Receivables Financing;
(w)    Liens securing an amount of Indebtedness outstanding at any one time not to exceed the greater of (i) U.S.$200,000,000 (or the equivalent thereof in other currencies) or (ii) 10% of Consolidated Net Tangible Assets;
(x)    Liens on the Capital Stock of any Subsidiary (other than any Material Subsidiary);
(y)    Liens under the L/C Documents;
(z)    Liens in favor of McDonald’s Latin America created pursuant to the McDonald’s Security Documents and the McDonald’s Mortgages;
(aa)    the interest of McDonald’s Latin America, as franchisor under the Franchise Documents; or
(bb)    any Liens, including any netting or set-off, created by operation of law as a result of a fiscal unity (fiscale eenheid) for Dutch tax purposes.
Section 6.02.    Fundamental Changes.
(a)    Enter into any merger, consolidation or amalgamation in which (i) any Borrower or a Guarantor is not the surviving entity, or (ii) if any Guarantor merges with any of the Borrowers, such Borrower is not the surviving entity, or (iii) any Person merges, consolidates or amalgamates with and into any Guarantor and (except as set forth in the preceding clause (a)(ii)) the surviving entity is not a Guarantor or does not become an Additional Guarantor in accordance with the provisions of Section 5.05(b).
(b)    Enter into any merger, consolidation or amalgamation of any Borrower whereby such Borrower’s Consolidated Net Worth less its tangible assets immediately after giving effect to any such transaction would be less than such

Borrower’s Consolidated Net Worth less its tangible assets immediately prior to any such transaction.
(c)    Sell, assign, lease, transfer or otherwise dispose of all or substantially all of any Borrower’s or any Guarantor’s business or Property, other than any sale, assignment, lease, transfer or other disposition of Property (i) by any Borrower to (A) any Guarantor or (B) or any other Person that substantially concurrently with such sale, assignment, lease, transfer or other disposition of the business or Property of a Guarantor shall become an Additional Guarantor in accordance with the provisions of Section 5.05(b) or (ii) by any Guarantor of its business or Property to (A) any other Guarantor, (B) any Borrower, or (C) any other Person that substantially concurrently with such sale, assignment, lease, transfer or other disposition of the business or Property of a Guarantor shall become an Additional Guarantor in accordance with the provisions of Section 5.05(b); provided that any sale, assignment, lease, transfer or other disposition of all or substantially all of any Borrower’s or any Guarantor’s business or Property to any Subsidiary that is not a Loan Party that is immediately followed as part of a series of related transactions by another sale, assignment, lease, transfer or other disposition of such business or Property to a Loan Party or another Person that substantially concurrently shall become a Loan Party shall not constitute a breach of this Section 6.02(c).
(d)    Engage to any material extent in any business other than businesses of the type conducted by the Borrowers and their respective Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.
(e)    Permit its fiscal year to end on a day other than December 31 or change any Borrower’s method of determining its fiscal quarters.
Section 6.03.    Affiliate Transactions. Enter into any transaction with (i) any of its Affiliates or (ii) any other Person holding more than 20% or more of any of the Parent Borrower’s Capital Stock, unless:
(a)    the terms of such transaction are no less favorable than those that could reasonably be expected to be obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Borrowers;
(b)    in the event that such transaction involves aggregate payments, or transfers of property or services with a Fair Market Value, in excess of U.S.$15,000,000 (or the equivalent in other currencies), the terms of such transaction will be set forth in an officers’ certificate delivered to the Administrative Agent stating that such transaction complies with clause (a) above; and
(c)    in the event that such transaction involves aggregate payments, or transfers of property or services with a Fair Market Value, in excess of U.S.$20,000,000 (or the equivalent in other currencies), the terms of such transaction will be approved by a majority of the members of the Parent Borrower’ Board of Directors (including a majority of the disinterested members thereof), the approval to be evidenced by a board resolution stating that the Board of Directors of the Parent Borrower has determined that such transaction complies with clause (a) above;
provided that the provisions of this Section 6.03 shall not apply to:

(i)    transactions with or among the Borrowers and any Subsidiary or between or among Subsidiaries;
(ii)    reasonable fees and compensation paid to, and any indemnity provided on behalf of, officers, directors and employees of any Borrower or any Subsidiary;
(iii)    transactions undertaken pursuant to the terms of any agreement or arrangement to which any Borrower or any of its Subsidiaries is a party as of or on the Closing Date, as these agreements or arrangements may be amended, modified, supplemented, extended, renewed or replaced from time to time; provided that any future amendment, modification, supplement, extension, renewal or replacement entered into after the Closing Date will be permitted to the extent that its terms are not more materially disadvantageous to the Lenders than the terms of the agreements or arrangements in effect on the Closing Date;
(iv)    the entering into of a customary agreement providing registration rights to the shareholders of any Borrower and the performance of such agreements;
(v)    transactions or payments, including grants of securities, stock options and similar rights, pursuant to any employee, officer or director compensation or benefit plans or arrangements entered into in the ordinary course of business or approved by the Board of Directors of the Parent Borrower in good faith;
(vi)    any employment agreements entered into by any Borrower or any of its respective Subsidiaries in the ordinary course of business;
(vii)    dividends or distributions payable in Capital Stock of any Borrower; dividends or distributions payable to any Borrower and/or a Subsidiary; or dividends, distributions or returns of capital made on a pro rata basis to any Borrower and its Subsidiaries, on the one hand, and minority holders of Capital Stock of a Subsidiary, on the other hand (or on a less than pro rata basis to any minority holder);
(viii)    sales of accounts receivable, or participations therein, or any related transaction, in connection with any receivables financing;
(ix)    loans and advances to officers, directors and employees of any Borrower or any Material Subsidiary in the ordinary course of business and not exceeding U.S.$10,000,000 (or the equivalent in other currencies) outstanding at any one time; and
(x)    Investments by any Borrower or any of its Subsidiaries, in an aggregate amount at the time of such Investment not to exceed the greater of U.S.$50,000,000 and 7.5% of Consolidated Total Assets of the Parent Borrower at the time of Investment (or the equivalent in other currencies), outstanding at any one time (with the fair market value of each such Investment being measured at the time made and without giving effect to subsequent changes in value).

Section 6.04.    Lines of Businesses. Engage in any line of business substantially different from those lines of business conducted by the Borrowers and their respective Material Subsidiaries on the date hereof or any business substantially related or incidental thereto.
Section 6.05.    Use of Proceeds. Use the proceeds or any part of the proceeds of any Loan, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board, including Regulations T, U and X. The Borrowers shall not request any Borrowing or Letter of Credit, and the Borrowers shall not use, and shall procure that their respective Subsidiaries and the respective directors, officers, employees and agents of any Borrower or any Subsidiary thereof shall not use, any part of the proceeds of any Loan or otherwise lend, contribute or make available such proceeds to any Person (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person or otherwise in any manner in violation of any applicable Anti-Corruption Laws, (b) to fund, finance or facilitate any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (c) in any other manner that would result in the violation of any Sanctions applicable to any party hereto.
Section 6.06.    Consolidated Net Indebtedness to EBITDA Ratio. Permit the Consolidated Net Indebtedness to EBITDA Ratio of the Parent Borrower, as of the last day of any fiscal quarter of the Parent Borrower, to equal or exceed 3.0 to 1.0, as of the last day of such fiscal quarter.
ARTICLE 7
Events of Default
Section 7.01.    Events of Default. Upon the occurrence and during the continuance of any of the following events:
(a)    any Borrower shall fail to (i) pay any principal or any portion thereof, of any Loan when due in accordance with the terms hereof or (ii) pay any interest, fee or any other amount, or any portion thereof, payable under any Loan Document within three (3) Business Days after any such amount becomes due in accordance with the terms thereof; or
(b)    any representation, warranty or certification made or deemed made by any Loan Party in any Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document (or any amendment or modification hereof or thereof or waiver thereunder), shall prove to have been incorrect or misleading in any material respect (or, if qualified by “materiality”, “Material Adverse Effect” or similar language, in all respects) on or as of the date made or deemed made; or
(c)    any Borrower shall default in the observance or performance of any agreement contained in Section 5.01(a), (b), (c), or (d), Section 5.06, Section 5.08 or Article 6 of this Agreement; or
(d)    any Loan Party shall default in the observance or performance of any other covenant or agreement contained in any Loan Document (other than those specified in clause (a) or (c) of this Section 7.01) and such default shall continue unremedied for a period of thirty (30) days after the Parent Borrower’s receipt of written notice of such default from the Administrative Agent (which notice will be given at the request of any Lender); or
(e)    any Loan Party or any of the Material Subsidiaries (i) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness under the Loan Documents) having an aggregate principal amount in excess of U.S.$75,000,000, beyond the applicable period of grace with respect thereto, or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur, the effect of which default or other event is to cause, or to permit the holder or holders or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (ii) shall not apply to Indebtedness that is required to be repaid or redeemed as a result of the voluntary sale or transfer of property or assets unless such Indebtedness is not paid within the time period provided for such repayment or redemption in, or such repayment or redemption requirement is not waived in accordance with the terms of, the documentation governing such Indebtedness; or
(f)    (i) any Loan Party is unable or admits in writing its inability or fails generally to pay its debts as they become due; or (ii) any Loan Party or any Material Subsidiary institutes or consents to the institution of any proceeding under Debtor Relief Laws, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or (iii) any receiver, trustee, custodian, conservator, liquidator, rehabilitator, conciliador or similar officer is appointed with respect to any Loan Party or any Material Subsidiary or their respective Property without the application or consent of such Loan Party or such Material Subsidiary (as applicable) and the appointment continues undischarged or unstayed for sixty (60) calendar days; or (iv) any proceeding under Debtor Relief Laws relating to any Loan Party or any Material Subsidiary or to all or any material part of its Property is instituted without the consent of such Loan Party or such Material Subsidiary (as applicable) and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or
(g)    (i) one or more final non-appealable, judgments or orders against any Loan Party or any Material Subsidiary (excluding, if applicable, any Venezuelan Subsidiary) is entered for the payment of money in an aggregate amount (as to all such judgments) in excess of U.S.$75,000,000 (determined in each case net of recoveries from insurance companies not contesting coverage) or (ii) one or more final non-appealable, judgments or orders against any Venezuelan Subsidiary is entered for the payment of money in an aggregate amount (as to all such judgments) in excess of U.S.$50,000,000 (determined in each case net of recoveries from insurance companies not contesting coverage), and, in each case, such judgment or order remains unsatisfied without procurement of a stay of execution within sixty (60) calendar days after the date of entry of judgment; or
(h)    a Change of Control shall occur; or
(i)    an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect; or
(j)    any Loan Document or any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than the agreement of the Lenders and the Administrative Agent in accordance with this Agreement or satisfaction in full of the Obligations hereunder, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, illegal, invalid or unenforceable in any respect; provided that it shall not be an Event of Default under this Section 7.1(j) if any Guaranty by any Venezuelan Subsidiary is held to be null and void, illegal, invalid or unenforceable in a judicial proceeding or ceases for any reason to be in full force and effect as a result of a change in law in Venezuela after the date of the corresponding Subsidiary Joinder Agreement, or any Loan Party denies that it has any or further liability or obligation under any Loan Document (other than by reason of the satisfaction in full of the Obligations hereunder); or any Loan Party challenges the validity of or purports to revoke, terminate or rescind any Loan Document.
Upon the occurrence of an Event of Default, the Administrative Agent may with the consent of the Required Lenders, and shall at the request of the Required Lenders, by notice to the Borrowers declare the Commitments to be terminated, whereupon the Commitments shall be terminated, and/or declare all sums outstanding hereunder and under the other Loan Documents, including all interest thereon, to be immediately due and payable, whereupon the same shall become and be immediately due and payable, all without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, all of which are hereby expressly waived; provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Loan Party under any Debtor Relief Law, the Commitments shall automatically terminate, and all sums outstanding hereunder and under each other Loan Document, including all interest thereon, shall become and be immediately due and payable, all without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, all of which are hereby expressly waived.
Section 7.02.    Application of Payments. Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, and notice thereof to the Administrative Agent by the Borrowers or the Required Lenders, all payments received on account of the Obligations shall, subject to Section 2.18, be applied by the Administrative Agent as follows:
(a)    first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts payable to the Administrative Agent (including fees and disbursements and other charges of counsel to the Administrative Agent payable under Section 10.06 and amounts pursuant to Section 2.07(b) payable to the Administrative Agent in its capacity as such);

(b)    second, to payment of that portion of the Obligations constituting fees, expenses, indemnities and other amounts payable to the Lenders (including fees and disbursements and other charges of counsel to the Lenders under Section 10.06) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (b) payable to them;
(c)    third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause (c) payable to them;
(d)    fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans;
(e)    fifth, to the payment in full of all other Obligations, in each case ratably among the Administrative Agent and the Lenders based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and
(f)    finally, the balance, if any, after all Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by law.
Section 7.03.    Remedies Independent. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Documents, the amounts payable at any time hereunder and thereunder to each Lender shall be a separate and independent debt and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and the Brazilian Guarantee Agreement, and it shall not be necessary for any other Lender or the Administrative Agent to consent to, or be joined as an additional party in, any proceedings for such purposes.
ARTICLE 8
Guaranty
Section 8.01.    Guaranty.
(a)    For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Guarantor hereby, jointly and severally, as primary obligor and not merely as surety, unconditionally guarantees the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of the payment Obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due) under the Loan Documents. Upon the failure by the Borrowers to pay punctually any of its Obligations, the Guarantors (jointly and severally) shall immediately pay the amount not so paid. The obligations of the Guarantors under this Article 8 shall constitute a guaranty of payment and not merely a guaranty of collection.
(b)    All payments by any Guarantor under this Article 8 shall be payable in the manner required for payments by the Borrowers under Section 2.10 and the obligation to pay interest at the rates set forth in Section 2.06(b).

Section 8.02.    Guaranty Unconditional. The obligations of the Guarantors under this Article 8 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by any reason, including:
(a)    any extension, renewal, settlement, compromise, waiver or release in respect of any Obligation(s) and/or the Commitments under the Loan Documents, by operation of law or otherwise,
(b)    any modification or amendment of or supplement to this Agreement or any other Loan Document,
(c)    any change in the existence, structure or ownership of any Borrower or any other Loan Party, or any event described in Section 7.01(f) with respect to any Person,
(d)    the existence of any claim, set-off or other rights that a Guarantor may have at any time against a Borrower, any other Loan Party, any Lender, the Administrative Agent or any other Person, whether in connection herewith or any unrelated transactions,
(e)    any invalidity, irregularity or unenforceability relating to or against any Borrower or any other Loan Party for any reason of any Loan Document, or any provision of Applicable Law purporting to prohibit the payment by such Borrower or any other Loan Party of any of the Obligations, or
(f)    any other act or omission to act or delay of any kind by any Borrower and/or any other Loan Party, any Lender, the Administrative Agent or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of (or defense against) the Obligations and the Guarantors’ obligations under this Article 8 other than prior payment of the Obligations.
Section 8.03.    Discharge only upon Payment in Full; Reinstatement in Certain Circumstances. The Guarantors’ obligations hereunder shall remain in full force and effect until all of the payment Obligations shall have been paid in full and all of the Commitments shall have terminated. If at any time any payment made under this Agreement or any other Loan Document is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of a Loan Party or any other Person or otherwise, then the Guarantors’ obligations hereunder with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time and each Guarantor hereby expressly waives the benefit of any statute of limitations or prescriptive term affecting the Guarantor’s liability in respect thereof.
Section 8.04.    Waivers by the Guarantors.
(a)    Each Guarantor hereby irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law: (i) notice of acceptance of the Guaranty provided in this Article 8 and notice of any liability to which this Guaranty may apply, (ii) all notices that may be required by Applicable Law or otherwise to preserve intact any rights of the Lenders and the Administrative Agent against any Borrower and/or any other Guarantor, including any demand, presentment, protest, proof of notice of non-

payment, notice of any failure on the part of any Borrower and/or any other Guarantor to perform and comply with any covenant, agreement, term, condition or provision of any agreement and any other notice to any other party that may be liable in respect of the Obligations guaranteed hereby (including the Borrowers, any other Guarantor and any other guarantor thereof from time to time) except any of the foregoing as may be expressly required hereunder, (iii) any right to proceed against any Borrower, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of the Lenders or the Administrative Agent whatsoever and (iv) any requirement that the Lenders or the Administrative Agent exhaust any right, power, privilege or remedy, or mitigate any damages resulting from a default, under any Loan Document, or proceed to take any action against a Loan Party or any other Person under or in respect of any Loan Document or otherwise, or protect, secure, perfect or ensure any Lien on any collateral.
(b)    If, and to the extent that, Brazilian law shall be deemed to apply to any or all of any Brazilian Guarantor’s obligations hereunder, for those purposes:
(i)    each Brazilian Guarantor agrees that its obligations to make payment hereunder shall be deemed to be a first demand obligation (garantia exigível à primeira demanda) to fulfill and comply with, as a joint and several responsibility (responsabilidade solidária), all of the outstanding obligations assumed by the Borrowers under the Agreement, in the capacity of a “FIADOR E PRINCIPAL PAGADOR, solidariamente responsável” with the Borrowers, in connection therewith. In addition, for such purposes, each Brazilian Guarantor hereby expressly (A) waives and renounces the benefit of order (benefício de ordem) of demanding and rights provided by the Brazilian Civil Code (Law 10,406/02), specifically in accordance with articles 827 et seq. of the Brazilian Civil Code and (B) recognizes that this Guaranty shall not be considered as a limited instrument of guarantee, for the purposes of article 822 of the Brazilian Civil Code; and
(ii)    each Brazilian Guarantor expressly waives the benefits set forth in articles 333 (sole paragraph), 366, 821, 827, 829 (sole paragraph), 834, 835, 836, 837, 838 and 839 of the Brazilian Civil Code and articles 130 “II” and 794 of the Brazilian Code of Civil Procedure.
(c)    Each Mexican Guarantor hereby waives, to the extent applicable, any rights to the benefits of orden, excusión, división, quita and espera arising from articles 2814, 2815, 2817, 2818, 2819, 2820, 2821, 2822, 2823, 2826, 2837, 2839, 2840, 2845, 2846, 2847, 2848, 2849 and any other related or applicable articles that are not explicitly set forth herein because of the Guarantor’s knowledge thereof, of the Mexican Federal Civil Code (Código Civil Federal) and any correlative Article of any applicable Civil Code of any State of Mexico or Mexico City.
Section 8.05.    Subrogation. Upon a Guarantor’s making payment with respect to any obligation under this Article 8, such Guarantor shall be subrogated to the rights of the payee against any Borrower (or the other obligor) with respect to such obligation; provided that such Guarantor shall not enforce any payment by way of subrogation, indemnity or otherwise, or exercise any other right, against any Borrower (or such other obligor) so long as any Obligations

(other than on-going but not yet incurred indemnity obligations) remain unpaid and/or the Commitments remains outstanding.
Section 8.06.    Stay of Acceleration. If acceleration of the time for payment of any Obligations is stayed due to any event described in Section 7.01(f), then all such amounts otherwise subject to acceleration under this Agreement shall nonetheless be payable by the Guarantors hereunder.
Section 8.07.    Additional Guarantors. Each Additional Guarantor that shall join this Agreement through the execution of a Subsidiary Joinder Agreement hereby agrees to be bound by all of the obligations of and shall have all of the rights of a Guarantor under this Agreement and each other Loan Document. In addition, each Additional Guarantor that is a Brazilian Guarantor acknowledges and agrees that, upon becoming a Guarantor hereunder, it shall also execute and deliver a Brazilian Guarantee Agreement to irrevocably, unconditionally, and jointly and severally guarantee the Obligations of the Borrowers under any Loan Document, and shall take any and all actions necessary to validly and effectively become a guarantor thereunder.
Section 8.08.    Brazilian Guarantee Agreement (Fiança).
(a)    The Obligations of the Loan Parties under this Agreement and the other Loan Documents shall be further guaranteed by a Brazilian Guarantee Agreement.
(b)    The Brazilian Guarantee Agreement shall be irrevocable, unconditional and joint and several (solidária), and shall remain in full force and effect until all the Obligations under this Agreement have been indefeasibly paid in full.
(c)    The Brazilian Guarantee Agreement shall be in addition to, and shall not replace or impact, any other guarantees or credit support instruments in connection with this Agreement, including (without limitation) the Guaranty set forth in this Article 8.
(d)    The Lenders and the Administrative Agent (acting at the direction of the Required Lenders) may enforce the Brazilian Guarantee Agreement in Brazil in accordance with applicable Brazilian procedural law, including, but not limited to, the provisions of Article 784, III of the Brazilian Code of Civil Procedure.
ARTICLE 9
The Administrative Agent
Section 9.01.    Appointment and Authority. Each of the Lenders hereby irrevocably designates and appoints GLAS USA LLC as its administrative agent to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as otherwise provided in Section 9.06(b), the provisions of this Article 9 are solely for the benefit of the Administrative Agent and the Lenders, and the Borrowers shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any

Applicable Law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
Section 9.02.    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its branches and Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
Section 9.03.    Exculpatory Provisions.
(a)    The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) and in all cases the Administrative Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (x) receive written instructions from the Required Lenders (or such other number or percentage of the Lenders as shall be expressly required by this Agreement or such other Loan Document), specifying the action to be taken and (y) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking continuing or refraining to take any such action (and the instructions as aforesaid and any action taken or failure to act pursuant thereto by the Administrative Agent shall be binding on all of the Lenders); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, (A) may expose the Administrative Agent to liability, may lead the Administrative Agent to expend its own funds or is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law, or (B) would subject the Administrative Agent to a Tax in any jurisdiction where it is not then subject to a Tax or would require the Administrative Agent to qualify to do business in any jurisdiction where it is not then so qualified; and
(iii)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose,

any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its branches or Affiliates in any capacity.
(b)    The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request or direction of the Required Lenders (or such other number or percentage of the Lenders as shall as shall be expressly required under this Agreement or the other Loan Documents, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 7.01 and 10.03), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by a Borrower or a Lender.
(c)    The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, (vi) the financial or other condition of the Borrowers or any Subsidiary of the Borrowers or any other Loan Party, or (vii) any failure by the Borrowers or any other Person to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein.
(d)    If a Default or an Event of Default has occurred and is continuing, then the Administrative Agent and shall take such action with respect to such Default or Event of Default, as applicable, as shall be directed by the requisite Lenders in the written instructions described in this Section 9.03; provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default, as applicable, as it shall deem advisable in the best interests of the Lenders. In no event, however, shall the Administrative Agent be required to take any action which is contrary to this Agreement, the Loan Documents or Applicable Law.
(e)    The permissive authorizations entitlements, powers and rights (including the right to request that the Borrowers take an action or deliver a document and the exercise of remedies following an Event of Default) granted to the Administrative Agent herein shall not be construed as duties. Nothing in this Agreement or any other Loan Document shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its rights or powers hereunder.

(f)    The Administrative Agent shall not be liable for any indirect, special, punitive, or consequential damages (including, but not limited to, lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action. The Administrative Agent shall not have any liability for any failure, inability or unwillingness on the part of any Lender or Loan Party to provide accurate and complete information on a timely basis to it, or otherwise on part of any such party to comply with the terms of this Agreement, and shall not have any liability for any inaccuracy or error in the performance or observance on the Administrative Agent’s part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete, or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof, except in the case of gross negligence or willful misconduct by the Administrative Agent as finally determined by a court of competent jurisdiction. For the avoidance of doubt, the Administrative Agent’s rights, protections, indemnities and immunities provided herein shall apply to the Administrative Agent for any actions taken or omitted to be taken under this Agreement or any other Loan Documents and any other related agreements in any of their respective capacities and shall be afforded all of the rights, powers, immunities and indemnities set forth in this Agreement in all of the other Loan Documents to which it is a signatory as if such rights, powers, immunities and indemnities were specifically set out in each such other Loan Document.
(g)    The Administrative Agent shall have no responsibility for nor have any duty to monitor the performance, observance or any action of the Borrowers, the Lenders, or any of their directors, members, officers, agents, affiliates or employees of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans, nor shall the Administrative Agent have any liability in connection with the malfeasance or nonfeasance by such party.
(h)    For purposes of clarity, and without limiting any rights, protections, immunities or indemnities afforded to the Administrative Agent hereunder, phrases such as “satisfactory to the Administrative Agent,” “approved by the Administrative Agent,” “acceptable to the Administrative Agent,” “as determined by the Administrative Agent,” “in the Administrative Agent’s discretion,” “selected by the Administrative Agent,” “designated by the Administrative Agent,” “elected by the Administrative Agent,” “requested by the Administrative Agent,” and phrases of similar import that authorize and permit the Administrative Agent to approve, disapprove, determine, act or decline to act in its discretion shall be subject to the Administrative Agent receiving written direction from the Required Lenders (or such other number or percentage of the Lenders as shall be expressly required by this Agreement or such other Loan Document to take such action or exercise such right).
(i)    The Administrative Agent shall not be required to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account. Any money held by the Administrative Agent in trust hereunder need not be segregated from other funds except to the extent required by law. The Administrative Agent shall not be obligated to calculate any premium, penalty, or break funding payment.

Section 9.04.    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person and upon advice and statements of legal counsel (including counsel to the Borrowers), independent accountants, consultants and other experts selected by the Administrative Agent (reasonably selected by the Required Lenders, except for the Administrative Agent’s counsel). The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon and each of the Borrowers and the Lenders hereby waives the right to dispute the Administrative Agent’s record of such statement, except in the case of gross negligence or willful misconduct by the Administrative Agent as finally determined by a court of competent jurisdiction. Upon request by the Administrative Agent at any time, the Required Lenders, or such other number or percentage of the Lenders as shall be expressly required under this Agreement or the other Loan Documents) will provide written instruction to the Administrative Agent and the Administrative Agent shall have no responsibility or liability for any losses or damages of any nature that may arise from any action taken or not taken by the Administrative Agent in accordance with such written instruction. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement, any other Loan Document and/or the transactions contemplated hereby or thereby.
Section 9.05.    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding Sections of this Article 9 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Loans provided for herein as well as activities as Administrative Agent under this Agreement and the other Loan Documents. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
Section 9.06.    Resignation or Removal of Administrative Agent.
(a)    The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”). Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents, including appointing a successor Administrative Agent meeting the qualifications set forth above or petition a court of competent jurisdiction to appoint a successor Administrative Agent; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    The Required Lenders may, to the extent permitted by Applicable Law, by giving thirty (30) days’ prior written notice in writing to the Borrowers and the Person serving as Administrative Agent remove such Person as Administrative Agent and, in consultation with the Borrowers, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article 9 and Section 9.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

Section 9.07.    Non-Reliance on the Administrative Agent, the Lead Arranger and other Lenders. Each Lender expressly acknowledges that none of the Administrative Agent nor the Lead Arranger has made any representation or warranty to it, and that no act by the Administrative Agent or the Lead Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of the Borrowers or any Affiliate thereof, shall be deemed to constitute any representation or any warranty by the Administrative Agent or the Lead Arranger to any Lender as to any matter, including whether the Administrative Agent or the Lead Arranger have disclosed material information in their (or their Related Parties’) possession. Each Lender represents to the Administrative Agent and the Lead Arranger that it has, independently and without reliance upon the Administrative Agent, the Lead Arranger, or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers and their respective Subsidiaries, and all applicable bank or other Applicable Laws, including regulatory legislation, relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Lead Arranger or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers. In structuring, arranging or syndicating this Agreement, each Lender acknowledges and agrees that the Administrative Agent may be an agent or lender under other loans or other securities, and each Lender hereby waives any existing or future conflicts of interest associated with any of their roles in such other debt instruments. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and certain other facilities set forth herein and (ii) it is engaged in making, acquiring or holding commercial loans or providing other similar facilities in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing the Loans set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing (such as a claim under federal or state securities laws) (iii) it has, independently and without reliance upon the Administrative Agent, the Lead Arranger or any Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.
Section 9.08.    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Borrower or any Subsidiary of the Borrowers, the Administrative Agent, acting at the direction of the Required Lenders (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the

Administrative Agent shall have made any demand on the Borrowers), shall be entitled and empowered by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 10.06) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 9.03.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
Section 9.09.    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrowers, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,
(ii)    the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84- 14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrowers, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
Section 9.10.    Force Majeure. In no event shall the Administrative Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder or under the other Loan Documents arising out of or caused by acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, sabotage, riots, interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service, accidents, labor disputes, acts of civil or military authority; pandemics, government action or the unavailability of the Federal Reserve Bank wire or other wire facility or any other cause beyond the Administrative Agent’s control; it being understood that the Administrative Agent shall use reasonable efforts to resume performance as soon as practicable under the circumstances.
Section 9.11.    Erroneous Payments.
(a)    Each Lender hereby agrees that (i) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one (1) Business Day thereafter (or such later date as the Administrative Agent, may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (ii) to the extent permitted by Applicable Law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 9.11(a) shall be conclusive, absent manifest error.
(b)    Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates that (i) is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (ii) was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one (1) Business Day thereafter (or such later date as the Administrative Agent, may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(c)    The Borrowers and each other Loan Party hereby agree that (i) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (ii) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrowers or any other Loan Party.
(d)    Each party’s obligations under this Section 9.11 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.
Section 9.12.    Lead Arranger. The Lead Arranger shall have no obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but, for the avoidance of doubt, shall have the benefit of the rights and indemnities provided for hereunder.
ARTICLE 10
Miscellaneous
Section 10.01.    Right of Set-Off. Without limiting any of the obligations of any Loan Party or the rights of the Administrative Agent or any Lender hereunder, if any Loan Party shall fail to pay when due (whether at stated maturity, by acceleration or otherwise), by the expiration of the grace period provided by Section 7.01(a) (if any), any amount payable by it hereunder, then (to the extent not in violation of applicable law) such Lender and each of their respective affiliates may, to the fullest extent permitted by law, without prior notice to any Loan Party (which notice is expressly waived by it to the fullest extent permitted by applicable law), set off and apply against such amount any and all general deposits (time or demand, provisional or final, in any currency, matured or unmatured) at any time held or any other debt owing by such Lender or any of its Affiliates (in each case, including any branch or agency thereof) to or for the credit or account of any Loan Party; provided that, in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so setoff shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff; provided further that, any such obligations are in different currencies, the Loan Party may, subject to Brazilian Central Bank regulations (to the extent applicable), convert either obligation at a market rate of exchange in its usual course of business for the purpose of such set off. Each Lender shall promptly provide notice of any such set-off by it to the Borrowers; provided that failure by such Lender to provide such notice shall not give any Loan Party any cause of action or right to damages or affect the validity of such set-off and application.
Section 10.02.    New York Time. All references herein and in the other Loan Documents to any time of day shall mean the local (standard or daylight, as in effect) time of New York, New York unless otherwise expressly provided herein or therein.
Section 10.03.    Amendments; Waivers.
(a)    No failure or delay by the Administrative Agent or any Lender in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other rights, power or privilege. The remedies provided for herein are cumulative and not exclusive of any remedies provided by law. No waiver of any provision of this Agreement or consent to any departure by the Borrowers therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 10.03, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent any Lender may have had notice or knowledge of such Default at the time.

(b)    Except as otherwise expressly set forth in this Agreement (including Section 2.06(e), Section 2.20 and Section 10.03(c) below), neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change the payment waterfall provisions of Sections 2.18, 2.10 or 7.02 without the written consent of each Lender, (v) release any Guarantor from its obligations hereunder, under any Brazilian Guarantee Agreement or under any Subsidiary Joinder Agreement, or (vi) change any of the provisions of this Section 10.3 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.
(c)    If the Administrative Agent and the Borrowers acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Borrowers shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.
Section 10.04.    Notices.
(a)    Except as otherwise expressly provided herein, notices and other communications to each party provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by e-mail, as follows:
if to the Borrowers,

ARCOS DORADOS HOLDINGS INC.
ARCOS DORADOS B.V.
Río Negro 1338, First Floor
Montevideo, Uruguay, 11100
Attention: Mariano Tannenbaum, Chief Financial Officer
E-mail: [***]

if to the Administrative Agent

GLAS USA LLC
3 Second Street Suite 206
Jersey City NJ 07311
Attention: Milton Rodriguez
E-mail: [***]; [***] and
[***]

With a copy to (which shall not constitute notice):

White & Case LLP
Attention: Rob Bennett and Viktor Braun
E-mail: [***] and [***]

If to any other Lender, to it at its address (or e-mail) set forth in its Administrative Questionnaire.
Any such notice or other communication sent by overnight courier service or mail shall be effective on the earlier of actual receipt and (i) if sent by overnight courier service, the scheduled delivery date and (ii) if sent by mail, the fourth Business Day after deposit in the U.S. mail first class postage prepaid. All notices and other communications sent by the other means listed in the first sentence of this Paragraph shall be effective upon receipt. Notwithstanding anything to the contrary contained herein, all notices (by whatever means) to the Administrative Agent pursuant to Section 2.02 shall be effective only upon receipt. Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b). Any notice or other communication permitted to be given, made or confirmed by telephone hereunder shall be given, made or confirmed by means of a telephone call to the intended recipient at the number specified in writing by such Person for such purpose, it being understood and agreed that a voicemail message shall in no event be effective as a notice, communication or confirmation hereunder.
(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including Approved Electronic Platforms, e mail, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article 2 if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article 2 by electronic communication. The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
            Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website (including Approved Electronic Platforms) shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(c)    Any party hereto may change its address or email address for notices and other communications hereunder by notice to the other parties hereto.
(d)    The Administrative Agent shall be entitled to rely and act upon any notices (including telephonic notices of borrowings and continuations) purportedly given by or on behalf of a Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify each Indemnitee from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Loan Party. All telephonic notices to and other communications may be recorded and each party hereby consents to such recording.
Section 10.05.    Successors and Assigns.
(a)    This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns, except that (i) no Loan Party may assign its rights and obligations hereunder, and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.05. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section 10.05) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:
(A)    the Borrowers; provided that, Borrowers shall be deemed to have consented to an assignment of all or a portion of the Loans and Commitments unless they shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; provided further that, no consent of the Borrowers shall be required (x) for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or (y) if an Event of Default has occurred and is continuing;
(B)    the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender (other than a Defaulting Lender) with a Commitment immediately prior to giving effect to such assignment;

(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrowers and the Administrative Agent otherwise consent; provided that no such consent of the Borrowers shall be required if an Event of Default has occurred and is continuing;
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
(C)    the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of U.S.$3,500 payable to the Administrative Agent for its own account, which can be waived by the Administrative Agent in its sole discretion;
(D)    no such assignment shall be made to (A) any Borrower or any of the Borrowers’ Affiliates or Subsidiaries or (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof;
(E)    No such assignment shall be made to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person); and
(F)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 10.05, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.15, 10.06 or 10.07. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 10.05.

(iv)    The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)    Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 10.05 and any written consent to such assignment required by paragraph (b) of this Section 10.05, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.02(b)(ii), 10.07, 10.08 or 2.10(d), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph (v).
(c)    Any Lender may at any time grant to any other Person (other than a natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) (a “Participant”) participating interests in all or any part of such Lender’s rights and obligations hereunder (including all or a portion of its Commitment and/or the Loans owing to it) without notice to, or consent of, the Borrowers or any other Loan Party. Upon the sale by the Lender of a participation to any Participant, (1) such Lender’s obligations under this Agreement shall remain unchanged, (2) such Lender shall remain solely responsible to the Loan Parties for the performance of such obligations and (3) the Loan Parties and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents. Any agreement or instrument pursuant to which the Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement without obtaining the consent of the participant; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.03(b) that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.15 (subject to the requirements and limitations therein). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.17 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.10(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(e)    The Loan Parties agree to execute any documents reasonably requested by the Administrative Agent in connection with any such assignment or participation. All information provided by or on behalf of any Loan Party to the Administrative Agent or any Lender or its Affiliates may be furnished by such Lender or the Administrative Agent to its respective Affiliates and to any actual or proposed assignee or participant, subject to Section 10.16 below. In no case shall the Loan Parties be responsible for any direct or indirect increases in costs, Taxes or other expenses caused by assignments or the grant of participations to third parties as provided in this Section 10.05 in excess of those which would have been payable had there been no assignment or participation except: (i) if such assignment was made or participation sold following the occurrence and during the continuance of any Event of Default, or (ii) to the extent of Taxes resulting from a Change in Law that occurs after the assignment or the grant of participation.

Section 10.06.    Reimbursement of Costs and Expenses; Limitation of Liability.
(a)    The Loan Parties shall, jointly and severally, pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and the Lead Arranger, including the reasonable fees, charges and disbursements of separate counsel for (a) the Administrative Agent and (b) the Lead Arranger, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any separate counsel for (a) the Administrative Agent or (b) any Lender, in connection with the enforcement, collection or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.06, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(b)    None of the parties shall assert, and each party hereby waives, any claim against any other party or any Related Party of any of the foregoing Persons for any Liabilities arising on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the transactions provided under the Loan Documents, any Loan or the use of the proceeds thereof; provided that, nothing in this Section 10.06(b) shall relieve any Borrower or any other Loan Party of any obligation it may have to indemnify an Indemnitee, as provided in Section 10.07, against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.
(c)    The agreements in this Section 10.06 shall survive the termination of the Commitments, the repayment, satisfaction or discharge of all the other obligations and liabilities of the Borrowers under the Loan Documents and the termination of this Agreement. All amounts due under this Section 10.06 shall be payable promptly and in any event within ten (10) days after demand therefor.
Section 10.07.    Indemnification. Without duplication of Section 2.12(d) (which shall solely govern with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim), each Borrower shall indemnify and hold harmless the Administrative Agent, the Lead Arranger and each Lender, its affiliates; and their respective partners, directors, officers, employees, agents and advisors (collectively the “Indemnitees”) against, and hold each Indemnitee harmless from, any and all Liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby, (ii) the Loans or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its respective Subsidiaries, or any Environmental Liability related in any way to any

Borrower or any of its respective Subsidiaries or (iv) any actual or prospective claim, litigation, investigation, arbitration or administrative, judicial or regulatory action or proceeding (each a “Proceeding”) in any jurisdiction relating to any of the foregoing (including in relation to enforcing the terms of the limitation of liability and indemnification referred to above), regardless of whether or not any Indemnitee is a party thereto and whether or not such Proceeding is brought by the Borrowers, their respective affiliates or equity holders or any other party; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Liabilities or expenses (i) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee or (ii) result from a claim brought by the Borrowers or any Guarantor against an Indemnitee for breach in bad faith of such Lender’s, its affiliates’ (and their respective partners’, directors’, officers’, employees’, agents’ and advisors’ obligations hereunder or under any other Loan Document if such Borrower or such Guarantor has obtained a final non-appealable judgment in its favor in respect of such claim as determined by a court of competent jurisdiction. The agreements in this Section 10.07 shall survive the termination of the Commitments, the repayment, satisfaction or discharge of all the other obligations and liabilities of the Borrowers under the Loan Documents and the termination of this Agreement. All amounts due under this Section 10.07 shall be payable within ten (10) days after demand therefor.
Section 10.08.    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 10.09.    Counterparts; Electronic Execution.
(a)    This Agreement may be executed in one or more counterparts, and each counterpart, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same instrument.
(b)    The words “execution,” “signed,” “signature,” and words of like import in this Agreement and the other Loan Documents including any Assignment and Assumption shall be deemed to include electronic signatures or electronic records (each an “Electronic Communication”), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.10.    Governing Law; Jurisdiction.
(a)    THIS AGREEMENT IS GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT SITTING IN THE BOROUGH OF MANHATTAN (OR IF SUCH COURT LACKS SUBJECT MATTER JURISDICTION, THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN)AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH LOAN PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO THE BORROWERS AT THEIR ADDRESS SET FORTH BENEATH ITS SIGNATURE HERETO. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(b)    SOLELY FOR PURPOSES OF (A) THE THIRD PARAGRAPH OF ARTICLE 784 OF THE BRAZILIAN CODE OF CIVIL PROCEDURE, THE LENDERS MAY, AT THEIR SOLE DISCRETION, ELECT BRAZIL AS THE PLACE OF FULFILMENT OF THE OBLIGATIONS SET FORTH HEREIN; AND (B) ARTICLE 9 OF BRAZILIAN DECREE LAW NO. 4,657 DATED SEPTEMBER 4, 1942, AND ARTICLE 78 OF THE BRAZILIAN CIVIL CODE, THE TRANSACTIONS CONTEMPLATED HEREBY HAVE BEEN CONSTITUTED AND PROPOSED OUTSIDE BRAZIL.
Section 10.11.    Jury Trial Waiver. EACH PARTY HERETO WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
Section 10.12.    Process Agent Appointment. FOR THE PURPOSE OF PROCEEDINGS IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (OR IF SUCH COURT LACKS SUBJECT MATTER JURISDICTION, THE SUPREME COURT OF THE STATE OF NEW YORK), (IN EACH CASE LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY), EACH BORROWER AND EACH GUARANTOR HEREBY IRREVOCABLY DESIGNATES AS OF THE DATE HEREOF COGENCY GLOBAL INC. (THE “PROCESS AGENT”) WITH OFFICES CURRENTLY LOCATED AT 122 EAST 42ND STREET, 18TH FLOOR, NEW YORK, NY 10168, AS ITS AGENT FOR SERVICE OF PROCESS. IN THE EVENT THAT SUCH PROCESS AGENT OR ANY SUCCESSOR SHALL CEASE TO BE LOCATED IN THE BOROUGH OF MANHATTAN, EACH LOAN PARTY SHALL PROMPTLY AND IRREVOCABLY BEFORE THE

RELOCATION OF SUCH PROCESS AGENT FOR SERVICE OF PROCESS, IF PRACTICABLE, OR PROMPTLY THEREAFTER DESIGNATE A SUCCESSOR PROCESS AGENT, WHICH SUCCESSOR PROCESS AGENT SHALL BE LOCATED IN THE BOROUGH OF MANHATTAN, AND NOTIFY THE ADMINISTRATIVE AGENT THEREOF, TO ACCEPT ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS OR OTHER DOCUMENTS WHICH MAY BE SERVED IN ANY ACTION OR PROCEEDING IN ANY OF SUCH COURTS AND FURTHER AGREES THAT SERVICE UPON SUCH PROCESS AGENT SHALL CONSTITUTE VALID AND EFFECTIVE SERVICE UPON SUCH LOAN PARTY AND THAT FAILURE OF ANY SUCH PROCESS AGENT TO GIVE ANY NOTICE OF SUCH SERVICE TO SUCH GUARANTOR SHALL NOT AFFECT THE VALIDITY OF SUCH SERVICE OR ANY JUDGMENT RENDERED IN ANY ACTION OR PROCEEDING BASED THEREON. EACH OF THE PARTIES HERETO AGREES THAT SERVICE OF ANY AND ALL SUCH PROCESS OR OTHER DOCUMENTS ON SUCH PERSON MAY ALSO BE EFFECTED BY REGISTERED MAIL TO ITS ADDRESS AS PROVIDED PURSUANT TO SECTION 10.04. WITH RESPECT TO EACH LOAN PARTY, SERVICE OF ANY AND ALL SUCH PROCESS OR OTHER DOCUMENTS TO THE PROCESS AGENT OR SUCH OTHER AGENT FOR SERVICE OF PROCESS DESIGNATED BY SUCH LOAN PARTY IN ACCORDANCE WITH THIS AGREEMENT SHALL CONSTITUTE VALID AND EFFECTIVE SERVICE ONLY IF MADE IN PERSON TO THE PROCESS AGENT OR SUCH OTHER AGENT FOR SERVICE OF PROCESS.
Section 10.13.    Waiver of Immunity. To the extent that any Loan Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its assets, such Loan Party each hereby irrevocably waives such immunity in respect of its obligations under this Agreement and the other Loan Documents. The foregoing waiver is intended to be effective to the fullest extent now or hereafter permitted by applicable law.
Section 10.14.    USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the Patriot Act. Each Loan Party shall, promptly following a request by any Lender, provide all documentation and other information that such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and Anti-Money Laundering Laws, including the Patriot Act.
Section 10.15.    Judgment Currency. All payments made under this Agreement and any notes shall be made in Dollars (the “Agreement Currency”), and, if for any reason any payment made hereunder or under any Loan Document is made in a currency (the “Other Currency”) other than the applicable Agreement Currency, then to the extent that the payment actually received by the Administrative Agent or any Lender, when converted into the applicable Agreement Currency at the Rate of Exchange (as defined below) on the date of payment (or, if conversion on such date is not practicable, as soon thereafter as it is practicable for the Administrative Agent or such Lender to purchase the applicable Agreement Currency) falls short of the amount due under the terms of this Agreement or any Loan Document, each Borrower shall, as a separate and independent obligation of such Borrower, indemnify the Administrative Agent or such Lender and hold such Person harmless from and against the amount of such shortfall. If the amount of the Agreement Currency so purchased is greater than the sum originally due to any Lender, such Lender agrees to repay such excess to the Borrowers. As used in this Paragraph, the term “Rate of Exchange” means the rate at which the Administrative Agent or the relevant Lender is able on the relevant date in accordance with normal banking procedures to purchase the applicable Agreement Currency with the Other Currency and shall include any premiums and out-of-pocket costs of exchange payable in connection with the purchase of or conversion into, the applicable Agreement Currency.
Section 10.16.    Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives, including accountants and legal counsel (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) in connection with any examination of the Administrative Agent or any Lender provided that the Administrative Agent or such Lender, as applicable, shall, unless prohibited by any requirement of law, notify the Borrowers of any disclosure pursuant to this clause (b) as far in advance as is reasonably practicable under such circumstances, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to the extent reasonably required (determined solely in the judgment of the Administrative Agent or such Lender) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section for the benefit of the Borrowers, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations, (f) with the consent of the Borrowers, (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender or any of its respective Affiliates on a nonconfidential basis from a source other than the Borrowers or (h) to any other party hereto. For the purposes of this Section 10.16, “Information” means all information (x) received from any Borrower or any other Loan Party relating to any Borrower or any other Loan Party or its business or (y) obtained by the Administrative Agent or any Lender based on a review of the books and records of the Borrowers or any of their respective Subsidiaries, other than any such information that is available to the Administrative Agent or such Lender on a nonconfidential basis prior to disclosure by any Borrower or any other Loan Party or is independently developed by Administrative Agent or any Lender without reference to the Information; provided that, in the case of information received from any Borrower or any other Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. The provisions of this Section 10.16 shall expire on the Maturity Date.
Section 10.17.    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such Liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
Section 10.18.    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrowers acknowledge and agree, and acknowledge their respective Affiliates’ understanding, that:
(a)    (i) no fiduciary, advisory or agency relationship between any Borrower and its respective Subsidiaries and the Lead Arranger, the Administrative Agent or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether the Lead Arranger, the Administrative Agent or any Lender has advised or is advising any Borrower or any of its respective Subsidiaries on other matters, (ii) the arranging and other services regarding this Agreement provided by the Lead Arranger, the Administrative Agent and the Lenders are arm’s-length commercial transactions between each Borrower and its respective Affiliates, on the one hand, and the Lead Arranger, the Administrative Agent and the Lenders, on the other hand, (iii) each Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iv) each Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and

(b)    (i) the Lead Arranger, the Administrative Agent and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Borrower or any of its Affiliates, or any other Person; (ii) none of the Lead Arranger, the Administrative Agent and the Lenders has any obligation to any Borrower or any of its respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Lead Arranger, the Administrative Agent and the Lenders and their respective branches and Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrowers and their Affiliates, and none of the Lead Arranger, the Administrative Agent and the Lenders has any obligation to disclose any of such interests to the Borrowers or its Affiliates. To the fullest extent permitted by Applicable Law, each Borrower hereby waives and releases any claims that it may have against any of the Lead Arranger, the Administrative Agent and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section 10.19.    Entire Agreement. This Agreement and the other Loan Documents represent the final agreement between the parties hereto and may not be contradicted by evidence of prior oral or written agreements of the parties relating to the subject matter hereof. There are no unwritten oral agreements between the parties hereto.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

ARCOS DORADOS HOLDINGS INC., as a Borrower
By:	/s/ Lucas Brizuela
Name: Lucas Brizuela
Title: Director of Finances and Treasurer and Authorized Signatory

ARCOS DORADOS B.V., as a Borrower
By:	/s/ Lucas Brizuela
Name: Lucas Brizuela
Title: Authorized Signatory

[Signature Page to Arcos Dorados Credit Agreement]

    GUARANTORS:

ARCOS DORADOS ARGENTINA S.A., as a Guarantor
By:	/s/ Lucas Brizuela
Name: Lucas Brizuela
Title: Director of Finances and Treasurer and Authorized Signatory

ARCOS DOURADOS COMÉRCIO DE ALIMENTOS S.A., as a Guarantor
By:	/s/ Lucas Brizuela
Name: Lucas Brizuela
Title: Director of Finances and Treasurer and Authorized Signatory

ARCOS DOURADOS RESTAURANTES LTDA., as a Guarantor
By:	/s/ Lucas Brizuela
Name: Lucas Brizuela
Title: Director of Finances and Treasurer and Authorized Signatory

ARCOS SERCAL INMOBILIARIA, S. DE R.L. DE C.V., as a Guarantor
By:	/s/ Lucas Brizuela
Name: Lucas Brizuela
Title: Director of Finances and Treasurer and Authorized Signatory
[Signature Page to Arcos Dorados Credit Agreement]

RESTAURANTES ADMX, S. DE R.L. DE C.V., as a Guarantor
By:	/s/ Lucas Brizuela
Name: Lucas Brizuela
Title: Director of Finances and Treasurer and Authorized Signatory

ARCOS DORADOS PUERTO RICO, LLC, as a Guarantor
By:	/s/ Lucas Brizuela
Name: Lucas Brizuela
Title: Director of Finances and Treasurer and Authorized Signatory

GOLDEN ARCH DEVELOPMENT, LLC, as a Guarantor
By:	/s/ Lucas Brizuela
Name: Lucas Brizuela
Title: Director of Finances and Treasurer and Authorized Signatory

ARCOS DORADOS RESTAURANTES DE CHILE, SPA, as a Guarantor
By:	/s/ Lucas Brizuela
Name: Lucas Brizuela
Title: Director of Finances and Treasurer and Authorized Signatory

[Signature Page to Arcos Dorados Credit Agreement]

GLAS USA LLC, as Administrative Agent
By:	/s/ Lucas Brizuela
Name: Milton Rodriguez
Title: AVP
[Signature Page to Arcos Dorados Credit Agreement]

    LENDERS:

JPMORGAN CHASE BANK, N.A., as Lender
By:	/s/ James M Shender
Name: James M Shender
Title: Managing Director

BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH, as Lender
By:	/s/ Cara Younger
Name: Cara Younger
Title: Authorized Signatory

By:	/s/ Luis Ruigomez
Name: Luis Ruigomez
Title: Authorized Signatory

BANCO SANTANDER (BRASIL) S.A. - GRAND CAYMAN BRANCH, as Lender
By:	/s/ Ricardo da Silva Fernandes
Name: Ricardo da Silva Fernandes
Title: Authorized Signatory

By:	/s/ Eliana Dozol
Name: Eliana Dozol
Title: Authorized Signatory

[Signature Page to Arcos Dorados Credit Agreement]

BANK OF AMERICA, N.A., as Lender
By:	/s/ Gonzalo Isaacs
Name: Gonzalo Isaacs
Title: Authorized Signatory

BNP PARIBAS, as Lender
By:	/s/ Sebastien Mannheim
Name: Sebastien Mannheim
Title: Authorized Signatory

By:	/s/ Walter Ringwald
Name: Walter Ringwald
Title: Authorized Signatory

BANCO DE CRÉDITO DEL PERÚ, as Lender
By:	/s/ Gerardo Moreno Vásquez
Name: Gerardo Moreno Vásquez
Title: Authorized Signatory

By:	/s/ Francesco Alessandro Piaggio Valdez
Name: Francesco Alessandro Piaggio Valdez
Title: Authorized Signatory

FIRSTBANK PUERTO RICO, as Lender
By:	/s/ Gesha J. Rodríguez Cabrera
Name: Gesha J. Rodríguez Cabrera
Title: Authorized Signatory

[Signature Page to Arcos Dorados Credit Agreement]

SCHEDULE 2.01
Commitments

Name of Lender	Commitment
JPMorgan Chase Bank, N.A.	U.S.$34,000,000
Banco Bilbao Vizcaya Argentaria, S.A. New York Branch	U.S.$34,000,000
Banco Santander (Brasil) S.A. - Grand Cayman Branch	U.S.$34,000,000
Bank of America, N.A.	U.S.$34,000,000
BNP Paribas	U.S.$34,000,000
Banco De Crédito Del Perú	U.S.$15,000,000
Firstbank Puerto Rico	U.S.$15,000,000
TOTAL	U.S.$200,000,000

Sch. 2.01 - 1

SCHEDULE 3.02
Material Subsidiaries
1.    Arcos Dorados Argentina S.A.
2.    Arcos Dourados Comercio de Alimentos S.A.
3.    Arcos Dourados Restaurantes Ltda.
4.    Arcos SerCal Inmobiliaria, S. de R.L. de C.V.
5.    Restaurantes ADMX, S. de R.L. de C.V.
6.    Arcos Dorados Restaurantes de Chile, SpA.

Sch. 3.02 - 1

SCHEDULE 6.01(A)
McDonald’s Foreign Pledge Agreements
1.    Stock Pledge Agreement (Contrato de Prenda de Acciones y Cesion Fiduciaria con Fines de Garantia), dated as of August 3, 2007, among the lenders party to the Credit Agreement, LatAm LLC (“LatAm”) and Woods White Staton Welten, as pledgors, Arcos Dorados S.A., McDonald’s Latin America, LLC (“McDonald’s”) and Deutsche Bank Trust Company Americas, as amended, supplemented or otherwise modified to date;

2.    Stock Pledge Agreement (Contrato de Prenda de Acciones y Cesion Fiduciaria con Fines de Garantia), dated as of August 3, 2007, among the lenders party to the Credit Agreement, LatAm, Arcos Dorados Caribbean Development Corp. (“ADCDC”), Compañia de Inversiones Inmobiliarias (C.I.I.) S.A. and Deutsche Bank Trust Company Americas, as amended, supplemented or otherwise modified to date;

3.    Second Lien Brazilian Quota Pledge Agreement, dated as of August 3, 2007, among McDonald’s, as the pledgee, and LatAm, ADCDC and Arcos Dorados B.V., as amended, supplemented or otherwise modified, including pursuant to those certain amendments dated September 30, 2011 and October 13, 2020, which converted the agreement to a First Lien Brazilian Quota Pledge Agreement and to a First Lien Brazilian Share Pledge Agreement, respectively, and as further amended, supplemented or otherwise modified to date;

4.    Ratification to Pledge Agreement, dated as of August 3, 2008, made by Arcos Dorados B.V., LatAm and ADCDC in favor of McDonald’s (the “McDonald’s U.S. Stock Pledge Agreement”), dated on or about August 3, 2007, among LatAm, McDonald’s and the other parties to the McDonald’s U.S. Stock Pledge Agreement;

5.    Venezuelan Share Pledge Agreement, dated as of August 3, 2007, between LatAm, Management Operations Company and Deutsche Bank Trust Company Americas, as amended, supplemented or otherwise modified to date;

6.    McDonald’s Aruba Deed of Pledge of Shares, dated on or about August 3, 2007, among McDonald’s, LatAm, McDonald’s Aruba N.V.;

7.    McDonald’s Contrato de Prenda Abierta sobre Cuotas en Colombia, dated on or about August 3, 2007, among LatAm, ADCDC and McDonald’s;

8.    McDonald’s Contrato de Prenda Abierta sobre Acciones en Colombia, dated on or about August 3, 2007, among LatAm, ADCDC and McDonald’s;

9.    McDonald’s Netherlands Antilles Deed of Pledge of Shares, dated on or about August 3, 2007, among McDonald’s, LatAm and McDonald’s St. Maarten and Curaçao N.V.;

10.    Second Lien Ecuadorian Stock Pledge Agreement, dated on or about August 3, 2007, between LatAm and McDonald’s;

11.    McDonald’s Panamanian Stock Pledge Agreement, dated on or about August 3, 2007, between LatAm and Eduardo de Alba, as pledgors, and McDonald’s, as pledgee;
Sch. 3.02 - 2

12.    Constitución y Preconstitución de Garantía Mobiliaria de Segundo Rango sobre Acciones, dated on or about August 3, 2007, among LatAm, McDonald’s and Operaciones Arcos Dorados de Perú S.A.;

13.    McDonald’s Uruguay Stock Pledge Agreement, dated on or about August 3, 2007, among McDonald’s, LatAm and Gauchito de Oro S.A.;

14.    McDonald’s Uruguay Social Quotas Pledge Agreement, dated on or about August 3, 2007, among McDonald’s, LatAm, ADCDC and Arcos del Sur S.R.L.;

15.    First Lien Quota Pledge Agreement dated as of March 2018, among McDonald’s Latin America, LLC, Arcos Dorados Group B.V. and Arcos Dorados Curacao, N.V., as amended, supplemented or otherwise modified to date;

16.    Deed of Pledge of Shares, dated as of March 21, 2018, among McDonald’s, Arcos Dorados Group B.V. and Arcos Dorados Curacao N.V., as amended, supplemented or otherwise modified to date;

17.    Pledge Agreement, dated as of September 29, 2020, among LatAm, Arcos Dorados Development B.V., Arcos Dourados Comercio de Alimentos, S.A., Woods W. Staton, Arcos Dorados Argentina S.A. and McDonald’s, with respect to the Equity Interests of Arcos Dorados Argentina S.A., as amended, supplemented or otherwise modified to date;

18.    Chilean Deed of Pledge of Shares, dated as of July 2, 2024, between LatAm and McDonald’s, with respect to the Equity Interests of Arcos Dorados Restaurantes de Chile SpA, as amended, supplemented or otherwise modified to date; and

19.    Pledge Certificate, dated as of July 9, 2024, between LatAm and McDonald’s, with respect to the Equity Interests of Arcos Dorados Restaurantes de Chile SpA, as amended, supplemented or otherwise modified to date.

Sch. 6.01(A) - 1

SCHEDULE 6.01(B)
Secured Restricted Real Estate

Country Code	Property Number	Name	City	Province	Address	Parcel Size (sq. m.)	Building Size (sq. m)	Property Type
ARG	51	Nuñez	Buenos Aires	Capital	Libertador 7112	2,955	676	Stand Alone
CHILE	5	KENNEDY	Santiago		Kennedy 5055	5,002	862	Stand Alone
VZ	31	La Castellana	Caracas		Av Eugenio Mendoza con 2da Transversal, frente a la Plaza La Castellana	2,449	1,096	Stand Alone
ARG	32	Florida	Buenos Aires	Capital	Florida 568	886	2,207	Street Retail
COL	6	CIUDAD SALITRE	BOGOTA		Carrera 68B No. 40A-30	4,127	551	Stand Alone
COL	1	ANDINO	BOGOTA		Carrera 11 No. 82-02 L 355	N/A	424	Shopping Mall
ARG	20	Cabildo y F. Lacroze	Buenos Aires	Capital	Av. Cabildo 756	1,546	447	Stand Alone
ARG	31	Florida	Buenos Aires	Capital	Florida 281	445	1,107	Street Retail

Sch. 6.01(B) - 1

EXHIBIT A
FORM OF BORROWING NOTICE
GLAS USA LLC, as Administrative Agent
3 Second Street Suite 206
Jersey City NJ 07311
Attention: Milton Rodriguez
E-mail: [***]; [***] and [***]
Date of this Notice: [month] [day], 20__

Attention: Account Manager: [Name] Phone: +1 [xxx xxx xxxx] Facsimile: +1 [xxx xxx xxxx] E-mail: [address]	Backup Account Manager: [Name] Phone: 1 [xxx xxx xxxx] Facsimile: +1 [xxx xxx xxxx] E-mail: [address]

Re: Borrowing Notice under the Credit Agreement
Ladies and Gentlemen:
Reference is hereby made to that certain Credit Agreement dated as of September 30, 2025 (as amended, extended, supplemented or otherwise modified through the date hereof, the “Agreement”), among Arcos Dorados Holdings Inc. and Arcos Dorados B.V., as borrowers (together, the “Borrowers”), GLAS USA LLC, as administrative agent (in such capacity and together with its permitted successors and assigns, the “Administrative Agent”), the various Persons from time to time party thereto as lenders (the “Lenders”) and certain subsidiaries of the Borrowers from time to time party thereto as guarantors. Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Agreement.
Pursuant to Section 2.02(a) of the Agreement, the Borrowers hereby irrevocably request:

(Please select one) ☐ a new Loan (and this notice constitutes a Borrowing Notice) ☐ a conversion of an outstanding Loan ☐ continuation of a Term SOFR Loan with a new Interest Period as specified below:
Exh. A - 1

Outstanding Loan ☐ Not applicable (this is a new Loan)		New or resulting Loan[1]
Amount:	U.S.$ [Amount]	Amount:	☐ U.S.$ [Amount] ☐ Same as the Outstanding Loan
Date of initial funding:	[Date] (the “Borrowing Date”)	Date of funding, conversion, or continuation:	[Date]*** (a Business Day) (the “Borrowing Date”)
	☐ a Term SOFR Loan with current Interest Period of: ☐ 1 month ☐ 3 months ☐ 6 months ☐ a Daily Simple SOFR Loan	Type:	☐ a Term SOFR Loan with an Interest Period of: ☐ 1 month ☐ 3 months ☐ 6 months ☐ a Daily Simple SOFR Loan

*** No earlier than: (i) two (2) U.S. Government Securities Business Days in the case of a Term SOFR Loan; and (ii) one (1) U.S. Government Securities Business Day in the case of a Daily Simple SOFR Loan, in each case, after the date of this Borrowing Notice.
In the case of a new Loan, the undersigned hereby (i) certify that the conditions specified in Section 4.02 of the Agreement have been satisfied and (ii) direct the Administrative Agent to disburse the proceeds of the Loan on the Borrowing Date to [name of corresponding Borrower] the following account:

Name of the Bank:	[Name of the Bank]
Account Name:	[Borrower Name]
ABA Number:	[ABA Number]
Account Number:	[Account Number]

1 Note to form: Please seek Dutch legal advice (i) until the interpretation of the term “public” (as referred to in article 4.1(1) of the Capital Requirements Regulation (EU/575/2013)) has been published by the competent authority, if the share of a Lender in any Borrowing requested by a Dutch Borrower is less than EUR 100,000 (or the foreign currency equivalent thereof) and (ii) as soon as the interpretation of the term “public” has been published by the competent authority, if the Lender is considered to be part of the public on the basis of such interpretation.
Exh. A - 2

Very truly yours,
ARCOS DORADOS HOLDINGS INC.

By ______________________________
Name:
Title:

Very truly yours,
ARCOS DORADOS B.V.

By ______________________________
Name:
Title:

Exh. A - 3

EXHIBIT B
FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date: _____,
To:    GLAS USA LLC, as Administrative Agent
    and the Lenders party to the Agreement (as defined below)
Ladies and Gentlemen:
Reference is hereby made to that certain Credit Agreement dated as of September 30, 2025 (as amended, extended, supplemented or otherwise modified from time to time, the “Agreement”), among Arcos Dorados Holdings Inc. (the “Parent Borrower”) a business company incorporated under the laws of the British Virgin Islands with company number 1619553 and its registered office at Kingston Chambers, P.O. Box 173, Road Town, Tortola VG1110, British Virgin Islands and Arcos Dorados B.V. (the “Dutch Borrower” and, together, the “Borrowers”) as borrowers, GLAS USA LLC, as administrative agent (in such capacity and together with its permitted successors and assigns, the “Administrative Agent”), the various Persons from time to time party thereto as lenders (the “Lenders”) and certain subsidiaries of the Borrowers from time to time party thereto as guarantors (the “Guarantors”). Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Agreement.
The undersigned [chief financial officer] [accounting officer] of the Parent Borrower hereby certifies (in its capacity as an officer of the Parent Borrower, and not in his/her personal capacity) as of the date hereof that he/she is the [chief financial officer] [accounting officer] of the Parent Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent and the Lenders on the behalf of and with respect to each such Borrower, and that:
[Use following paragraph 1 for fiscal year-end financial statements]
1.    Such Borrower has delivered the year-end audited financial statements required by Section 5.01(a) of the Agreement for the fiscal year of such Borrower ended as of the above date certified by independent public accountants of nationally recognized standing.
[Use following paragraph 1 for fiscal quarter-end financial statements]
2.    Such Borrower has delivered the unaudited financial statements required by Section 5.01(b) of the Agreement for the fiscal quarter of such Borrower ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of such Borrower and its Subsidiaries in accordance with GAAP applied on a consistent basis as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.
Exh. B - 1

3.    A review of the activities of such Borrower during such fiscal period has been made by, or under the supervision of, the undersigned with a view to determining whether during such fiscal period such Borrower performed and observed all its Obligations under the Loan Documents, and
[select one:]
[to the best knowledge of the undersigned, no Default or Event of Default has occurred and is continuing.]
--or--
[to the best knowledge of the undersigned, the following is a list of Defaults and/or Events of Default that have occurred and are continuing and their nature and status:]
4.    The calculations set forth on Schedule 1 attached hereto are true and accurate on and as of the date of this Certificate.
IN WITNESS WHEREOF, the undersigned has executed this Certificate as of ________.

ARCOS DORADOS HOLDINGS INC.
By:
Name:
Title: Authorized Signatory

ARCOS DORADOS B.V.
By:
Name:
Title: Authorized Signatory

For the Quarter/Year ended _____________ (“Statement Date”, and the period of four fiscal quarters ended on such date, the “Statement Period”)
Exh. B - 2

SCHEDULE 1
to the Compliance Certificate
(U.S.$ in 000’s)

I. Section 5.05 – Guarantors’ Share of Consolidated EBITDA.
A. Consolidated EBITDA of the Parent Borrower for Statement Period:
1. Consolidated Net Income of the Parent Borrower during Statement Period:	U.S.$_______
2. Consolidated Interest Expense of the Parent Borrower during Statement Period:	U.S.$_______
3. Consolidated Income Tax Expense of the Parent Borrower during Statement Period:	U.S.$_______
4. Consolidated Non-cash Charges of the Parent Borrower during Statement Period:	U.S.$_______
5. any non-operating and/or non-recurring charges, expenses or losses of the Parent Borrower and its Subsidiaries during Statement Period:	U.S.$_______
6. the amount of loss on any sale of accounts receivables and related assets to a Securitization Subsidiary in connection with a Permitted Receivables Financing:	U.S.$_______
7. all non-cash credits and gains increasing Consolidated Net Income for the Parent Borrower during Statement Period:	U.S.$_______
8. all cash payments made the Parent Borrower and its Subsidiaries during Statement Period relating to non- cash charges that were added back in determining Consolidated EBITDA in any prior period:	U.S.$_______
9.    non-operating and/or non-recurring income or gains (less all fees and expenses related thereto) increasing Consolidated Net Income of the Parent Borrower and its Subsidiaries during Statement Period:
U.S.$
10. Consolidated EBITDA (Line I.A.1 plus Line I.A.2 plus Line I.A.3 plus Line I.A.4 plus Line I.A.5 plus Line I.A.6 less Line I.A.7 less Line I.A.8 less Line I.A.9):	U.S.$_______
B. Consolidated EBITDA attributable to Guarantors:
1. portion of Consolidated EBITDA attributable to the Guarantors within the Territory of Brazil on a Combined/Consolidated Basis	U.S.$_______
Exh. B - 3

2. portion of Consolidated EBITDA attributable to the Guarantors within the Territory of Costa Rica on a Combined/Consolidated Basis	U.S.$_______
3. portion of Consolidated EBITDA attributable to the Guarantors within the Territory of Panama on a Combined/Consolidated Basis	U.S.$_______
[4.] [portion of Consolidated EBITDA attributable to the Guarantors within the Territory of ]	U.S.$_______
[5]. Consolidated EBITDA (Line I.B.1 plus Line I.B.2 plus Line I.B.3 [plus Line I.B.4]):[2]	U.S.$_______
C. Guarantors’ share of Consolidated EBITDA (Line I.B.[5] divided by Line I.A.10):	_____%
Minimum permitted:	[●]%
II. Section 6.06 – Consolidated Net Indebtedness to EBITDA Ratio.
A. Consolidated Net Indebtedness of Parent Borrower as at Statement Date:
1. Consolidated Indebtedness:	U.S.$_______
2. cash and cash equivalents and consolidated marketable securities recorded as current assets (except for any Capital Stock in any Person):	U.S.$_______
3. Consolidated Net Indebtedness (Line II.A1 less Line II.A.2):	U.S.$_______
B. Consolidated EBITDA for Statement Period (from Line I.A.10):	U.S.$_______
C. Consolidated Net Indebtedness to EBITDA Ratio (Line II.A.3 – I.A.10):
Maximum permitted:
As of the last day of fiscal quarter ended [[●], 20__]:	[●] to [●]
As of the last day of fiscal quarter ended [[●], 20__] and the last day of each fiscal quarter thereafter:	[●] to [●]

2 Note to form: Include if there are any Additional Guarantors and insert additional lines as necessary.
Exh. B - 4

EXHIBIT C-1
FORM OF LOAN PARTIES’ NEW YORK COUNSEL OPINION
[Attached]
Exh. C-1 - 1

September [●], 2025
To:    GLAS USA LLC, as Administrative Agent,
and each of the Lenders listed on the signature pages of
the Credit Agreement referred to below.
Ladies and Gentlemen:
We have acted as special New York counsel for Arcos Dorados Holdings Inc. (the “Parent Borrower”) and Arcos Dorados B.V. (the “Dutch Borrower” and, together with the Parent Borrower, the “Borrowers”) and each of Arcos Dorados Argentina S.A., Arcos Dourados Comércio de Alimentos S.A., Arcos Dourados Restaurantes Ltda., Arcos SerCal Inmobiliaria, S. de R.L. de C.V., Restaurantes ADMX, S. de R.L. de C.V., Arcos Dorados Puerto Rico, LLC, Golden Arch Development LLC (the “Delaware Guarantor”) and Arcos Dorados Restaurantes de Chile, SpA (collectively, the “Guarantors”) in connection with the revolving credit agreement dated as of September [], 2025 (the “Credit Agreement”) among, inter alios, the Borrowers, the Guarantors, the lenders listed on the signature pages thereof (the “Lenders”) and GLAS USA LLC, as administrative agent (the “Administrative Agent”). Terms used herein (but not defined herein) have the meanings assigned to them in the Credit Agreement. The Borrowers and the Guarantors are sometimes hereinafter collectively referred to as the “Loan Parties”, and each a “Loan Party”.
We have reviewed an executed copy of the Credit Agreement.
We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and certificates of public officials and officers or representatives of the Loan Parties and have conducted such other investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion letter. In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers or representatives of the Loan Parties that we reviewed were and are accurate and (vi) all representations made by the Loan Parties as to matters of fact in the documents that we reviewed were and are accurate. In addition, we have relied as to certain matters of fact upon the officer’s certificate delivered to us and dated as of the date hereof.
Based on the foregoing, and subject to the additional assumptions and qualifications set forth below, we are of the opinion that:
1.    The Delaware Guarantor is a limited liability company validly existing and in good standing under the laws of the State of Delaware.
2.    The execution, delivery and performance by the Delaware Guarantor of the Credit Agreement are within its limited liability company powers and have been duly authorized by all necessary limited liability company action. The Delaware Guarantor has duly executed and delivered the Credit Agreement.
Exh. C-1 - 2

3.    The execution, delivery and performance by each Loan Party of the Credit Agreement (a) require no action by or in respect of, or filing with, any governmental body, agency or official under United States federal or New York State law, and (b) do not on the date hereof contravene, or constitute a default under, any provision of (i) (x) applicable United States federal or New York State statutory law and (y) with respect to the Delaware Guarantor, the Delaware Limited Liability Company Act, in each case, that in our experience is normally applicable to general business corporations or general business limited liability companies, as applicable, in relation to transactions of the type contemplated by the Credit Agreement or (ii) in the case of the Delaware Guarantor, the limited liability company agreement of the Delaware Guarantor.
4.    The Credit Agreement constitutes a valid and binding agreement of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms.
5.    None of the Loan Parties is required to register as an “investment company” under the Investment Company Act of 1940, as amended.
6.    The borrowings of the Loans under the Credit Agreement on the date hereof and the use of proceeds thereof on the date hereof as contemplated by the Credit Agreement do not violate Regulation U or X of the Board of Governors of the Federal Reserve System.
The foregoing opinions are subject to the following assumptions and qualifications:
(a)    Our opinion in paragraph 4 above (i) is subject to (x) applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally (and the validity and the enforceability of indemnification provisions may be limited by federal or state laws or policies underlying such laws), (y) concepts of reasonableness, good faith and fair dealing and (z) equitable principles of general applicability, and (ii) may be subject to possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights.
(b)    We express no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provisions of applicable law on the opinions expressed above or (ii) any provision of the Credit Agreement that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provisions of applicable law by limiting the amount of any Loan Party’s obligations.
(c)    We express no opinion as to any provision in the Credit Agreement that purports to (i) indemnify any Person for its own gross negligence or willful misconduct or (ii) grant any Person a right to specific performance or to receive liquidated damages.
(d)    We express no opinion as to any provision in the Credit Agreement that purports to create rights of set-off in favor of participants or that provides for set-off to be made otherwise than in accordance with applicable laws.
(e)    We express no opinion as to any provision in the Credit Agreement that purports to waive objections to venue, claims that a particular jurisdiction is an inconvenient forum or the like.
Exh. C-1 - 3

(f)    We express no opinion as to whether a New York State or United States federal court would enforce the exclusivity of the jurisdiction of any New York State or United States federal court provided for in the Credit Agreement.
(g)    We express no opinion as to the validity, binding effect or enforceability of any provision of the Credit Agreement that permits the Administrative Agent, a Lender or any other Person to collect any portion of the stated principal amount of any Loan upon acceleration or prepayment thereof to the extent determined to constitute unearned interest.
(h)    We express no opinion as to whether a United States federal court would have subject- matter or personal jurisdiction over a controversy arising under the Credit Agreement.
(i)    Except as expressly set forth in paragraphs 5 and 6 above, we express no opinion as to United States federal or any state securities laws. We express no opinion as to the Foreign Investment Risk Review Modernization Act of 2018 and any other laws, rules, regulations or orders promulgated or administered by The Committee on Foreign Investment in the United States.
(j)    We express no opinion as to the right, title or interest of any Loan Party in or to any collateral or the value given therefor.
(k)    We note the possible unenforceability in whole or in part of certain remedial provisions of, and acknowledgments and waivers contained in, the Credit Agreement, although the inclusion of such provisions does not render the Credit Agreement invalid. In addition, we note that any foreclosures or other exercises of remedies by the Administrative Agent, any Lender or any other Person may require additional approvals and consents that have not been obtained from regulators and from lenders to, and suppliers, customers or other contractual counterparties of, the Loan Parties (including pursuant to intercreditor agreements and similar arrangements) and failure to obtain such approvals or consents could result in a default under, or a breach of, the agreements or other legal obligations of the Loan Parties.
(l)    We express no opinion as to provisions in the Credit Agreement which subject the Loan Parties to any claim for deficiency resulting from a judgment being rendered in a currency other than the currency called for in the Credit Agreement, and we express no opinion as to (i) whether a New York State or United States federal court would render or enforce a judgment in a currency other than U.S. Dollars or (ii) the exchange rate that such a court would use in rendering a judgment in U.S. Dollars in respect of an obligation in any other currency.
(m)    We have assumed, without any independent verification, that (i) each party to the Credit Agreement (other than the Delaware Guarantor) is validly existing and, to the extent applicable, in good standing under the laws of its jurisdiction of incorporation, formation or organization, (ii) each party to the Credit Agreement (other than the Delaware Guarantor) has duly executed and delivered the Credit Agreement, (iii) the execution, delivery and performance by each party to the Credit Agreement are within its corporate powers, have been duly authorized by all necessary corporate action on the
Exh. C-1 - 4

part of such party and do not contravene the articles or certificate of incorporation or bylaws or other constitutive documents, as the case may be, of such party, except that we make no such assumption to the extent that we have specifically opined as to such matters with respect to the Delaware Guarantor, (iv) the execution, delivery and performance by each party to the Credit Agreement do not require any action by or in respect of, or filing with, any governmental body, agency or official (other than under United States federal or New York State law) and (v) the execution, delivery and performance by each party to the Credit Agreement do not contravene, or constitute a default under, any law, rule or regulation (other than United States federal and New York State statutory laws and, in the case of the Delaware Guarantor, the Delaware Limited Liability Company Act, in each case that in our experience are normally applicable to general business corporations or general business limited liability companies, as applicable, in relation to transactions of the type contemplated by the Credit Agreement) or any order, injunction, decree, agreement, contract or instrument to which it is a party or by which it or its property is bound.
(n)    We express no opinion on the effectiveness of any service of process made other than in accordance with applicable law.
(o)    We express no opinion as to the effect (if any) of any law of any jurisdiction (except the State of New York) in which any Lender is located which may limit the rate of interest that such Lender may charge or collect.
(p)    As to various provisions in the Credit Agreement that grant the Administrative Agent, the Lenders or other Persons certain rights to make determinations or take actions in their discretion, we assume that such discretion will be exercised in good faith and in a commercially reasonable manner.
(q)    We express no opinion with respect to Section 10.17 of the Credit Agreement.
(r)    We express no opinion as to the enforceability of any guarantee to the extent such guarantee would result in or require any Loan Party to guarantee a swap obligation if the applicable Loan Party is not an eligible contract participant under the Commodity Exchange Act.
(s)    The enforceability in the United States of Section 10.13 of the Credit Agreement is subject to the limitations set forth in the United States Foreign Sovereign Immunities Act of 1976.
The foregoing opinions are limited to the laws of the State of New York, the federal laws of the United States of America and, with respect to paragraphs 1 and 2 above and clauses (b)(i)(y) and (b)(ii) of paragraph 3 above only, the Delaware Limited Liability Company Act, except that we express no opinion as to any law, rule or regulation that is applicable to any Loan Party, the Credit Agreement or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any party to the Credit Agreement or any of its affiliates due to the specific assets or business of such party or such affiliate.
This opinion letter is delivered to you in connection with the above matter. This opinion letter may not be relied upon by you for any other purpose or relied upon by or delivered to any other Person without
Exh. C-1 - 5

our prior written consent; except that that (a) this opinion letter may be relied upon as of its date by any of your respective successors and assigns that in each case becomes a Lender under the Credit Agreement in accordance with the provisions of Section 10.05 thereof, as if it were addressed and delivered to such Person as a Lender and an addressee hereof on the date hereof (it being understood that (x) any reliance by such Person on this opinion letter must be actual and reasonable under the circumstances existing at the time such Person becomes a Lender and (y) we have no responsibility or obligation to update this opinion letter, to consider its applicability or correctness to any Person other than its original addressee(s) as of the date hereof, or to take into account changes in law, facts or any other developments (including, without limitation, amendments or modifications of the Credit Agreement) after the date hereof) and (b) this opinion letter may be delivered to, but may not be relied upon by, (i) governmental or regulatory authorities (including any self-regulatory organizations) having jurisdiction over you which require you to furnish this opinion letter, or to any bank and insurance company examiner having jurisdiction over a Lender which requires such Lender to furnish this opinion letter, (ii) designated Persons pursuant to an order or legal process of any court or governmental agency having jurisdiction over you; and (iii) any of your independent auditors, accountants and attorneys; provided that, in the case of any disclosure pursuant to clauses (b)(i) through (b)(iii) above, (1) such disclosure is made solely to enable any such Person to be informed that an opinion has been given and to be made aware of its contents but not for the purposes of reliance, (2) we do not assume any duty or liability to any Person to whom such disclosure is made and (3) other than in the case of any disclosure pursuant to clauses (b)(i) and (b)(ii) above, such Person agrees not to further disclose this opinion letter or its contents to any other Person, other than as permitted above, without our prior written consent.

Very truly yours,
Exh. C-1 - 6

EXHIBIT C-2
FORM OF LOAN PARTIES’ BRITISH VIRGIN ISLANDS COUNSEL OPINION
[Attached]

Exh. C-2 - 1

Draft dated [●] September 2025

The Addressees named in Schedule I (together, the “Addressees”)

[●] September 2025
Arcos Dorados Holdings Inc. (the “Company”)
We have acted as counsel as to British Virgin Islands law to the Company in connection with the entry by the Company into the Transaction Documents (as defined below).
1    Documents Reviewed
We have reviewed originals, copies, drafts or conformed copies of the following documents:
1.1    The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the “Registry of Corporate Affairs”) on [●] 2025, including the Company’s Certificate of Incorporation and its Memorandum and Articles of Association (the “Memorandum and Articles”).
1.2    A list of the Company’s directors provided by the Registry of Corporate Affairs dated [●] 2025 (a copy of which is attached as Annexure A) (the “Registry List of Directors”).
1.3    The records of proceedings available from a search in respect of the Company of the electronic records maintained on the Judicial Enforcement Management System and the E-Litigation Portal from 1 January 2000 and available for inspection on [●] 2025 at the British Virgin Islands High Court Registry (the “High Court Registry”).
1.4    The extract from the minutes of the meeting of the board of directors of the Company held on 31 July 2025 (the “Resolutions”).
1.5    A Certificate of Incumbency dated [●] 2025, issued by Maples Corporate Services (BVI) Limited, the Company’s registered agent, (a copy of which is attached as Annexure B) (the “Registered Agent’s Certificate”).
1.6    A certificate of good standing with respect to the Company issued by the Registrar of Corporate Affairs dated [●] 2025 (the “Certificate of Good Standing”).
1.7    A certificate from a director of the Company (a copy of which is attached as Annexure C) (the “Director’s Certificate”).
1.8    The transaction documents listed in Schedule II (the “Transaction Documents”).

Exh. C-2 - 2

2    Assumptions
The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the British Virgin Islands which are in force on the date of this opinion letter. In giving the following opinions we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Registry List of Directors, the Registered Agent’s Certificate, the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:
2.1    The Transaction Documents have been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the British Virgin Islands).
2.2    The Transaction Documents are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York (the “Relevant Law”) and all other relevant laws (other than, with respect to the Company, the laws of the British Virgin Islands).
2.3    The choice of the Relevant Law as the governing law of the Transaction Documents has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the United States District Court sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan) and any appellate court from any thereof (the “Relevant Jurisdiction”) and any other relevant jurisdiction (other than the British Virgin Islands) as a matter of the Relevant Law and all other relevant laws (other than the laws of the British Virgin Islands).
2.4    Where a Transaction Document has been provided to us in draft or undated form, it will be duly executed, dated and unconditionally delivered by all parties thereto in materially the same form as the last version provided to us and, where we have been provided with successive drafts of a Transaction Document marked to show changes to a previous draft, all such changes have been accurately marked.
2.5    Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.
2.6    All signatures, initials and seals are genuine.
2.7    That all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs and the High Court Registry is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.
2.8    The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the British Virgin Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Transaction Documents.
2.9    There is no contractual or other prohibition or restriction (other than as arising under British Virgin Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Transaction Documents.
Exh. C-2 - 3

2.10    No monies paid to or for the account of any party under the Transaction Documents represent or will represent proceeds of criminal conduct (as defined in the Proceeds of Criminal Conduct Act (As Revised)).
2.11    There is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out below.
2.12    None of the parties to the Transaction Documents (other than the Company) is a company incorporated, or a partnership or foreign company registered, under applicable British Virgin Islands law and all the activities of such parties in relation to the Transaction Documents and any transactions entered into thereunder have not been and will not be carried on through a place of business in the British Virgin Islands.
2.13    The Company is not a sovereign entity of any state and is not a subsidiary, direct or indirect of any sovereign entity or state.
2.14    Payment obligations of the Company under the Transaction Documents are unsubordinated and undeferred as a contractual matter under the governing law of the Transaction Documents and the parties to the Transaction Documents do not subsequently agree to subordinate or defer their claims.
2.15    There is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the Relevant Law.
3    Opinions
Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:
3.1    The Company is a company limited by shares incorporated with limited liability under the BVI Business Companies Act (As Revised) (the “Act”), is in good standing at the Registry of Corporate Affairs, is validly existing under the laws of the British Virgin Islands and possesses the capacity to sue and be sued in its own name.
3.2    The Company has all requisite power and authority under the Memorandum and Articles to enter into, execute and perform its obligations under the Transaction Documents.
3.3    The execution and delivery of the Transaction Documents do not, and the performance by the Company of its obligations under the Transaction Documents will not, conflict with or result in a breach of any of the terms or provisions of the Memorandum and Articles or any law, public rule or regulation applicable to the Company currently in force in the British Virgin Islands.
3.4    The execution, delivery and performance of the Transaction Documents have been authorised by and on behalf of the Company and, upon the unconditional delivery of the Transaction Documents by Luis Raganato, Mariano Tannenbaum, Lucas Brizuela or Juan David Bastidas for and on behalf of the Company, the Transaction Documents will have been duly executed and delivered on behalf of the Company and will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.
3.5    No authorisations, consents, approvals, licences, validations or exemptions are required by law from any governmental authorities or agencies or other official bodies in the British Virgin Islands in connection with:
Exh. C-2 - 4

(a)    the execution, creation or delivery of the Transaction Documents by and on behalf of the Company;
(b)    enforcement of the Transaction Documents against the Company; or
(c)    the performance by the Company of its obligations under the Transaction Documents.
3.6    With the exception of filing fees charged by the Registry of Corporate Affairs in respect of any optional filings made at the Registry of Corporate Affairs no taxes, fees or charges (including stamp duty) are payable (either by direct assessment or withholding) to the government or other taxing authority in the British Virgin Islands under the laws of the British Virgin Islands in respect of:
(a)    the execution or delivery of the Transaction Documents;
(b)    the enforcement of the Transaction Documents; or
(c)    payments made under, or pursuant to, the Transaction Documents.
Companies incorporated or registered under the Act are currently exempt from income and corporate tax. In addition, the British Virgin Islands does not levy capital gains tax on companies incorporated or registered under the Act. There is no applicable statutory usury or interest limitation law in the British Virgin Islands which would restrict the recovery of payments or the performance by the Company of its obligations under the Transaction Documents.
3.7    The courts of the British Virgin Islands will observe and give effect to the choice of the Relevant Law as the governing law of the Transaction Documents.
3.8    Based solely on our inspection of the High Court Registry there were no actions or petitions pending against the Company in the High Court of the British Virgin Islands as at the time of our search on [●] 2025.
3.9    On the basis of our searches conducted at the Registry of Corporate Affairs and at the High Court Registry, no currently valid order or resolution for the winding-up of the Company and no current notice of appointment of a receiver over the Company, or any of its assets, appears on the records maintained in respect of the Company. It is a requirement under section 118 of the Insolvency Act (As Revised) that notice of appointment of a receiver be registered with the Registry of Corporate Affairs under section 118 of the Insolvency Act (As Revised). However, it should be noted that the absence of a registered notice of appointment of a receiver is not conclusive as to there being no existing appointment of a receiver in respect of the Company or its assets.
3.10    On the basis of our search conducted at the Registry of Corporate Affairs, no charge created by the Company has been registered pursuant to section 163 of the Act.
3.11    The submission by the Company in the Transaction Documents to the exclusive jurisdiction of the courts of the Relevant Jurisdiction is legal, valid and binding on the Company assuming that the same is true under the governing law of the Transaction Documents and under the laws, rules and procedures applying in the courts of the Relevant Jurisdiction.
3.12    On the basis of our search at the Registry of Corporate Affairs, the registered office of the Company is Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands.
Exh. C-2 - 5

3.13    Service of a document may be effected on the Company by addressing the document to the Company and leaving it at, or sending it by a prescribed method to (a) the Company’s registered office or (b) the office of the Company’s registered agent. The prescribed methods are:
(a)    by properly addressing, preparing and posting an envelope containing the document to the address for service;
(b)    by personal service;
(c)    by direct delivery to the secretary or clerk of the Company’s registered agent; and
(d)    by email attaching the document, provided the document is legible.
3.14    The appointment by the Company in the Credit Agreement of Cogency Global Inc. of 122 East 42nd Street, 18th Floor, New York, NY 10168 as its agent to accept service of process in the Relevant Jurisdiction is legal, valid and binding on the Company assuming the same is true under the governing law of the Credit Agreement.
3.15    Any final and conclusive monetary judgment obtained against the Company in the courts of the Relevant Jurisdiction (the “Foreign Judgment”) in respect of the Transaction Documents, for a definite sum, would be treated by the courts of the British Virgin Islands as a cause of action in itself such that in seeking to have the courts of the British Virgin Islands recognise and enforce the Foreign Judgment in the form of and by means of a corresponding judgment of the British Virgin Islands court, no retrial of the issues would be necessary provided that in respect of the Foreign Judgment:
(a)    the foreign court issuing the Foreign Judgment had jurisdiction in the matter and the Company either submitted to such jurisdiction or was resident or carrying on business within such jurisdiction and was duly served with process;
(b)    the Foreign Judgment given by the foreign court was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations of the Company;
(c)    in obtaining the Foreign Judgment there was no fraud on the part of the person in whose favour the Foreign Judgment was given or on the part of the court;
(d)    recognition or enforcement of the Foreign Judgment in the British Virgin Islands would not be contrary to public policy; and
(e)    the proceedings pursuant to which the Foreign Judgment was obtained were not contrary to natural justice.
3.16    It is not necessary to be licensed, qualified or otherwise entitled to carry on business in, or otherwise registered with, any governmental or other authority of or in the British Virgin Islands in order to claim and enforce in the British Virgin Islands any right in the Transaction Documents.
3.17    It is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of the Transaction Documents that any document be filed, recorded or enrolled with any governmental authority or agency or any official body in the British Virgin Islands.
Exh. C-2 - 6

3.18    None of the parties to the Transaction Documents (other than the Company) is or will be treated as resident, domiciled or carrying on or transacting business in the British Virgin Islands solely by reason of the negotiation, preparation or execution of the Transaction Documents.
3.19    The Company is not entitled to any immunity under the laws of the British Virgin Islands whether characterised as sovereign immunity or otherwise for any legal proceedings in the British Virgin Islands to enforce or to collect upon the Transaction Documents.
3.20    There is no exchange control legislation under British Virgin Islands law and accordingly there are no exchange control regulations imposed under British Virgin Islands law.
3.21    The payment obligations of the Company under the Transaction Documents rank and will rank at least pari passu with all its other present and future unsecured obligations (other than those preferred by law).
4    Qualifications
The opinions expressed above are subject to the following qualifications:
4.1    The obligations assumed by the Company under the Transaction Documents will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:
(a)    enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;
(b)    enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;
(c)    some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set-off, counterclaim, estoppel and similar defences;
(d)    where obligations are to be performed in a jurisdiction outside the British Virgin Islands, they may not be enforceable in the British Virgin Islands to the extent that performance would be illegal under the laws of that jurisdiction;
(e)    the courts of the British Virgin Islands have jurisdiction to give judgment in the currency of the relevant obligation;
(f)    arrangements that constitute penalties will not be enforceable;
(g)    enforcement may be prevented by reason of fraud, coercion, duress, undue influence, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;
(h)    an agreement made by a person in the course of carrying on unauthorised financial services business is unenforceable against the other party under section 50F of the Financial Services Commission Act (As Revised);
(i)    provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;
Exh. C-2 - 7

(j)    the courts of the British Virgin Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Transaction Documents in matters where they determine that such proceedings may be tried in a more appropriate forum;
(k)    any provision of a Transaction Document that is governed by British Virgin Islands law which expresses any matter to be determined by future agreement may be void or unenforceable;
(l)    we reserve our opinion as to the enforceability of the relevant provisions of a Transaction Document to the extent that it purports to grant exclusive jurisdiction as there may be circumstances in which the courts of the British Virgin Islands would accept jurisdiction notwithstanding such provisions; and
(m)    a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there is doubt as to the enforceability of any provision in the Transaction Documents whereby the Company covenants to restrict the exercise of powers specifically given to it under the Act including, without limitation, the power to increase its maximum number of shares, amend its memorandum and articles of association or present a petition to a British Virgin Islands court for an order to wind up the Company.
4.2    Applicable court fees will be payable in respect of enforcement of the Transaction Documents.
4.3    To maintain the Company in good standing with the Registrar of Corporate Affairs under the laws of the British Virgin Islands, annual filing fees must be paid, and certain statutory filings and returns made to the Registrar of Corporate Affairs within the time frame prescribed by law. As a consequence of a failure to pay annual filing fees, or to make certain filings or returns, on time, or to demonstrate compliance with certain statutory economic substance requirements where relevant, the Company may be liable to be struck off the register of companies and dissolved.
4.4    We express no opinion as to the application of, or the Company’s compliance with, the British Virgin Islands economic substance regime.
4.5    Preferred creditors under British Virgin Islands law will rank ahead of unsecured creditors of the Company. Furthermore, all costs, charges and expenses properly incurred in the winding up of a company, including the remuneration of the liquidators, are payable out of the assets of the company in priority to all other unsecured claims.
4.6    The obligations of the Company may be subject to restrictions pursuant to United Nations and United Kingdom sanctions extended to the British Virgin Islands by Orders in Council and/or sanctions imposed by governmental or regulatory authorities or agencies in the British Virgin Islands under British Virgin Islands legislation.
4.7    A certificate, determination, calculation or designation of any party to the Transaction Documents as to any matter provided therein might be held by a British Virgin Islands court not to be conclusive final and binding if, for example, it could be shown to have an unreasonable or arbitrary basis, or in the event of manifest error.
Exh. C-2 - 8

4.8    We reserve our opinion as to the extent to which the courts of the British Virgin Islands would, in the event of any relevant illegality or invalidity, sever the relevant provisions of the Transaction Documents and enforce the remainder of the Transaction Documents or the transaction of which such provisions form a part, notwithstanding any express provisions in the Transaction Documents in this regard.
4.9    We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non- British Virgin Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in a Transaction Document.
4.10    We express no view as to the commercial terms of the Transaction Documents or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.
4.11    The search of records of proceedings available at the High Court Registry would not reveal any proceeding which has been placed under seal or anonymised (whether by order of the Court or pursuant to the practice of the High Court Registry).
The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters. We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the Transaction Documents and express no opinion or observation upon the terms of any such document.
This opinion letter is addressed to and for the benefit solely of the Addressees and any other person who from time to time becomes a Lender or the Administrative Agent (as defined in the Credit Agreement) and may not be relied upon by any other person for any purpose, nor may it be transmitted or disclosed (in whole or part) to any other person without our prior written consent other than on a strictly non-reliance basis (a) to any affiliates insurers and reinsurers of any addressee; (b) to professional advisers of the Addressees, (c) to any authority, regulator or self-regulatory body upon request, (d) if required by applicable law, court order or regulations or in connection with a legal proceeding, and (e) where required by the rules of any stock exchange on which the shares or securities of any Lender or its affiliates are listed.
Yours faithfully

Maples and Calder
Exh. C-2 - 9

Schedule I
Addressees
1.    JPMorgan Chase Bank, N.A., as Lender
2.    Banco Bilbao Vizcaya Argentaria, S.A. New York Branch, as Lender
3.    Banco Santander (Brasil) S.A. - Grand Cayman Branch, as Lender
4.    Bank of America, N.A., as Lender
5.    BNP Paribas, as Lender
6.    Banco de Crédito del Perú, as Lender
7.    FirstBank Puerto Rico, as Lender
8.    Glas USA LLC, as Administrative Agent
Exh. C-2 - 10

Schedule II
Transaction Documents
1.    An executed copy of the US$200,000,000 New York law governed credit agreement dated as of [●] 2025 (the “Credit Agreement”) among the Company and Arcos Dorados B.V. (the “Borrowers”), certain subsidiaries of the Borrowers as Guarantors, the Lenders party thereto and GLAS USA LLC as Administrative Agent.
2.    The fee letter dated [●] 2025 addressed to the Borrowers to be entered into by JPMorgan Chase Bank, N.A. and accepted and agreed by the Borrowers, including the Company.

Exh. C-2 - 11

Annexure A
Registry List of Directors
[See attached]
Exh. C-2 - 12

Annexure B
Registered Agent’s Certificate
[See attached]
Exh. C-2 - 13

Annexure C
Director’s Certificate
To:    Maples and Calder
Kingston Chambers
PO Box 173
Road Town
Tortola
VG1110
British Virgin Islands
[●] 2025
Arcos Dorados Holdings Inc. (the “Company”)
I, the undersigned, being a director of the Company, am aware that you are being asked to provide a legal opinion in relation to certain aspects of British Virgin Islands law (the “Opinion”). Unless otherwise defined herein, capitalised terms used in this certificate have the meaning given to them in the Resolutions (as defined below) and / or the Opinion. I hereby certify that:
1    The Memorandum and Articles of Association of the Company registered on 17 March 2011 remain in full force and effect and are unamended.
2    The minutes of the meeting of the board of directors held on 31 July 2025 at which the Transaction Documents were approved (the “Resolutions”) are a true and correct record of the proceedings of the meeting, which was duly convened and held, and at which a quorum was present throughout and at which each director disclosed their interest (if any), in the manner prescribed in the Memorandum and Articles, and the resolutions passed at such meeting have not been amended, varied or revoked in any respect.
3    The members of the Company (the “Members”) have not restricted or limited the powers of the directors of the Company in any way.
4    The directors of the Company at the date of the Resolutions and at the date of this certificate were and are as follows: Woods White Staton Welten, Sergio Daniel Alonso, Annette Virginia Franqui, Carlos Hernandez-Artigas, Michael Chu, Jose Alberto Velez Cadavid, Jose Raul Fernandez, Francisco Alberto Staton Seltzer, Marcelo Rabach, Cristina Presz Palmaka De Luca and Karla Paola Berman Martin.
5    The minute book and corporate records of the Company as maintained at its registered office in the British Virgin Islands and on which the Registered Agent’s Certificate was prepared are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the Members and directors (or any committee thereof) (duly convened in accordance with the Memorandum and Articles) and all resolutions passed at the meetings, or passed by written resolution or consent, as the case may be.
6    The Company has not created any charges over any of its property or assets.
Exh. C-2 - 14

7    Each Transaction Document has been executed and unconditionally delivered by [Luis Raganato, Mariano Tannenbaum, Lucas Brizuela or Juan David Bastidas]3 for and on behalf of the Company.
8    Prior to, at the time of, and immediately following execution of the Transaction Documents the Company was, or will be, able to pay its debts as they fell, or fall, due, and the transactions to which the Transaction Documents relate will not cause the Company to become unable to pay its debts as they fall due. The Company has entered, or will enter, into the Transaction Documents for proper value, not with an intention to defraud or wilfully defeat an obligation owed to any creditor and the transactions contemplated thereby do not and will not give any creditor an unfair preference.
9    Neither the Company nor any of its subsidiaries (if any) has an interest in any land in the British Virgin Islands.
10    Each director of the Company considers the transactions contemplated by the Transaction Documents to be of commercial benefit to the Company and has acted in good faith in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions which are the subject of the Opinion.
11    To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors and/or Members taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company’s property or assets.
12    The Company has at no time had employees.
I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion, unless I shall have previously notified you in writing personally to the contrary.

Signature:
Name:
Title:	Director

3 Maples Note: Delete as applicable.
Exh. C-2 - 15

EXHIBIT C-3
FORM OF LOAN PARTIES’ DUTCH COUNSEL OPINION
[Attached]
Exh. C-3 - 1

ATTORNEYS • CIVIL LAW NOTARIES • TAX ADVISERS
One Rockefeller Plaza                    New York, [●], 2025
New York, N.Y. 10020
T (212) 218-2990                    The Addressees

Dear Addressees:
This opinion letter is rendered to you at your request.
We have acted as legal counsel as to Dutch law to Arcos Dorados B.V., in connection with the Credit Agreement.
Capitalised terms used in this opinion letter have the meanings set forth in Exhibit A. The headings used in this opinion letter are for convenience of reference only and are not to affect its construction or to be taken into consideration in its interpretation.
This opinion letter is addressed solely to you. It may only be relied upon by you in connection with the Credit Agreement. It does not purport to address all matters of Dutch law that may be of relevance to you with respect to the Credit Agreement. This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in the Credit Agreement or any other document reviewed in connection with this opinion letter, except as expressly confirmed in this opinion letter.
The contents of this opinion letter may not be quoted, otherwise included, summarised or referred to in any publication or document or disclosed to any other party, in whole or in part, for any purpose, without our prior written consent, except that a copy of this opinion letter may be disclosed on a need-to-know and non- reliance basis to:
a.    your affiliates and persons who, in the ordinary course of business, have access to your papers and records;
b.    any person disclosure to whom is required by any applicable law, regulation or court order, or pursuant to the rules of any supervisory or regulatory authority, or in connection with any judicial, administrative or arbitral proceedings, investigations or disputes;

Amsterdam Brussels London Luxemburg New York Rotterdam
NautaDutilh New York P.C., registered as a foreign professional service corporation in the State of New York, is a partnership under Dutch law of NautaDutilh USA B.V. and NautaDutilh New York B.V., which have their seat at Rotterdam, the Netherlands and are recorded in the Rotterdam commercial register under numbers 24408754 and 24235632, respectively. The lawyers and tax advisers of NautaDutilh New York P.C. do not practice or provide advice on New York law.

Exh. C-3 - 2

c.    actual or potential participants, potential transferees or assignees of you or any other person that becomes or intends to become “Lender” pursuant to and as defined in the Credit Agreement (and their advisors);
d.    your insurers for the purpose of evaluating any actual or potential claim;
e.    your legal advisors, accountants, bank auditors, examiners, professional advisers and regulators for the exclusive purpose of rendering their opinion in relation to this transaction;
f.    persons in judicial, regulatory or arbitral proceedings to establish any action you may wish to advance in connection with the Credit Agreement;
g.    the officers and employees of any of the persons mentioned herebefore; and
h.    any stock exhanges, the Financial Industry Regulatory Authority (FINRA) and the National Futures Association (NFA).
In any of the above cases, disclosure is allowed only on the conditions that (i) we do not assume any duty or liability to any person to whom such disclosure is made, and (ii) (other than in relation to disclosure under paragraph b. above) such person shall not further disclose this opinion letter or its contents, in whole or in part, to any other person, other than as permitted above, without our prior written consent.
In rendering the opinions expressed in this opinion letter, we have exclusively reviewed and relied upon pdf copies of the Credit Agreement and the Corporate Documents and we have assumed that the Credit Agreement has been entered into for bona fide commercial reasons. We have not investigated or verified any factual matter disclosed to us in the course of our review.
This opinion letter sets out our opinion on certain matters of the laws with general applicability of the Netherlands, and, insofar as they are directly applicable in the Netherlands, of the European Union, as at today’s date and as presently interpreted under published authoritative case law of the Dutch courts, the General Court and the Court of Justice of the European Union. For purposes of the opinions expressed in paragraph 6 (No Violation of Law) and paragraph 7 (No Authorizations, Consents or Approvals) we have given regard only to those laws that we, having exercised customary professional diligence, would reasonably be expected to recognize as being applicable to an entity, transaction or agreement to which this opinion letter relates. We do not express any opinion on tax law, regulatory law (except for the opinion expressed in paragraph 7 (No Authorizations, Consents or Approvals)), Dutch or European competition law, data protection law or securitization law. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments and/or changes of Dutch law subsequent to today’s date.
Exh. C-3 - 3

The opinions expressed in this opinion letter are to be construed and interpreted in accordance with Dutch law. This opinion letter may only be relied upon by you, and our willingness to render this opinion letter is based, on the condition that you accept and agree that (i) the competent courts at Amsterdam, the Netherlands have exclusive jurisdiction to settle any issues of interpretation or liability arising out of or in connection with this opinion letter, (ii) any legal relationship arising out of or in connection with this opinion letter (whether contractual or non-contractual), including the above agreement as to jurisdiction, is governed by Dutch law, (iii) any liability arising out of or in connection with this opinion letter shall be limited to the amount which is paid out under NautaDutilh’s insurance policy in the matter concerned and (iv) no person other than NautaDutilh may be held liable in connection with this opinion letter.
In this opinion letter, legal concepts are expressed in English terms. The Dutch legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Dutch legal concepts described by the English terms.
For the purposes of this opinion letter, we have assumed that:
General Assumptions
a.    each copy of a document conforms to the original, each original is authentic, and each signature is the genuine signature of the individual purported to have placed that signature;
b.    if any signature under any document is an electronic signature (as opposed to a handwritten (“wet ink”) signature) only, the method used for signing is sufficiently reliable;
Corporate Law Assumptions
c.    the Deed of Incorporation is a valid notarial deed and has been executed on the basis of a valid declaration of no objection (verklaring van geen bezwaar);
d.    (i) no regulations (reglementen) have been adopted by any corporate body of the Dutch Company and (ii) the Articles of Association are the Dutch Company’s articles of association currently in force. The Extract supports item (ii) of this assumption;
e.    the Dutch Company has not (i) been dissolved (ontbonden), (ii) ceased to exist pursuant to a merger (fusie) or a division (splitsing), (iii) been converted (omgezet) into another legal form, either national or foreign, (iv) had its assets placed under administration (onder bewind gesteld), (v) been declared bankrupt (failliet verklaard), been granted a suspension of payments (surseance van betaling verleend), or started or become subject to statutory proceedings for the restructuring of its debts (akkoordprocedure) or (vi) been made subject to similar proceedings in any jurisdiction or otherwise been limited in its power to dispose of its assets. The Extract and our inquiries of today with the Insolvency Registers support the items (i) through (v) (except for any statutory proceedings for the restructuring of debts (akkoordprocedure) that have not, or not yet, been filed in the Insolvency Registers) of this assumption. However, this information does not constitute conclusive evidence that the events set out in items (i) through (v) have not occurred;
Exh. C-3 - 4

f.    the resolutions recorded in the Resolutions are in full force and effect, and the factual statements made and the confirmations given in the Resolutions are complete and correct;
g.    the Power of Attorney (i) is in full force and effect, and (ii) under any applicable law other than Dutch law, validly authorises the person or persons purported to be granted power of attorney, to represent and bind the Dutch Company for the purposes stated therein; and
Foreign Law Assumption
h.    under any applicable law (other than, in relation to the Dutch Company, Dutch law) the Credit Agreement constitutes the legal, valid and binding obligations of the persons expressed to be a party thereto, enforceable against them in accordance with their terms.
Based upon and subject to the foregoing and subject to the qualifications set forth in this opinion letter and to any matters, documents or events not disclosed to us, we express the following opinions:
Corporate Status
1.    The Dutch Company is validly existing as a besloten vennootschap met beperkte aansprakelijkheid.
Corporate Power
2.    The Dutch Company has the corporate power to enter into the Credit Agreement and to perform its obligations thereunder. The Dutch Company does not violate any provision of its Articles of Association by entering into the Credit Agreement or performing its obligations thereunder.
Corporate Action
3.    The Dutch Company has taken all corporate action required by its Articles of Association and Dutch law in connection with entering into the Credit Agreement and the performance of its obligations thereunder.
Valid Signing
4.    The Credit Agreement has been validly signed on behalf of the Dutch Company.
Process Agent
5.    Assuming the validity under the laws of the State of New York of the appointment by the Dutch Company of Cogency Global Inc. as its agent for the purpose and to the extent described in Section 10.12 of the Credit Agreement, there is no reason under Dutch law why a valid service of process for purposes of proceedings in the New York Courts on Cogency Global, Inc. as agent of the Dutch Company could not be invoked against the Dutch Company. We believe a valid and timely service of process under the laws of the State of New York on Cogency Global, Inc. as agent of the Dutch Company to file a proper defense, would be considered proper service of process, but there is no statutory or case-law confirming this.
Exh. C-3 - 5

No Violation of Law
6.    The entering into of the Credit Agreement by the Dutch Company and the performance by the Dutch Company of its obligations thereunder does not in itself result in a violation of Dutch law.
No Authorizations, Consents or Approvals
7.    No authorization, consent, approval, license or order from or notice to or filing with any regulatory or other authority or governmental body of the Netherlands is required by the Dutch Company in connection with its entering into the Credit Agreement or the performance of its obligations thereunder.
No Immunity
8.    The Dutch Company does not enjoy any right of immunity from legal proceedings in the Netherlands in relation to the Credit Agreement, it cannot claim immunity from the enforcement of judgments of Dutch courts and its assets located in the Netherlands do not enjoy immunity from attachment or enforcement in the Netherlands.
The opinions expressed above are subject to the following qualifications:
General Qualification
A.    As Dutch lawyers we are not qualified or able to assess the true meaning and purport of the terms of the Credit Agreement under the applicable law and the obligations of the parties to the Credit Agreement and we have made no investigation of that meaning and purport. Our review of the Credit Agreement and of any other documents subject or expressed to be subject to any law other than Dutch law has therefore been limited to the terms of these documents as they appear to us on their face.
Corporate Law Qualifications
B.    The opinion expressed in paragraph 1 (Corporate Status) of this opinion letter must not be read to imply that the Dutch Company cannot be dissolved (ontbonden). A company such as the Dutch Company may be dissolved, inter alia by the competent court at the request of the company’s management board, any interested party (belanghebbende) or the public prosecution office in certain circumstances, such as when there are certain defects in the incorporation of the company. Any such dissolution will not have retro-active effect.
C.    The Extract does not constitute conclusive evidence of the facts reflected therein.
Exh. C-3 - 6

D.    Pursuant to Article 2:7 DCC, any transaction entered into by a legal entity may be nullified by the legal entity itself or its liquidator in bankruptcy proceedings (curator) if the objects of that entity were transgressed by the transaction and the other party to the transaction knew or should have known this without independent investigation (wist of zonder eigen onderzoek moest weten). The Dutch Supreme Court (Hoge Raad der Nederlanden) has ruled that in determining whether the objects of a legal entity are transgressed, not only the description of the objects in that legal entity’s articles of association (statuten) is decisive, but all (relevant) circumstances must be taken into account, in particular whether the interests of the legal entity were served by the transaction.
E.    The opinions expressed in this opinion letter may be limited or affected by:
a.    rules relating to Insolvency Proceedings or similar proceedings under a foreign law and other rules affecting creditors’ rights generally;
b.    the provisions of fraudulent preference and fraudulent conveyance (Actio Pauliana) and similar rights available in other jurisdictions to insolvency practitioners and insolvency office holders in bankruptcy proceedings or creditors;
c.    claims based on tort (onrechtmatige daad);
d.    sanctions and measures, including but not limited to those concerning export control, pursuant to European Union regulations, under the Dutch Sanctions Act 1977 (Sanctiewet 1977) or other legislation;
e.    the Anti-Boycott Regulation and related legislation; and
f.    any intervention, recovery or resolution measure by any regulatory or other authority or governmental body in relation to financial enterprises or their affiliated entities.
Enforceability Qualification
F.    The attachment of or enforcement against assets located in the Netherlands is subject to limited restrictions, including that assets located in the Netherlands that are destined for the public service (goederen bestemd voor de openbare dienst) and the books and records of a company may not be attached whether by pre-judgment attachment or attachment for the purpose of a foreclosure sale.

Exh. C-3 - 7

Sincerely yours,

NautaDutilh New York P.C.
Exh. C-3 - 8

EXHIBIT A
LIST OF DEFINITIONS

“Addressees”	GLAS USA LLC and the “Lenders” pursuant to and as defined in the Credit Agreement
“Anti-Boycott Regulation”	Regulation (EC) No 2271/96 on protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom
“Articles of Association”
the articles of association (statuten) of the Dutch Company as they read after the execution of a deed of amendment dated 29 March 2022, which, according to the Extract, was the last amendment to the Dutch Company’s articles of association

“Commercial Register”	the Commercial Register held by the Dutch Chamber of Commerce (handelsregister gehouden door de Kamer van Koophandel)
“Corporate Documents”	the documents listed in Exhibit B
“Credit Agreement”
the credit agreement dated as of September 26, 2025 by and among Arcos Dorados Holdings Inc. as the parent borrower, the Dutch Company as the Dutch borrower, and together with the parent borrower as the borrowers, certain subsidiaries of the borrowers as guarantors, the lenders party thereto as lenders, and GLAS USA LLC as administrative agent

“DCC”	the Dutch Civil Code (Burgerlijk Wetboek) “Deed of Incorporation”
“Deed of Incorporation”	the deed of incorporation (akte van oprichting) of the Dutch Company, dated 27 May 1999
“Dutch Bankruptcy Code”	the Dutch Bankruptcy Code (Faillissementswet)
“Dutch Company”	Arcos Dorados B.V., registered with the Commercial Register under number 34115939
“Exhibit”	an exhibit to this opinion letter
“Extract”	a pdf copy of an extract from the Commercial Register, received by us by email and dated the date of this opinion letter with respect to the Dutch Company
Exh. C-3 - 9

“Insolvency Proceedings”
any insolvency proceedings within the meaning of Regulation (EU) 2015/848 on insolvency proceedings (recast), listed in Annex A thereto and any statutory proceedings for the restructuring of debts (akkoordprocedure) pursuant to the Dutch Bankruptcy Code

“Insolvency Registers”
the online central insolvency register (Centraal Insolventie Register), the online EU Insolvency Register (Centraal Insolventie Register - EU Registraties) and the online Register of Decisions in a WHOA Procedure (Register uitspraken in een WHOA-procedure) held by the Council for the Administration of Justice (Raad voor de Rechtspraak)

“NautaDutilh”	NautaDutilh New York P.C.
“the Netherlands”	the European territory of the Kingdom of the Netherlands and “Dutch” is in or from the Netherlands
“Power of Attorney”	the power of attorney as contained in the Resolutions, granted by the Dutch Company in respect of entering into the Credit Agreement and the transactions contemplated thereby
"Resolutions"	in relation to the Dutch Company, the document or documents containing the resolutions of its management board (bestuur), dated September 24, 2025

Exh. C-3 - 10

EXHIBIT B
LIST OF CORPORATE DOCUMENTS
1.    the Deed of Incorporation;
2.    the Articles of Association;
3.    the Extract; and
4.    the Resolutions.

Exh. C-3 - 11

EXHIBIT C-4
FORM OF LOAN PARTIES’ CHILEAN COUNSEL OPINION
[Attached]
Exh. C-4 - 1

CORTÉS GASSIBE ABOGADOS
[●], 2025
To: GLAS USA LLC as Administrative Agent and each of the Lenders (as defined below) to the Credit Agreement referred to below
Dear Sirs,
We have acted as external legal advisers as to Chilean law to Arcos Dorados Restaurantes de Chile SpA, a joint stock company organized under the laws of Chile (the “Company”) in connection with that certain credit agreement entered into as of [●], 2025 (the “Credit Agreement”) by and between Arcos Dorados Holdings Inc. and Arcos Dorados B.V. as borrowers (the “Borrowers”), the Company (in such capacity, the “Opinion Guarantor”) Arcos Dourados Comércio de Alimentos S.A., Arcos Dourados Restaurantes Ltda., Arcos Dorados Argentina S.A., Arcos SerCal Inmobiliaria, S. de R.L. de C.V., Restaurantes ADMX, S. de R.L. de C.V., Arcos Dorados Puerto Rico, LLC, Golden Arch Development, LLC and the Opinion Guarantor, as guarantors, GLAS USA LLC, as the administrative agent (the “Administrative Agent”) and the lenders party thereto from time to time (the “Lenders”), and the provision of a guarantee thereunder by the Company (the “Guaranty”) in favor of the Lenders and the Administrative Agent, pursuant to which, the Opinion Guarantors agreed to guarantee the full and punctual payment of all Obligations of the Borrowers under the Credit Agreement.
For purposes of delivering this opinion, we have examined original executed copies of the Credit Agreement and the corporate documents listed on Schedule I to this opinion.
Capitalized terms used in this opinion shall, unless otherwise defined herein, have the meanings given to them in the Credit Agreement.
Our opinion is confined to matters of the laws of Chile and, to the extent that the laws of any other jurisdiction may be relevant, we have made no independent investigation thereof. We assume no obligation to notify you of any further changes in law which may affect the opinions expressed herein, or otherwise to update this opinion in any respect.
Opinions
On the basis of our examination of the documents listed in Schedule I to this opinion and the other matters referred to above, and subject to the assumptions set out in Schedule II to this opinion, the qualifications set out in Schedule III to this opinion and any matters not disclosed to us, we are of the opinion that:
1.    The Opinion Guarantor is a joint stock company duly organized and validly existing under the laws of Chile.
2.    The Opinion Guarantor has all requisite power and authority to own and operate its property and conduct its business in Chile.

ALONSO DE CÓRVODA N° 5320, OFICINA 1903, SANTIAGO, CHILE
TELEFONO: + 56 22 267 8850
Exh. C-4 - 2

3.    The Opinion Guarantor has the requisite power and authority to execute and deliver the Credit Agreement thereunder and to perform its obligations thereunder and all necessary corporate, shareholder and other action required by the constitutional documents of the Opinion Guarantor has been taken to authorize the execution, delivery and performance of the Credit Agreement and the Guaranty.
4.    The execution, delivery and performance by the Opinion Guarantor of the Credit Agreement and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary corporate action (when applicable), are within its corporate purpose (objeto social) and do not contravene its by-laws (estatutos sociales), and any of the agreements listed on Schedule IV hereto, if any, nor violate any law, rule or regulation to which it is subject, nor require any action by or in respect of, or filing with, any governmental body, agency or official under the laws of Chile.
5.    The Credit Agreement has been duly executed and delivered by duly appointed attorneys in fact of the Opinion Guarantor party thereto, with sufficient powers and authority to execute such document on behalf of such Opinion Guarantor.
6.    Assuming that the Credit Agreement is legal, valid and binding under New York State law, the Credit Agreement and the Guaranty provided thereunder constitute a legal, valid and binding obligation of the Opinion Guarantors, enforceable against the Opinion Guarantors in accordance with its terms.
7.    The Credit Agreement is in proper legal form under the laws of Chile for the enforcement thereof in accordance with their terms against the Opinion Guarantor, and it is not necessary to ensure the admissibility as evidence of the Credit Agreement in Chile or in any political subdivision thereof that any of them be filed or recorded or enrolled with any court or other authority therein.
8.    The choice of law of the New York State law to govern the Credit Agreement is legal, valid and binding choice of law.
9.    Under the laws of Chile, the submission of the Opinion Guarantor set forth in the Credit Agreement to the jurisdiction of any New York State court or Federal court of the U.S. sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof, is legal, valid and binding.
10.    Each Opinion Guarantor has irrevocably appointed and empowered Cogency Global Inc. as its authorized agent for service of process in any suit or proceeding based on or arising under the Credit Agreement, and such appointment is valid and enforceable and would be recognized by the courts of Chile. The Opinion Guarantor has validly granted an irrevocable commercial power of attorney in favor of Cogency Global Inc. as process agent.
11.    A judgment rendered by any New York State court or Federal court of the U.S. sitting in the Borough of Manhattan in New York City, or any appellate court from any thereof, pursuant to a legal action instituted against the Opinion Guarantor before any such court in connection with the Credit Agreement will be recognized by the courts of Chile and, will be enforceable against the Opinion Guarantor in the competent courts of Chile, provided, that the Supreme Court of Chile grants the exequatur. In accordance with the
Exh. C-4 - 3

procedure contemplated for the enforcement of final and conclusive foreign judgments in the Chilean Civil Procedure Code, any such judgment would be recognized in the courts of Chile without any retrial or re-examination of the merits of the original actions, provided that: not contrary to the Chilean laws (public policy); not contrary to Chilean jurisdiction; that the Opinion Guarantor has been duly notified of the action and has not been prevented from asserting its defense; and that the judgment are final in accordance with the laws of the country in which they were issued.
12.    To ensure the legality, validity, enforceability or admissibility in evidence in Chile of the Credit Agreement, it is not necessary that it be filed or recorded with any court or other authority in Chile or that any stamp, registration or similar tax be paid on or in respect thereof, other than any such filings, recordings or registrations that have already been made or obtained and remain in effect.
13.    No foreign exchange controls are currently in effect in Chile and no foreign exchange control authorizations by any governmental authority in Chile are currently required for the execution, delivery and performance of any of the Credit Agreement and the transactions contemplated thereby.
14.    There is no tax, deduction or withholding imposed Chile or any political subdivision thereof either (a) on or by virtue of the execution, delivery or enforcement of the Credit Agreement or (b) on any payment to be made by the Opinion Guarantor pursuant thereto, other than withholding taxes payable on payments of interest, commissions, fees and other amounts deemed to be interest, by the Opinion Guarantor to a non-resident of Chile for tax purposes.
15.    Neither the Opinion Guarantor nor any of its assets is entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding in Chile to enforce or collect upon the Credit Agreement or any liability contemplated thereby or in connection therewith (including, without limitation, immunity from services of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment and immunity of its property from attachment prior to any entry of judgment or from attachment in aid of execution of a judgment).
16.    The Lenders will not, under the laws of Chile, be deemed to be a resident or domiciled in such country by reason solely of the execution, performance and/or enforcement of the Credit Agreement.
17.    It is not necessary under the laws of Chile (a) in order to enable any Agent and/or the Lenders to enforce its rights under the Credit Agreement or (b) by reason of the execution, delivery or performance of the Credit Agreement, that any Agent and/or the Lenders should be licensed, qualified or licensed to conduct business in Chile.
18.    The payment obligations of the Company under the Credit Agreement will rank at least pari passu in priority of payment with all of its unsecured and unsubordinated obligations (other than those preferred by law).
Exh. C-4 - 4

Use and Reliance
This opinion is addressed to you solely for your own benefit and for the benefit of any future assignee of your interests under the Credit Agreement, pursuant to an assignment made in accordance with the Credit Agreement and in relation to the Credit Agreement and may not be disclosed or furnished to, or used or relied upon by, any other person or used or relied upon by you for any other purpose without, in any such case, our prior written consent, except that our prior written consent is not needed to furnish a copy of this opinion (i) in connection with any proceedings or the enforcement of the Credit Agreement, (ii) to accountants, counsel and other advisors, and any branches, subsidiaries, representative offices, affiliates and agents of any person permitted to rely on this opinion, (iii) to bank or insurance examiners, (iv) pursuant to judicial process or government order or requirement, (v) to any competent regulatory, governmental or supervisory body to which any person permitted to rely on this opinion is legally bound to comply, (vi) any self-regulatory body pursuant to its rules and regulations or (vii) to prospective and actual assignees of, and participants in the interests of, the Lenders and their respective accountants and counsel to the extent such assignment or participation would be permitted under the Credit Agreement.
We have not advised or assisted you in any way in connection with the Credit Agreement. Accordingly, the giving of this opinion must not be taken to create or imply any duty of care on our part to you in connection with the Credit Agreement. The provision of this opinion to you does not create any client relationship between you and us, we shall have no obligation to advise you in relation to any of the matters referred to herein.
Very truly yours,
Cristian Cortés Poo
Parter
Cortés Gassibe Abogados
Exh. C-4 - 5

Schedule I
1.    Copy of public deed dated June 2, 2023, repertoire No. 18,907, granted at the Notary Office of Mr. Andrés Felipe Rieutord Alvarado in Santiago, Chile, in which the transformation of the Company, formerly Arcos Dorados Restaurantes de Chile Limitada, into a joint-stock company was agreed upon; this deed contains the bylaws of the Company.
2.    Copy of public deed dated December 13, 2023, repertoire No. 17488, granted at the Notary Office by Mrs. Patricia Manriquez Huerta, Santiago, Chile, in which a modification of the bylaws of the Company was agreed upon.
3.    Copy of public deed dated September 3, 2025, repertoire No.     , granted at the Notary Office of Mr. Andrés Felipe Rieutord Alvarado in Santiago, Chile, in which the sole shareholder of the Company approved that it be constituted as guarantor of the Credit Agreement.
Exh. C-4 - 6

Schedule II
Assumptions
For the purposes of this opinion, we have assumed that:
1.    The documents submitted to us are original, authentic and complete (or true and complete copies of original, authentic and complete documents);
2.    Any documents examined in draft or specimen form will be or have been executed in the form of the draft or specimen reviewed by us;
3.    All signatures (except in relation to the signatures of the representatives of the Opinion Guarantor) appearing on the reviewed documents are genuine;
4.    All statements made as to matters of fact and all representations and warranties given by the respective parties in the documents that we have reviewed (except in relation to the signatures of the representatives of the Opinion Guarantor) are true, correct and complete;
5.    Except in relation to the Opinion Guarantor, the Credit Agreement represents the commercial agreement between the parties and were entered into on arm’s length terms, following independent inquiry from each party as to whether to enter into the Credit Agreement;
6.    No party was coerced in any manner to enter into the Credit Agreement; and
7.    No foreign law would affect the opinions.
Exh. C-4 - 7

Schedule III
Qualifications
Our opinion is subject to the following qualifications:
1.    The validity, performance and enforcement of the Credit Agreement may be affected by bankruptcy proceedings and similar processes;
2.    The term “enforceable” as used in the opinion means that the obligations assumed by the parties under the Credit Agreement are of a type which is generally enforceable before the courts of Chile, which does not mean that such obligation will necessarily be enforceable and binding in all circumstances;
3.    No opinion is expressed as to the effectiveness of any provision of the Credit Agreement purporting to maintain the validity of the remainder of Credit Agreement notwithstanding the invalidity, illegality or unenforceability of one or more of its provisions;
4.    No opinion is expressed as to whether a person who is not a party to the Credit Agreement may enforce its rights thereunder;
5.    To the extent that any provision in the Credit Agreement is reliant on a provision in another agreement, it may be void or unenforceable if such other provision is separately found to be void or unenforceable;
6.    Except as expressly stated in the opinion, no opinion is expressed as to matters of tax law; and
7.    No opinion is expressed as to matters of fact.
Exh. C-4 - 8

Schedule IV
Material Agreements
1.    Credit Agreement

Exh. C-4 - 9

EXHIBIT C-5
FORM OF LOAN PARTIES’ ARGENTINIAN COUNSEL OPINION
[Attached]
Exh. C-5 - 1

[●], 2025
To: GLAS USA LLC as Administrative Agent and each of the Lenders (as defined below) to the Credit Agreement referred to below
Dear Sirs,
We have acted as in-house legal advisers as to Argentine law to Arcos Dorados Argentina S.A., a company organized under the laws of Argentina (the “Company”) in connection with that certain credit agreement entered into as of [●], 2025 (the “Credit Agreement”) by and between Arcos Dorados Holdings Inc. and Arcos Dorados B.V. as borrowers (the “Borrowers”), the Company, (the “Opinion Guarantor”) and Arcos Dourados Comércio de Alimentos S.A., Arcos Dourados Restaurantes Ltda., Arcos Dorados Argentina S.A., Arcos SerCal Inmobiliaria, S. de R.L. de C.V., Restaurantes ADMX, S. de R.L. de C.V., Arcos Dorados Puerto Rico, LLC, Golden Arch Development, LLC and Arcos Dorados Restaurantes de Chile, SpA., as guarantors, GLAS USA LLC, as the administrative agent (the “Administrative Agent”) and the lenders party thereto from time to time (the “Lenders”), and the provision of a guarantee thereunder by the Company (the “Guaranty”) in favor of the Lenders and the Administrative Agent, pursuant to which, the Opinion Guarantor agreed to guarantee the full and punctual payment of all Obligations of the Borrowers under the Credit Agreement.
For purposes of delivering this opinion, we have examined original executed copies of the Credit Agreement and the corporate documents listed on Schedule I to this opinion.
Capitalized terms used in this opinion shall, unless otherwise defined herein, have the meanings given to them in the Credit Agreement.
Our opinion is confined to matters of the laws of Argentina and, to the extent that the laws of any other jurisdiction may be relevant, we have made no independent investigation thereof. We assume no obligation to notify you of any further changes in law which may affect the opinions expressed herein, or otherwise to update this opinion in any respect.
Opinions
On the basis of our examination of the documents listed in Schedule I to this opinion and the other matters referred to above, and subject to the assumptions set out in Schedule II to this opinion, the qualifications set out in Schedule III to this opinion and any matters not disclosed to us, we are of the opinion that:
1.    The Opinion Guarantor is a corporation (Sociedad Anónima) duly incorporated and validly existing under the laws of Argentina.
2.    The Opinion Guarantor has all requisite power and authority to own and operate its property and conduct its business in Argentina.
3.    The Opinion Guarantor has the requisite power and authority to execute and deliver the Credit Agreement thereunder and to perform its obligations thereunder and all necessary corporate and other action required by the constitutional documents of the Opinion Guarantor has been taken to authorize the execution, delivery and performance of the Credit Agreement and the Guaranty.
4.    The execution, delivery and performance by the Opinion Guarantor of the Credit Agreement and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary corporate action, it is within corporate purpose (objeto social) and do not contravene its by-laws (estatutos sociales), and any of the
Exh. C-5 - 2

agreements listed on Schedule IV hereto, if any, nor violate any law, rule or regulation to which it is subject, nor require any action by or in respect of, or filing with, any governmental body, agency or official under the laws of Argentina.
5.    The Credit Agreement has been duly executed and delivered by duly appointed attorneys in fact of the Opinion Guarantor party thereto, with sufficient powers and authority to execute such document on behalf of each such Opinion Guarantor.
6.    Assuming that the Credit Agreement is legal, valid and binding under New York State law, the Credit Agreement and the Guaranty provided thereunder constitute a legal, valid and binding obligation of the Opinion Guarantors, enforceable against the Opinion Guarantors in accordance with its terms.
7.    The Credit Agreement is in proper legal form under the laws of Argentina for the enforcement thereof in accordance with their terms against the Opinion Guarantor, and it is not necessary to ensure the admissibility as evidence of the Credit Agreement in Argentina or in any political subdivision thereof that any of them be filed or recorded or enrolled with any court or other authority therein.
8.    The choice of law of the New York State law to govern the Credit Agreement is legal, valid and binding choice of law.
9.    Under the laws of Argentina, the submission of the Opinion Guarantor set forth in the Credit Agreement to the jurisdiction of any New York State court or Federal court of the U.S. sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof, is legal, valid and binding.
10.    Each Opinion Guarantor has irrevocably appointed and empowered Cogency Global Inc. as its authorized agent for service of process in any suit or proceeding based on or arising under the Credit Agreement, and such appointment is valid and enforceable and would be recognized by the courts of Argentina. The Opinion Guarantor has validly granted a power of attorney in favor of Cogency Global Inc. as process agent.
11.    A judgment rendered by any New York State court or Federal court of the U.S. sitting in the Borough of Manhattan in New York City, or any appellate court from any thereof, pursuant to a legal action instituted against the Opinion Guarantor before any such court in connection with the Credit Agreement will be recognized by the courts of Argentina and, will be enforceable against the Opinion Guarantor in the competent courts of Argentina.
12.    To ensure the legality, validity, enforceability or admissibility in evidence in Argentina of the Credit Agreement, it is not necessary that it be filed or recorded with any court or other authority in Argentina or that any stamp, registration or similar tax be paid on or in respect thereof, other than any such filings, recordings or registrations that have already been made or obtained and remain in effect; provided, that in the event that any legal proceedings are brought to the courts of Argentina under the Credit Agreement, an Spanish translation of the relevant agreements required in such proceedings prepared by a court-approved translator would have to be approved by the court after the defendant had been given an opportunity to be heard with respect to the accuracy of the translation, and proceedings would thereafter be based upon the translated documents.
13.    There is no tax, deduction or withholding imposed by Argentina or any political subdivision thereof either (a) on or by virtue of the execution, delivery or enforcement of the Credit Agreement or (b) on any payment to be made by the
Exh. C-5 - 3

Opinion Guarantor pursuant thereto, other than withholding taxes payable on payments of interest, commissions, fees and other amounts deemed to be interest, by the Opinion Guarantor to a non-resident of Argentina for tax purposes.
14.    Neither the Opinion Guarantor nor any of its assets is entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding in Argentina to enforce or collect upon the Credit Agreement or any liability contemplated thereby or in connection therewith (including, without limitation, immunity from services of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment and immunity of its property from attachment prior to any entry of judgment or from attachment in aid of execution of a judgment).
15.    The Lenders will not, under the laws of Argentina, be deemed to be a resident or domiciled in such country by reason solely of the execution, performance and/or enforcement of the Credit Agreement.
16.    It is not necessary under the laws of Argentina (a) in order to enable any Agent and/or the Lenders to enforce its rights under the Credit Agreement or (b) by reason of the execution, delivery or performance of the Credit Agreement, that any Agent and/or the Lenders should be licensed, qualified or licensed to conduct business in Argentina.
17.    The payment obligations of the Company under the Credit Agreement will rank at least pari passu in priority of payment with all of its unsecured and unsubordinated obligations (other than those preferred by law).
Use and Reliance
This opinion is addressed to you solely for your own benefit and for the benefit of any future assignee of your interests under the Credit Agreement, pursuant to an assignment made in accordance with the Credit Agreement and in relation to the Credit Agreement and may not be disclosed or furnished to, or used or relied upon by, any other person or used or relied upon by you for any other purpose without, in any such case, our prior written consent, except that our prior written consent is not needed to furnish a copy of this opinion (i) in connection with any proceedings or the enforcement of the Credit Agreement, (ii) to accountants, counsel and other advisors, and any branches, subsidiaries, representative offices, affiliates and agents of any person permitted to rely on this opinion, (iii) to bank or insurance examiners, (iv) pursuant to judicial process or government order or requirement, (v) to any competent regulatory, governmental or supervisory body to which any person permitted to rely on this opinion is legally bound to comply, (vi) any self-regulatory body pursuant to its rules and regulations or (vii) to prospective and actual assignees of, and participants in the interests of, the Lenders and their respective accountants and counsel to the extent such assignment or participation would be permitted under the Credit Agreement.
We have not advised or assisted you in any way in connection with the Credit Agreement. Accordingly, the giving of this opinion must not be taken to create or imply any duty of care on our part to you in connection with the Credit Agreement. The provision of this opinion to you does not create any client relationship between you and us, we shall have no obligation to advise you in relation to any of the matters referred to herein.
Very truly yours,
[●]
[Legal Director of [●]]
Exh. C-5 - 4

Schedule I
1.    Copy of the Estatutos Sociales (By-Laws) and their amendments up to date.
2.    Copy of the resolutions of the Board of Directors of Arcos Dorados Argentina S.A.
Exh. C-5 - 5

Schedule II
Assumptions
For the purposes of this opinion, we have assumed that:
1.    The documents submitted to us are original, authentic and complete (or true and complete copies of original, authentic and complete documents);
2.    Any documents examined in draft or specimen form will be or have been executed in the form of the draft or specimen reviewed by us;
3.    All signatures (except in relation to the signatures of the representatives of the Opinion Guarantor) appearing on the reviewed documents are genuine;
4.    All statements made as to matters of fact and all representations and warranties given by the respective parties in the documents that we have reviewed (except in relation to the signatures of the representatives of the Opinion Guarantor) are true, correct and complete;
5.    Except in relation to the Opinion Guarantor, the Credit Agreement represents the commercial agreement between the parties and were entered into on arm’s length terms, following independent inquiry from each party as to whether to enter into the Credit Agreement;
6.    No party was coerced in any manner to enter into the Credit Agreement; and
7.    No foreign law would affect the opinions.
Exh. C-5 - 6

Schedule III
Qualifications
Our opinion is subject to the following qualifications:
8.    The validity, performance and enforcement of the Credit Agreement may be affected by bankruptcy proceedings and similar processes;
9.    The term “enforceable” as used in the opinion means that the obligations assumed by the parties under the Credit Agreement are of a type which is generally enforceable before the courts of Argentina, which does not mean that such obligation will necessarily be enforceable and binding in all circumstances;
10.    No opinion is expressed as to the effectiveness of any provision of the Credit Agreement purporting to maintain the validity of the remainder of Credit Agreement notwithstanding the invalidity, illegality or unenforceability of one or more of its provisions;
11.    No opinion is expressed as to whether a person who is not a party to the Credit Agreement may enforce its rights thereunder;
12.    To the extent that any provision in the Credit Agreement is reliant on a provision in another agreement, it may be void or unenforceable if such other provision is separately found to be void or unenforceable;
13.    Except as expressly stated in the opinion, no opinion is expressed as to matters of tax law; and
14.    No opinion is expressed as to matters of fact.
Exh. C-5 - 7

Schedule IV
Material Agreements
1.     Credit Agreement.

Exh. C-5 - 8

EXHIBIT C-6
FORM OF LOAN PARTIES’ BRAZILIAN COUNSEL OPINION
[Attached]
Exh. C-6 - 1

Barueri, September [●], 2025
To: GLAS USA LLC as Administrative Agent and each of
the Lenders (as defined below) to the Credit Agreement
referred to below
Dear Sirs,
We have acted as in-house legal advisers as to Brazilian law to Arcos Dourados Comércio de Alimentos S.A. (“Arcos Dourados S.A.”) and Arcos Dourados Restaurantes Ltda. (“Arcos Dourados Ltda.”), each a company organized under the laws of Brazil (the “Companies”) in connection with that certain credit agreement entered into as of [●], 2025 (the “Credit Agreement”) by and among Arcos Dorados Holdings Inc. and Arcos Dorados B.V. as borrowers (the “Borrowers”), the Companies, as guarantors (the “Opinion Guarantors”) and Arcos Dorados Argentina S.A., Arcos SerCal Inmobiliaria, S. de R.L. de C.V., Restaurantes ADMX, S. de R.L. de C.V., Arcos Dorados Puerto Rico, LLC, Golden Arch Development, LLC and Arcos Dorados Restaurantes de Chile, SpA, as guarantors, GLAS USA LLC, as the administrative agent (the “Administrative Agent”) and the lenders party thereto from time to time (the “Lenders”), the provision of a guarantee thereunder by the Companies (the “Guaranty”) in favor of the Lenders and the Administrative Agent, and the Brazilian law governed guarantee agreement (carta de fiança), dated as of [●], 2025 and issued by the Opinion Guarantors in favor of the Administrative Agent for the benefit of the Lenders and the Administrative Agent (the “Brazilian Guarantee Agreement”) pursuant to which, the Opinion Guarantors agreed to guarantee the full and punctual payment of all Obligations of the Borrowers under the Credit Agreement.
For purposes of delivering this opinion, we have examined original executed copies of the Credit Agreement, the Brazilian Guarantee Agreement and the corporate documents listed on Schedule I to this opinion.
Capitalized terms and expressions used in this opinion shall, unless otherwise defined herein, have the meanings given to them in the Credit Agreement.
Our opinion is confined to matters of the laws of Brazil and, to the extent that the laws of any other jurisdiction may be relevant, we have made no independent investigation thereof. We assume no obligation to notify you of any further changes in law which may affect the opinions expressed herein, or otherwise to update this opinion in any respect.
Opinions
On the basis of our examination of the documents listed in Schedule I to this opinion and the other matters referred to above, and subject to the assumptions set out in Schedule II to this opinion, the qualifications set out in Schedule III to this opinion, we are of the opinion that:
1.    Arcos Dourados S.A.is a corporation (sociedade por ações) duly organized and validly existing under the laws of Brazil.
Exh. C-6 - 2

2.    Arcos Dourados Ltda. is a limited liability company duly organized and validly existing under the laws of Brazil.
3.    Each Opinion Guarantor has all requisite power and authority to own and operate its property and conduct its business in Brazil as now being conducted.
4.    Each Opinion Guarantor has the requisite power and authority to execute and deliver the Credit Agreement and the Brazilian Guarantee Agreement and to perform its obligations thereunder and all necessary corporate, shareholder or quotaholder actions, as the case may be, and other actions required by the constitutional documents of such Opinion Guarantor has been taken to authorize the execution, delivery and performance of the Credit Agreement, the Guaranty and the Brazilian Guarantee Agreement.
5.    The execution, delivery and performance by each Opinion Guarantor of the Credit Agreement and the Brazilian Guarantee Agreement and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary corporate action (when applicable), are in compliance with its corporate purpose (objeto social) and do not contravene its by-laws (estatuto social) or articles of incorporation (contrato social), as the case may be, organizational documents and any of the agreements listed on Schedule IV hereto, if any, nor violate any law, rule or regulation to which it is subject, nor require any action by or in respect of, or filing with, any governmental body, agency or official under the laws of Brazil, except for the registration of the Corporate Approvals (as defined in Schedule I) of the Opinion Guarantors with the applicable board of trade and publication in newspaper accordance with Law 6.404 of December 15, 1976 (“Brazilian Corporate Law”), as applicable.
6.    The Credit Agreement and the Brazilian Guarantee Agreement have been duly executed and delivered by duly appointed attorneys in fact of each Opinion Guarantor party thereto, with sufficient powers and authority to execute each such document on behalf of such Opinion Guarantor.
7.    (a) Assuming that the Credit Agreement is legal, valid and binding under New York State law, the Credit Agreement and the Guaranty provided thereunder shall constitute, and (b) the Brazilian Guarantee Agreement constitutes, a legal, valid and binding obligation of each Opinion Guarantor, enforceable against such Opinion Guarantor in accordance with its respective terms.
8.    The Credit Agreement and the Brazilian Guarantee Agreement are in proper legal form under the laws of Brazil for the enforcement thereof in accordance with their respective terms against each Opinion Guarantor, and it is not necessary to ensure the admissibility as evidence of the Credit Agreement and/or the Brazilian Guarantee Agreement in Brazil or in any political subdivision thereof that any of them be filed or recorded or enrolled with any court or other authority therein, except for and provided that (1) the Credit Agreement is translated into Portuguese by a sworn translator in Brazil; and (2) such documents and their respective sworn translation (as applicable) are registered with the relevant Registry of Titles and Deeds (Cartório de Registro de Títulos e Documentos) in Brazil, as provided for in the Agreement and in the Brazilian Guarantee Agreement, respectively.
Exh. C-6 - 3

9.    The choice of law of the New York State law to govern the Credit Agreement is legal, valid and binding choice of law under Brazilian law.
10.    Under the laws of Brazil, the submission of the Opinion Guarantors set forth in the Credit Agreement to the jurisdiction of any New York State court or Federal court of the U.S. sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof, is legal, valid and binding, however, it should be noted that Brazilian courts have exclusive jurisdiction over matters involving real estate located in Brazil or declaration of bankruptcy by a Brazilian entity or declaration of insolvency of an individual domiciled in Brazil.
11.    Each Opinion Guarantor has irrevocably appointed and empowered Cogency Global Inc. as its authorized agent for service of process in any suit or proceeding based on or arising under the Credit Agreement, and such appointment is valid and enforceable and would be recognized by the courts of Brazil.
12.    A judgment rendered by any New York State court or Federal court of the U.S. sitting in the Borough of Manhattan in New York City, or any appellate court from any thereof (except for a decision involving real estate located in Brazil, declaration of bankruptcy of a Brazilian entity or declaration of insolvency of any individual domiciled in Brazil, for which the Brazilian courts have exclusive jurisdiction), pursuant to a legal action instituted against any Opinion Guarantor before any such court in connection with the Credit Agreement shall be recognized by the courts of Brazil and shall be enforceable against such Opinion Guarantor in the competent courts of Brazil, if previously confirmed by the Brazilian Superior Court of Justice (Superior Tribunal de Justiça). The confirmation by the Brazilian Superior Court of Justice (Superior Tribunal de Justiça) will occur without reexamination of the merits, and it is granted only if the non-Brazilian court decision (i) fulfills all formalities required for its enforceability under the laws of the country where it was issued; (ii) is rendered by an authority with jurisdiction over the matter; (iii) is rendered after the parties were duly served in accordance with applicable law (including, if made in Brazil, such service must be effected in accordance with the laws of Brazil), or after submission of sufficient evidence justifying the parties’ absence (revelia), as required by applicable law; (iv) is final and, therefore, not subject to appeal in the jurisdiction in which it was issued; (v) is not against decisions protected by “res judicata” in Brazil; (vi) is not against Brazilian national sovereignty, human dignity, morality or public policy (soberania nacional, dignidade da pessoa humana, bons costumes or ordem pública); and (vii) was authenticated by a Brazilian Diplomatic Office in the country where it was issued, except when such decision was authenticated in a country that is signatory of the Hague Convention Abolishing the Requirement of Legalization for Foreign Public Documents dated of October 5, 1961, in which case the authentication shall be made as provided therein, together with a translation into Portuguese made by a sworn translator (tradutor juramentado) in Brazil.
13.    No foreign exchange controls are currently in effect in Brazil and no foreign exchange control authorizations by any governmental authority in Brazil are currently required for the execution, delivery and performance of any of the Credit Agreement, the Brazilian Guarantee Agreement and the transactions contemplated thereby.
Exh. C-6 - 4

14.    There is no tax, deduction or withholding imposed by Brazil or any political subdivision thereof either (a) on or by virtue of the execution, delivery or enforcement of the Credit Agreement or the Brazilian Guarantee Agreement or (b) on any payment to be made by any Opinion Guarantor pursuant thereto, other than withholding taxes payable on payments of interest, commissions, fees and other amounts deemed to be interest, by the Opinion Guarantors to a non-resident of Brazil for tax purposes.
15.    Neither the Opinion Guarantors nor any of their assets are entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding in Brazil to enforce or collect upon the Credit Agreement, the Brazilian Guarantee Agreement or any liability contemplated thereby or in connection therewith (including, without limitation, immunity from services of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment and immunity of its property from attachment prior to any entry of judgment or from attachment in aid of execution of a judgment).
16.    The Lenders will not, under the laws of Brazil, be deemed to be a resident or domiciled in such country by reason solely of the execution, performance and/or enforcement of the Credit Agreement or the Brazilian Guarantee Agreement.
17.    It is not necessary under the laws of Brazil (a) in order to enable the Administrative Agent and/or the Lenders to enforce its rights under the Credit Agreement or the Brazilian Guarantee Agreement or (b) by reason of the execution, delivery or performance of the Credit Agreement or the Brazilian Guarantee Agreement, that the Administrative Agent and/or the Lenders should be licensed, qualified or licensed to conduct business in Brazil.
18.    The payment obligations of the Company under the Credit Agreement will rank at least pari passu in priority of payment with all of its unsecured and unsubordinated obligations (other than those preferred by law).
Use and Reliance
This opinion is addressed to you solely for your own benefit and for the benefit of any future assignee of your interests under the Credit Agreement, pursuant to an assignment made in accordance with the Credit Agreement and in relation to the Credit Agreement and may not be disclosed or furnished to, or used or relied upon by, any other person or used or relied upon by you for any other purpose without, in any such case, our prior written consent, except that our prior written consent is not needed to furnish a copy of this opinion (i) in connection with any proceedings or the enforcement of the Credit Agreement, (ii) to accountants, counsel and other advisors, and any branches, subsidiaries, representative offices, affiliates and agents of any person permitted to rely on this opinion, (iii) to bank or insurance examiners, (iv) pursuant to judicial process or government order or requirement, (v) to any competent regulatory, governmental or supervisory body to which any person permitted to rely on this opinion is legally bound to comply, (vi) any self- regulatory body pursuant to its rules and regulations or (vii) to prospective and actual assignees of, and participants in the interests of, the Lenders and their respective accountants and counsel to the extent such assignment or participation would be permitted under the Credit Agreement.
Exh. C-6 - 5

We have not advised or assisted you in any way in connection with the Credit Agreement. Accordingly, the giving of this opinion must not be taken to create or imply any duty of care on our part to you in connection with the Credit Agreement. The provision of this opinion to you does not create any client relationship between you and us, we shall have no obligation to advise you in relation to any of the matters referred to herein.
Very truly yours,

[●]
[Legal Director of [●]]
Exh. C-6 - 6

Schedule I
1.    Copy of Arcos Dourados S.A. Extraordinary Shareholders’ Meeting which approved its By-Laws dated February 17, 2022, duly registered with the Board of Trade of the State of São Paulo (“JUCESP”) under No. 125.985/22-8, on March 9, 2022;
2.    Copy of Arcos Dourados Ltda. 20th amendment to its Articles of Association which was the latest amendment to its Articles of Association and elected its manager, dated June 30, 2022, duly registered with JUCESP under No. 320.552/22-6, on July 14, 2022;
3.    Copy of Arcos Dourados S.A. Extraordinary Shareholders’ Meeting which elected its officers dated October 3, 2024, duly registered with JUCESP under No. 385.280/24-5, on October 21, 2024;
4.    Copy of the Minutes of Arcos Dourados S.A. Extraordinary Shareholders’ Meeting dated [●], and duly registered with JUCESP under No. [●], on [●], [●];
5.    Copy of the Minutes of Arcos Dourados Ltda. Quotaholders’ meeting dated [●], duly registered with JUCESP under No. [●], on [●], [●] (items 3 and 4, the “Corporate Approvals”).
Exh. C-6 - 7

Schedule II
Assumptions
For the purposes of this opinion, we have assumed that:
1.    The documents submitted to us are original, authentic and complete (or true and complete copies of original, authentic and complete documents);
2.    Any documents examined in draft or specimen form will be or have been executed in the form of the draft or specimen reviewed by us;
3.    All signatures, stamps, and seals (except in relation to the signatures of the representatives of the Opinion Guarantors) appearing on the reviewed documents are genuine;
4.    All statements made as to matters of fact and all representations and warranties given by the respective parties in the documents that we have reviewed (except those made with respect to the Opinion Guarantors) are true, correct and complete;
5.    Except in relation to the Opinion Guarantors, the Credit Agreement represents the commercial agreement between the parties and were entered into on arm’s length terms, following independent inquiry from each party as to whether to enter into the Credit Agreement;
6.    No party was coerced in any manner to enter into the Credit Agreement;
7.    No foreign law would affect the opinions hereunder;
8.    There are not any other arrangements between any of the parties to the documents examined (except in relation to the Opinion Guarantors), which may modify or supersede any of the terms of the documents examined; and
9.    As to factual matters, we have relied solely on the representations and warranties contained in the documents (except those made with respect to the Opinion Guarantors) and we have not attempted to independently verify or establish the factual matters set forth therein, except if expressly stated in this opinion.
Exh. C-6 - 8

Schedule III
Qualifications
Our opinion is subject to the following qualifications:
1.    The validity, performance and enforcement of the Credit Agreement may be affected by bankruptcy proceedings and similar processes;
2.    The term “enforceable” as used in the opinion means that the obligations assumed by the parties under the Credit Agreement are of a type which is generally enforceable before the courts of Brazil, which does not mean that such obligation will necessarily be enforceable and binding in all circumstances. Enforcement may be limited by (i) bankruptcy, insolvency, liquidation, chattel mortgage, moratorium, reorganization and other laws of general application relating to or affecting the rights of creditors; (ii) concepts of materiality, reasonableness, good faith and fair dealing, such as contractual conditions providing that a certain act or fact shall be determined solely by one party (condição potestativa); (iii) possible unavailability of specific performance, injunction relief or summary judgment (processo executivo). In addition, claims for salaries, wages, social security, labour accident and taxes and other statutory privileges may have preference over any claims, including secured ones, in the limits established in the applicable law. Under the Brazilian bankruptcy law, applicable to judicial corporate restructuring and bankruptcy proceedings administered in Brazil under Brazilian law generally, claims in bankruptcy will be subject to classification in a certain order of priority;
3.    No opinion is expressed as to the effectiveness of any provision of the Credit Agreement purporting to maintain the validity of the remainder of Credit Agreement notwithstanding the invalidity, illegality or unenforceability of one or more of its provisions;
4.    No opinion is expressed as to whether a person who is not a party to the Credit Agreement may enforce its rights thereunder;
5.    To the extent that any provision in the Credit Agreement is reliant on a provision in another agreement, it may be void or unenforceable if such other provision is separately found to be void or unenforceable;
6.    Except as expressly stated in the opinion, no opinion is expressed as to matters of tax law; and
7.    No opinion is expressed as to matters of fact.
8.    Brazilian courts and authorities may have a different understanding on the matters addressed hereby and, therefore, this opinion is not binding upon Brazilian authorities, or any Brazilian courts, and no assurance can be given that a position contrary to that expressed herein will not be asserted by a Brazilian authority and ultimately sustained by a Brazilian court;
9.    In the event that any suit is brought against the Opinion Guarantors in Brazil, certain court costs, and deposits to guarantee judgment may be due. Under Brazilian law, Brazilian courts shall have exclusive jurisdiction when involving real estate located in Brazil, declaration of bankruptcy of a Brazilian entity or declaration of insolvency of any individual domiciled in Brazil;
Exh. C-6 - 9

10.    Under Brazilian law, injunction reliefs, although appealable, are in the discretion of courts, and may not necessarily be granted; the granting or not must be justified pursuant to the applicable laws and precedents;
11.    Under Brazilian law, a person may not properly waive or be deprived of the right to file a claim before Brazilian court or be deprived of its property without due process;
12.    The principles of Brazilian law that govern the validity of acts and obligations are considered principles of public policy (ordem pública) and cannot be altered or waived by the parties thereto; and
13.    In rendering the opinions set forth herein, we note that any conclusion on any particular issue is not a guarantee or prediction of how a court would hold, but rather sets forth our conclusions as to what would be a probable result for a court to reach in a properly presented and decided case in which the facts and assumptions relied on herein are established.
Exh. C-6 - 10

Schedule IV
Material Agreements
1.    [●].
2.    [●].

Exh. C-6 - 11

EXHIBIT C-7
FORM OF LOAN PARTIES’ MEXICAN COUNSEL OPINION
[Attached]

Exh. C-7 - 1

[●], 2025
To: GLAS USA LLC as Administrative Agent and each of
the Lenders (as defined below) to the Credit Agreement
referred to below
Dear Sirs,
We have acted as in-house legal advisers as to Mexican law to Arcos SerCal Inmobiliaria, S. de R.L. de C.V. and Restaurantes ADMX, S. de R.L. de C.V. organized under the laws of Mexico (together, the “Companies”) in connection with that certain credit agreement entered into as of [●], 2025 (the “Credit Agreement”) by and between Arcos Dorados Holdings Inc. and Arcos Dorados B.V. as borrowers (the “Borrowers”), the Companies (together, the “Opinion Guarantors” and each an “Opinion Guarantor”) and Arcos Dorados Argentina S.A., Arcos Dourados Comércio de Alimentos S.A., Arcos Dourados Restaurantes Ltda., Arcos Dorados Puerto Rico, LLC, Golden Arch Development, LLC and Arcos Dorados Restaurantes de Chile, SpA , as guarantors, GLAS USA LLC, as the administrative agent (the “Administrative Agent”) and the lenders party thereto from time to time (the “Lenders”), and the provision of a guarantee thereunder by the Companies (the “Guaranty”) in favor of the Lenders and the Administrative Agent, pursuant to which, the Opinion Guarantors agreed to guarantee the full and punctual payment of all Obligations of the Borrowers under the Credit Agreement.
For purposes of delivering this opinion, we have examined original executed copies of the Credit Agreement and the corporate documents listed on Schedule I to this opinion.
Capitalized terms used in this opinion shall, unless otherwise defined herein, have the meanings given to them in the Credit Agreement.
Our opinion is confined to matters of the laws of Mexico and, to the extent that the laws of any other jurisdiction may be relevant, we have made no independent investigation thereof. We assume no obligation to notify you of any further changes in law which may affect the opinions expressed herein, or otherwise to update this opinion in any respect.
Opinions
On the basis of our examination of the documents listed in Schedule I to this opinion and the other matters referred to above, and subject to the assumptions set out in Schedule II to this opinion, the qualifications set out in Schedule III to this opinion, we are of the opinion that:
1.    Each Opinion Guarantors is a limited liability company with variable capital (“Sociedad de Responsabilidad Limitada de Capital Variable - S. de R.L. de C.V.”), duly incorporated and validly existing under the laws of Mexico.
2.    Each Opinion Guarantor has all requisite power and authority to own and operate its property and conduct its business in Mexico.
Exh. C-7 - 2

3.    Each Opinion Guarantor has the requisite power and authority to execute and deliver the Credit Agreement and to perform its obligations thereunder and all necessary corporate, equity interest’s holders and other action required by the incorporation documents of such Opinion Guarantor has been taken to authorize the execution, delivery and performance of the Credit Agreement.
4.    The execution, delivery and performance by each Opinion Guarantor of the Credit Agreement and the consummation of the transaction contemplated thereby, have been duly authorized by all necessary corporate actions, it is within its corporate purpose (objeto social) and do not contravene its by-laws (estatutos sociales), and any of the agreements listed on Schedule IV hereto, if any, nor violate any law, rule or regulation to which it is subject, nor require any action by or in respect of, or filing with, any governmental body, agency or official under the laws of Mexico.
5.    The Credit Agreement has been duly executed and delivered by duly appointed attorneys in fact of each Opinion Guarantor party thereto, with sufficient powers and authority to execute such document on behalf of such Opinion Guarantor.
6.    Assuming that the Credit Agreement is legal, valid and binding under New York State law, the Credit Agreement and the Guaranty provided thereunder constitute a legal, valid and binding obligation of each Opinion Guarantors, enforceable against such Opinion Guarantors in accordance with its terms.
7.    The Credit Agreement is in proper legal form under the laws of Mexico for the enforcement thereof in accordance with their terms against each Opinion Guarantor, and it is not necessary to ensure the admissibility as evidence of the Credit Agreement in Mexico or in any political subdivision thereof that any of them be filed or recorded or enrolled with any court or other authority therein.
8.    The choice of law of the New York State law to govern the Credit Agreement is legal, valid and binding choice of law.
9.    Under the laws of Mexico, the submission of each Opinion Guarantor set forth in the Credit Agreement to the jurisdiction of any New York State court or Federal court of the U.S. sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof, is legal, valid and binding.
10.    Each Opinion Guarantor has irrevocably appointed and empowered Cogency Global Inc. as its authorized agent for service of process in any suit or proceeding based on or arising under the Credit Agreement, and such appointment is valid and enforceable and would be recognized by the courts of Mexico. Each Opinion Guarantor has validly granted a power of attorney in favor of Cogency Global Inc. as Process Agent.
11.    A judgment rendered by any New York State court or Federal court of the U.S. sitting in the Borough of Manhattan in New York City, or any appellate court from any thereof, pursuant to a legal action instituted against each Opinion Guarantor before any such court in connection with the Credit Agreement will be recognized by the courts of Mexico and, will be enforceable against each Opinion Guarantor in the competent courts of Mexico, provided, that: (i) such judgment complies with the requirements of Articles 571 to 578 of the Federal Code of Civil Procedure of Mexico and the article 1347-A of the Commerce Code, including the following: (a) it arises from a personal action and not an action in rem concerning real property located in Mexico; (b) it is
Exh. C-7 - 3

final and not subject to appeal; (c) the court rendering the judgment had jurisdiction according to principles recognized under international law compatible with Mexican law; (d) the defendant was duly served and afforded due process; (e) the judgment is not contrary to Mexican public policy; (f) no litigation is pending in Mexico between the same parties over the same subject matter; and (g) the judgment is duly legalized or apostilled and translated into Spanish by an authorized translator in Mexico; and (ii) Mexican courts may deny enforcement if reciprocity is not observed by the courts of the jurisdiction of origin.
12.    To ensure the legality, validity, enforceability or admissibility in evidence in Mexico of the Credit Agreement, it is not necessary that it be filed or recorded with any court or other authority in Mexico or that any stamp, registration or similar tax be paid on or in respect thereof, other than any such filings, recordings or registrations that have already been made or obtained and remain in effect; provided, that in the event that any legal proceedings are brought to the courts of Mexico under the Credit Agreement, a Spanish translation of the relevant agreements required in such proceedings prepared by a court-approved translator would have to be approved by the court after the defendant had been given an opportunity to be heard with respect to the accuracy of the translation, and proceedings would thereafter be based upon the translated documents.
13.    No foreign exchange controls are currently in effect in Mexico and no foreign exchange control authorizations by any governmental authority in Mexico are currently required for the execution, delivery and performance of any of the Credit Agreement and the transactions contemplated thereby.
14.    There is no tax, deduction or withholding imposed by Mexico or any political subdivision thereof either (a) on or by virtue of the execution, delivery or enforcement of the Credit Agreement or (b) on any payment to be made by any Opinion Guarantor pursuant thereto, other than withholding taxes payable on payments of interest, commissions, fees and other amounts deemed to be interest, by any Opinion Guarantor to a non-resident of Mexico for tax purposes.
15.    Neither the Opinion Guarantors nor any of their respective assets is entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding in Mexico to enforce or collect upon the Credit Agreement or any liability contemplated thereby or in connection therewith (including, without limitation, immunity from services of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment and immunity of its property from attachment prior to any entry of judgment or from attachment in aid of execution of a judgment).
16.    The Lenders will not, under the laws of Mexico, be deemed to be a resident or domiciled in such country by reason solely of the execution, performance and/or enforcement of the Credit Agreement.
17.    It is not necessary under the laws of Mexico: (a) in order to enable any Agent and/or the Lenders to enforce its rights under the Credit Agreement; or (b) by reason of the execution, delivery or performance of the Credit Agreement, that any Agent and/or the Lenders should be licensed, qualified or licensed to conduct business in Mexico.
Exh. C-7 - 4

18.    Notwithstanding the foregoing, this opinion may be shared with any competent regulatory, governmental or supervisory authority to which any person permitted to rely on this opinion is legally bound to comply, as well as with any self-regulatory organization pursuant to its applicable rules and regulations.
Use and Reliance
This opinion is addressed to you solely for your own benefit and for the benefit of any future assignee of your interests under the Credit Agreement, pursuant to an assignment made in accordance with the Credit Agreement and in relation to the Credit Agreement and may not be disclosed or furnished to, or used or relied upon by, any other person or used or relied upon by you for any other purpose without, in any such case, our prior written consent, except that our prior written consent is not needed to furnish a copy of this opinion (i) in connection with any proceedings or the enforcement of the Credit Agreement, (ii) to accountants, counsel and other advisors, and any branches, subsidiaries, representative offices, affiliates and agents of any person permitted to rely on this opinion, (iii) to bank or insurance examiners, (iv) pursuant to judicial process or government order or requirement, (v) to any competent regulatory, governmental or supervisory body to which any person permitted to rely on this opinion is legally bound to comply, (vi) any self- regulatory body pursuant to its rules and regulations or (vii) to prospective and actual assignees of, and participants in the interests of, the Lenders and their respective accountants and counsel to the extent such assignment or participation would be permitted under the Credit Agreement.
We have not advised or assisted you in any way in connection with the Credit Agreement. Accordingly, the giving of this opinion must not be taken to create or imply any duty of care on our part to you in connection with the Credit Agreement. The provision of this opinion to you does not create any client relationship between you and us, we shall have no obligation to advise you in relation to any of the matters referred to herein.
Very truly yours,

Anabell González Nava
In House Counsel North Latin America
Division Arcos Dorados
Exh. C-7 - 5

Schedule I
1.    Copy of the deed of incorporation (acta constitutiva) and by-laws of (estatutos sociales) of each Opinion Guarantor, and and any amendments to date.
2.    Copy of the resolutions of the Board of Managers (Consejo de Gerentes) of each Opinion Guarantor, granted before Lic. Guillermo Oliver Bucio, Notary Public No. 246 of Mexico City, pursuant to public deeds number 129,476 and 129,479, dated September 10, 2025.
Exh. C-7 - 6

Schedule II
Assumptions
For the purposes of this opinion, we have assumed that:
1.    The documents submitted to us are original, authentic and complete (or true and complete copies of original, authentic and complete documents);
2.    Any documents examined in draft or specimen form will be or have been executed in the form of the draft or specimen reviewed by us;
3.    All signatures (except in relation to the signatures of the representatives of the Opinion Guarantors) appearing on the reviewed documents are genuine;
4.    All statements made as to matters of fact and all representations and warranties given by the respective parties in the documents that we have reviewed (except in relation to the signatures of the representatives of the Opinion Guarantors) are true, correct and complete;
5.    Except in relation to the Opinion Guarantors, the Credit Agreement represents the commercial agreement between the parties and were entered into on arm’s length terms, following independent inquiry from each party as to whether to enter into the Credit Agreement;
6.    No party was coerced in any manner to enter into the Credit Agreement; and
7.    No foreign law would affect the opinions.
Exh. C-7 - 7

Schedule III
Qualifications
Our opinion is subject to the following qualifications:
1.    The validity, performance and enforcement of the Credit Agreement may be affected by bankruptcy proceedings and similar processes;
2.    The term “enforceable” as used in the opinion means that the obligations assumed by the parties under the Credit Agreement are of a type which is generally enforceable before the courts of Mexico, which does not mean that such obligation will necessarily be enforceable and binding in all circumstances;
3.    No opinion is expressed as to the effectiveness of any provision of the Credit Agreement purporting to maintain the validity of the remainder of Credit Agreement notwithstanding the invalidity, illegality or unenforceability of one or more of its provisions;
4.    No opinion is expressed as to whether a person who is not a party to the Credit Agreement may enforce its rights thereunder;
5.    To the extent that any provision in the Credit Agreement is reliant on a provision in another agreement, it may be void or unenforceable if such other provision is separately found to be void or unenforceable;
6.    Except as expressly stated in the opinion, no opinion is expressed as to matters of tax law; and
7.    No opinion is expressed as to matters of fact.
Exh. C-7 - 8

Schedule IV
Material Agreements
1.    Credit Agreement.
2.    Powers of Attorney granted by the Opinion Guarantors in favor of the Process Agent pursuant to public instruments number 129,476 and 129,479, both dated September 10, 2025, granted before Ms. Rosamaría López Lugo, Notary Public number 223 of Mexico City, acting on the protocol of Notary Public number 212 by agreement with its holder, Mr. Francisco I. Hugues Vélez.

Exh. C-7 - 9

EXHIBIT C-8
FORM OF LOAN PARTIES’ PUERTO RICAN COUNSEL OPINION
[Attached]

Exh. C-8 - 1

[●], 2025
To: GLAS USA LLC as Administrative Agent and each of
the Lenders (as defined below) to the Credit Agreement
referred to below
Dear Sirs,
We have acted as in-house legal advisers as to the Commonwealth of Puerto Rican law to Arcos Dorados Puerto Rico, LLC, a limited liability corporation organized under the laws of the Commonwealth of Puerto Rico (the “Company”) in connection with that certain credit agreement entered into as of [●], 2025 (the “Credit Agreement”) by and between Arcos Dorados Holdings Inc. and Arcos Dorados B.V. as borrowers (the “Borrowers”), the Company, (the “Opinion Guarantor”) and Arcos Dourados Comércio de Alimentos S.A., Arcos Dourados Comércio de Alimentos Ltda., Arcos Dorados Argentina S.A., Arcos SerCal Inmobiliaria, S. de R.L. de C.V., Restaurantes ADMX, S. de R.L. de C.V., Golden Arch Development, LLC and Arcos Dorados Restaurantes de Chile, SpA, as guarantors, GLAS USA LLC, as the administrative agent (the “Administrative Agent”) and the lenders party thereto from time to time (the “Lenders”), and the provision of a guarantee thereunder by the Company (the “Guaranty”) in favor of the Lenders and the Administrative Agent, pursuant to which, the Opinion Guarantor agreed to guarantee the full and punctual payment of all Obligations of the Borrowers under the Credit Agreement.
For purposes of delivering this opinion, we have examined original executed copies of the Credit Agreement and the corporate documents listed on Schedule I to this opinion.
Capitalized terms used in this opinion shall, unless otherwise defined herein, have the meanings given to them in the Credit Agreement.
Our opinion is confined to matters of the laws of the Commonwealth of Puerto Rico and, to the extent that the laws of any other jurisdiction may be relevant, we have made no independent investigation thereof. We assume no obligation to notify you of any further changes in law which may affect the opinions expressed herein, or otherwise to update this opinion in any respect.
Opinions
On the basis of our examination of the documents listed in Schedule I to this opinion and the other matters referred to above, and subject to the assumptions set out in Schedule II to this opinion, the qualifications set out in Schedule III to this opinion and any matters not disclosed to us, we are of the opinion that:
1.    The Opinion Guarantor is a limited liability company duly organized and validly existing under the laws of the Commonwealth of Puerto Rico.
2.    Based solely on the Certificate of Good Standing issued by the Puerto Rico Department of State on [●], the Opinion Guarantor is in good standing under the laws of the Commonwealth of Puerto Rico.
Exh. C-8 - 2

3.    The Opinion Guarantor has all the necessary power and authority to own and operate its property and conduct its business in the Commonwealth of Puerto Rico.
4.    The Opinion Guarantor has the requisite power and authority to execute and deliver the Credit Agreement thereunder and to perform its obligations thereunder and all necessary corporate, shareholder and other action required by the constitutional documents of the Opinion Guarantor has been taken to authorize the execution, delivery and performance of the Credit Agreement and the Guaranty.
5.    The execution, delivery and performance by the Opinion Guarantor of the Credit Agreement and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary corporate action (when applicable), are within its corporate purpose and do not contravene its organizational documents, operating agreement and any of the agreements listed on Schedule IV hereto, if any, nor violate any law, rule or regulation to which it is subject, nor require any action by or in respect of, or filing with, any governmental body, agency or official under the laws of the Commonwealth of Puerto Rico.
6.    The Credit Agreement has been duly executed and delivered by duly appointed attorneys in fact of the Opinion Guarantor party thereto, with sufficient powers and authority to execute such document on behalf of such Opinion Guarantor.
7.    Assuming that the Credit Agreement is legal, valid and binding under New York State law, the Credit Agreement and the Guaranty provided thereunder constitute a legal, valid and binding obligation of the Opinion Guarantors, enforceable against the Opinion Guarantors in accordance with its terms.
8.    The Credit Agreement is in proper legal form under the laws of the Commonwealth of Puerto Rico for the enforcement thereof in accordance with their terms against the Opinion Guarantor, and it is not necessary to ensure the admissibility as evidence of the Credit Agreement in the Commonwealth of Puerto Rico or in any political subdivision thereof that any of them be filed or recorded or enrolled with any court or other authority therein.
9.    The choice of law of the New York State law to govern the Credit Agreement is legal, valid and binding choice of law.
10.    Under the laws of the Commonwealth of Puerto Rico, the submission of the Opinion Guarantor set forth in the Credit Agreement to the jurisdiction of any New York State court or Federal court of the U.S. sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof, is legal, valid and binding.
11.    Each Opinion Guarantor has irrevocably appointed and empowered Cogency Global Inc. as its authorized agent for service of process in any suit or proceeding based on or arising under the Credit Agreement, and such appointment is valid and enforceable and would be recognized by the courts of the Commonwealth of Puerto Rico.
12.    A judgment rendered by any New York State court or Federal court of the U.S. sitting in the Borough of Manhattan in New York City, or any appellate court from any thereof, pursuant to a legal action instituted against the Opinion Guarantor before any such court
Exh. C-8 - 3

in connection with the Credit Agreement will be recognized by the courts of the Commonwealth of Puerto Rico and, will be enforceable against the Opinion Guarantor in the competent courts of the Commonwealth of Puerto Rico, provided, that the process of Exequátur is filed and executed. Under the exequatur process, a court of the Commonwealth of Puerto Rico with competent jurisdiction will enforce the New York judgment, without re-examination of the merits, if (i) the judgment is entered by a court with jurisdiction over the person and subject matter; (ii) the court observed due process of law; and (ii) the judgment was not procured by fraud.
13.    To ensure the legality, validity, enforceability or admissibility in evidence in the Commonwealth of Puerto Rico of the Credit Agreement, it is not necessary that it be filed or recorded with any court or other authority in the Commonwealth of Puerto Rico or that any stamp, registration or similar tax be paid on or in respect thereof, other than any such filings, recordings or registrations that have already been made or obtained and remain in effect.
14.    No foreign exchange control is currently required in the Commonwealth of Puerto Rico for the execution, delivery and performance of any of the Credit Agreement and the transactions contemplated thereby.
15.    There is no tax, deduction or withholding imposed by the Commonwealth of Puerto Rico or any political subdivision thereof either (a) on or by virtue of the execution, delivery or enforcement of the Credit Agreement or (b) on any payment to be made by the Opinion Guarantor pursuant thereto, other than withholding taxes payable on payments of interest, commissions, fees and other amounts deemed to be interest, by the Opinion Guarantor to a non-resident of the Commonwealth of Puerto Rico for tax purposes.
16.    Neither the Opinion Guarantor nor any of its assets is entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding in the Commonwealth of Puerto Rico to enforce or collect upon the Credit Agreement or any liability contemplated thereby or in connection therewith (including, without limitation, immunity from services of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment and immunity of its property from attachment prior to any entry of judgment or from attachment in aid of execution of a judgment).
17.    The Lenders will not, under the laws of the Commonwealth of Puerto Rico, be deemed to be a resident or domiciled in such country by reason solely of the execution, performance and/or enforcement of the Credit Agreement.
18.    It is not necessary under the laws of the Commonwealth of Puerto Rico (a) in order to enable any Agent and/or the Lenders to enforce its rights under the Credit Agreement or (b) by reason of the execution, delivery or performance of the Credit Agreement, that any Agent and/or the Lenders should be licensed, qualified or licensed to conduct business in the Commonwealth of Puerto Rico.
19.    The payment obligations of the Company under the Credit Agreement will rank at least pari passu in priority of payment with all of its unsecured and unsubordinated obligations (other than those preferred by law).
Exh. C-8 - 4

Use and Reliance
This opinion is addressed to you solely for your own benefit and for the benefit of any future assignee of your interests under the Credit Agreement, pursuant to an assignment made in accordance with the Credit Agreement and in relation to the Credit Agreement and may not be disclosed or furnished to, or used or relied upon by, any other person or used or relied upon by you for any other purpose without, in any such case, our prior written consent, except that our prior written consent is not needed to furnish a copy of this opinion (i) in connection with any proceedings or the enforcement of the Credit Agreement, (ii) to accountants, counsel and other advisors, and any branches, subsidiaries, representative offices, affiliates and agents of any person permitted to rely on this opinion, (iii) to bank or insurance examiners, (iv) pursuant to judicial process or government order or requirement, (v) to any competent regulatory, governmental or supervisory body to which any person permitted to rely on this opinion is legally bound to comply, (vi) any self- regulatory body pursuant to its rules and regulations or (vii) to prospective and actual assignees of, and participants in the interests of, the Lenders and their respective accountants and counsel to the extent such assignment or participation would be permitted under the Credit Agreement.
We have not advised or assisted you in any way in connection with the Credit Agreement. Accordingly, the giving of this opinion must not be taken to create or imply any duty of care on our part to you in connection with the Credit Agreement. The provision of this opinion to you does not create any client relationship between you and us, we shall have no obligation to advise you in relation to any of the matters referred to herein.
Very truly yours,

Yuisa Jiménez Pérez
Legal Director of Arcos Dorados
Exh. C-8 - 5

Schedule I
1.    Copy of the Operating Agreement effective as of January 1st, 2014;
2.    Copy of the Written Consent of the Sole Manager of Arcos Dorados Puerto Rico, LLC dated September 5th, 2025.
Exh. C-8 - 6

Schedule II
Assumptions
For the purposes of this opinion, we have assumed that:
1.    The documents submitted to us are original, authentic and complete (or true and complete copies of original, authentic and complete documents);
2.    Any documents examined in draft or specimen form will be or have been executed in the form of the draft or specimen reviewed by us;
3.    All signatures (except in relation to the signatures of the representatives of the Opinion Guarantor) appearing on the reviewed documents are genuine;
4.    All statements made as to matters of fact and all representations and warranties given by the respective parties in the documents that we have reviewed (except those made with respect to the Opinion Guarantor) are true, correct and complete;
5.    Except in relation to the Opinion Guarantor, the Credit Agreement represents the commercial agreement between the parties and were entered into on arm’s length terms, following independent inquiry from each party as to whether to enter into the Credit Agreement;
6.    No party was coerced in any manner to enter into the Credit Agreement; and
7.    No foreign law would affect the opinions.
Exh. C-8 - 7

Schedule III
Qualifications
Our opinion is subject to the following qualifications:
1.    The validity, performance and enforcement of the Credit Agreement may be affected by bankruptcy proceedings and similar processes;
2.    The term “enforceable” as used in the opinion means that the obligations assumed by the parties under the Credit Agreement are of a type which is generally enforceable before the courts of the Commonwealth of Puerto Rico, which does not mean that such obligation will necessarily be enforceable and binding in all circumstances;
3.    No opinion is expressed as to the effectiveness of any provision of the Credit Agreement purporting to maintain the validity of the remainder of Credit Agreement notwithstanding the invalidity, illegality or unenforceability of one or more of its provisions;
4.    No opinion is expressed as to whether a person who is not a party to the Credit Agreement may enforce its rights thereunder;
5.    To the extent that any provision in the Credit Agreement is reliant on a provision in another agreement, it may be void or unenforceable if such other provision is separately found to be void or unenforceable;
6.    Except as expressly stated in the opinion, no opinion is expressed as to matters of tax law; and
7.    No opinion is expressed as to matters of fact.
Exh. C-8 - 8

Schedule IV
Material Agreements
None to be listed.

Exh. C-8 - 9

EXHIBIT D
FORM OF
SUBSIDIARY JOINDER AGREEMENT
SUBSIDIARY JOINDER AGREEMENT (this “Agreement”) dated as of _______, _______, is hereby executed and delivered by _______, a _______ [corporation] (the “Additional Guarantor”) and GLAS USA LLC, as administrative agent for the Lenders (as defined below) (in such capacity, the “Administrative Agent”), acting pursuant to this Agreement for the benefit of the Lenders. Unless otherwise defined herein, capitalized terms used herein and defined in that certain Credit Agreement, dated as of September 30, 2025 (as amended, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Arcos Dorados Holdings Inc. (the “Parent Borrower”) and Arcos Dorados B.V. (the “Dutch Borrower” and, together, the “Borrowers”) as borrowers, the Administrative Agent, the various Persons from time to time party thereto as lenders (the “Lenders”) and certain subsidiaries of the Borrowers from time to time party thereto as guarantors (the “Guarantors”), are used herein as therein defined and the rules of construction set forth in Section 1.02 thereof shall apply hereto.
WHEREAS, the Borrowers have entered into the Credit Agreement providing for the making of Loans,
WHEREAS, in connection with the Credit Agreement, certain of the Borrowers’ Subsidiaries have entered into (or are required to enter into) the Credit Agreement as Guarantors thereunder,
WHEREAS, pursuant to Section 5.05 of the Credit Agreement, the Borrowers [are required to][may] cause one or more additional Subsidiaries to become a party to the Credit Agreement as Guarantors, and
WHEREAS, the Additional Guarantor desires to execute and deliver this Agreement in order to become a party to the Credit Agreement pursuant to Section 5.05 of the Credit Agreement,
NOW, THEREFORE, IT IS AGREED as follows:
SECTION 1.    Joinder.
(a)    By executing and delivering this Agreement, the Additional Guarantor hereby becomes a party to the Credit Agreement as a “Guarantor” thereunder, expressly assumes all obligations and liabilities of a “Guarantor” thereunder and ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement.
(b)    Without limiting the generality of the terms of paragraph (a), the Additional Guarantor hereby unconditionally and irrevocably guarantees the prompt payment and performance of the Obligations in full when due (whether at stated maturity, upon acceleration or otherwise), and agrees that if any Borrower fails to pay any Obligation when due, it will forthwith, on written demand, pay the amount not so paid at the place and in the manner specified in the Credit Agreement, including, in particular, in accordance with Section 2.12 of the Credit Agreement (and without duplication of any amount thereof previously paid by any other
Exh. D - 1

Guarantor thereunder and not rescinded or refunded), and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, upon acceleration or otherwise) in accordance with the terms of such extension or renewal. The Additional Guarantor further agrees that its guarantee hereunder and under the Credit Agreement constitutes a guarantee of payment when due and not of collection and that the obligations of the Guarantors under the Credit Agreement shall be joint and several. The Additional Guarantor hereby acknowledges that it has received a copy of the Credit Agreement, as it may have been amended or supplemented from time to time.
(c)    The Additional Guarantor hereby makes each of the representations and warranties contained in Article 3 of the Credit Agreement on the date hereof as if such representations and warranties were made as of the date hereof, after giving effect to this Agreement.
(d)    The Additional Guarantor hereby waives acceptance by the Lenders of the Guaranty by the Additional Guarantor upon the execution of this Agreement by the Additional Guarantor.
SECTION 2.    Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same agreement.
SECTION 3.    Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF NEW YORK (NOT INCLUDING SUCH STATE’S CONFLICT OF LAWS PROVISIONS OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).
IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed and delivered as of the date first above written.
[ADDITIONAL GUARANTOR]
By:     __________________________
Name:     __________________________
Title:
Address:
Exh. D - 2

ACKNOWLEDGED:
GLAS USA LLC, as Administrative Agent
By:     __________________________
Name:     __________________________
Title:
Exh. D - 3

EXHIBIT E
FORM OF ASSIGNMENT AND ASSUMPTION
ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Loan Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.
1.    Assignor:    ______________________________
2.    Assignee:    ______________________________
[and is an Affiliate/Approved Fund of [identify Lender]4 ]
3.    Borrowers:    Arcos Dorados Holdings Inc. and Arcos Dorados B.V., as borrowers under the Credit Agreement
4.    Administrative Agent:    GLAS USA LLC, as administrative agent under the Credit Agreement
5.    Credit Agreement:    Credit Agreement, dated as of September 30, 2025, among Arcos Dorados Holdings Inc. and Arcos Dorados B.V as borrowers
4 Note to form: Select as applicable.
Exh. E - 1

(together, the “Borrowers”), GLAS USA LLC, as administrative agent for the Lenders party thereto, and certain subsidiaries of the Borrowers from time to time party thereto as guarantors.
6.    Assigned Loan Interest:

Revolving Facility Assigned[5]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans
	$	$	%
	$	$	%
	$	$	%

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Borrowers, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Name:
Title:
ASSIGNEE [NAME OF ASSIGNEE]
By:
Name:
Title:
5 Note to form: Please seek Dutch legal advice (i) until the interpretation of the term “public” (as referred to in article 4.1(1) of the Capital Requirements Regulation (EU/575/2013)) has been published by the competent authority, if the share of a Lender in any Borrowing requested by a Dutch Borrower is less than EUR 100,000 (or the foreign currency equivalent thereof) and (ii) as soon as the interpretation of the term “public” has been published by the competent authority, if the Lender is considered to be part of the public on the basis of such interpretation.
Exh. E - 2

[Consented to and] Accepted: GLAS USA LLC, as Administrative Agent[6]
By:
Name: Title:

[Consented to:] [ARCOS DORADOS HOLDINGS INC.][7]
By:
Name: Title:

[ARCOS DORADOS B.V.]
By:
Name: Title:

6 Note to form: To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
7 Note to form: To be added only if the consent of the Borrowers is required by the terms of the Credit Agreement.
Exh. E - 3

ARCOS DORADOS CREDIT AGREEMENT
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Loan Interest, (ii) the Assigned Loan Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any collateral thereunder, (iii) the financial condition of the Borrowers, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement, (iv) any requirements under applicable law for the Assignee to become a lender under the Credit Agreement or to charge interest at the rate set forth therein from time to time or (v) the performance or observance by the Borrowers, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement.
1.2.    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement and under applicable law that are required to be satisfied by it in order to acquire the Assigned Loan Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Loan Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Loan Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Loan Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Loan Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, the Lead Arranger, the Assignor or any other Lender or any of their respective Related Parties, and (vi) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Lead Arranger, the Assignor or any other Lender or any of their respective Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender. Without limiting the foregoing, the Assignee represents and warrants, and agrees to, each of the matters set forth in Section 9.07 of the Credit Agreement, including that the Loan Documents set out the terms of a commercial lending facility.
Exh. E - 4

2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Loan Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Acceptance and adoption of the terms of this Assignment and Assumption by the Assignee and the Assignor by electronic signature or delivery of an executed counterpart of a signature page of this Assignment and Assumption by any Approved Electronic Platform shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.
Exh. E - 5

EXHIBIT F
FORM OF BRAZILIAN GUARANTEE AGREEMENT
[Attached]

Exh. F - 1

[local e data]	[place, date][8]
Ao GLAS USA LLC, como Agente Administrativo em benefício dos Credores (conforme definido abaixo) 3 Second Street Suite 206 Jersey City NJ 07311	To GLAS USA LLC, as Administrative Agent for the benefit of the Lenders (as defined in the Credit Agreement) 3 Second Street Suite 206 Jersey City NJ 07311
CARTA DE FIANÇA	LETTER OF GUARANTEE
Prezados Senhores,	Dear Sirs,
1.    Fazemos referência ao contrato de crédito (Credit Agreement) datado de [●] (conforme alterado, aditado ou de qualquer outra maneira modificado a qualquer tempo, o “Contrato”), celebrado entre Arcos Dorados Holdings Inc., sociedade empresária constituída de acordo com as leis das Ilhas Virgens Britânicas, registrada sob o número 1619553, com sede em Kingston Chambers, P.O. Box 173, Road Town, Tortola VG1110, Ilhas Virgens Britânicas, e Arcos Dorados B.V., sociedade limitada de responsabilidade privada (besloten vennootschap met beperkte aansprakelijkheid), constituída de acordo com as leis dos Países Baixos, como devedoras (em conjunto, “Afiançadas”), certas subsidiárias das Afiançadas, incluindo os Fiadores (conforme definido abaixo) como fiadores, e GLAS USA LLC (“Beneficiária”), na qualidade de agente administrativo em benefício dos Credores (conforme definido no Contrato), por meio do qual os Credores concordaram em conceder linhas de crédito rotativas às Afiançadas, no valor de até US$ 200,000,000, mediante o recebimento da presente Carta de Fiança, e cuja cópia encontra-se em poder dos Fiadores. Os termos grafados com letra maiúscula utilizados nesta Carta de Fiança e não definidos de outra forma deverão ter os significados atribuídos no Contrato.

1.    We refer to the credit agreement dated [●] (as amended, supplemented, or otherwise modified from time to time, the “Credit Agreement”), entered into by and between Arcos Dorados Holdings Inc., a business company incorporated under the laws of the British Virgin Islands with company number 1619553 and its registered office at Kingston Chambers, P.O. Box 173, Road Town, Tortola VG1110, British Virgin Islands, and Arcos Dorados B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, as borrowers (jointly, “Obligors”), certain subsidiaries of the Obligors, including the Guarantors (as defined below) as guarantors, and GLAS USA LLC (“Beneficiary”), as administrative agent for the benefit of the Lenders (as defined under the Credit Agreement) under the Credit Agreement, pursuant to which the Lenders have agreed to grant revolving loans to the Obligors in the amount of up to US$ 200,000,000, upon receipt of this Letter of Guarantee, a copy of which is in the possession of the Guarantors. Capitalized terms used herein and not otherwise defined in this Letter of Guarantee shall have the meanings set forth in the Credit Agreement.

8 NTD: To be executed and delivered on or prior to the Closing Date.
Exh. F - 2

2.    Pela presente carta de fiança (“Carta de Fiança”), Arcos Dourados Comércio de Alimentos S.A., inscrita no Cadastro Nacional da Pessoa Jurídica do Ministério da Fazenda (“CNPJ/MF”) sob nº 42.591.651/0001-43, por seus representantes abaixo assinados, e Arcos Dourados Restaurantes Ltda., inscrita no CNPJ/MF sob nº 05.483.701/0001-42, por seus representantes abaixo assinados (individual e indistintamente, “Fiador” e, em conjunto, “Fiadores”), nos termos do artigo 818 e seguintes da Lei nº 10.406/02, conforme alterada (“Código Civil”), obriga-se, em caráter irrevogável e irretratável e de forma absoluta e incondicional, como fiador e principal pagador das Afiançadas, solidariamente responsável pelo integral e pontual pagamento de todas as obrigações contraídas e que venham a ser contraídas pelas Afiançadas em decorrência do Contrato quando e na medida em que tais obrigações se tornem exigíveis, seja na data de vencimento, por vencimento antecipado ou de outra forma (“Obrigações Garantidas”), até que tais Obrigações Garantidas sejam integralmente liquidadas a critério da Beneficiária (atuando conforme as instruções dos Credores requeridos).

2.    By means of this letter of guarantee (the “Letter of Guarantee”), Arcos Dourados Comércio de Alimentos S.A., registered with the Brazilian National Registry of Legal Entities maintained by the Ministry of Finance (Cadastro Nacional da Pessoa Jurídica do Ministério da Fazenda) (“CNPJ/MF”) under No. 42.591.651/0001-43, by its undersigned representatives, and Arcos Dourados Restaurantes Ltda., registered with the CNPJ/MF under No. 05.483.701/0001-42, by its undersigned representatives (each individually and collectively, the “Guarantor” and, together, the “Guarantors”), pursuant to Article 818 et seq. of Law No. 10,406/02, as amended (“Brazilian Civil Code”), hereby irrevocably, unconditionally, absolutely, and jointly and severally undertakes, as guarantors and primary obligors of the Obligors, to be jointly and severally liable for the full and timely payment of all obligations assumed and to be assumed by the Obligors under the Credit Agreement when and as the same shall become due and payable, whether at scheduled maturity, upon acceleration or otherwise (“Guaranteed Obligations”), until such Guaranteed Obligations have been fully discharged to the satisfaction of the Beneficiary (acting at the direction of the Required Lenders).[9]

2.1. Os Fiadores declaram que a efetivação de qualquer desembolso sob o Contrato não constitui novação para fins do art. 366 do Código Civil.	2.1. The Guarantors declares that the execution of any disbursement under the Credit Agreement does not constitute novation for the purposes of Article 366 of the Brazilian Civil Code.
2.2    Esta Carta de Fiança é válida até que todas as Obrigações Garantidas tenham sido plena e irrevogavelmente quitadas, conforme a satisfação da Beneficiária (atuando conforme as instruções dos Credores requeridos).

2.2    This Letter of Guarantee shall be valid until all Guaranteed Obligations have been fully and irrevocably discharged to the satisfaction of the Beneficiary (acting at the direction of the Required Lenders).

9 NTD: definition of Guaranteed Obligations to be further supplemented and adjusted in accordance with the terms of the credit agreement.
Exh. F - 3

2.3    Esta é uma garantia de pagamento e cumprimento e não mera garantia de cobrança. A Beneficiária não estará obrigada, como condição para executar esta Carta de Fiança, a (i) demandar pagamento ou ajuizar ação contra as Afiançadas ou qualquer outra pessoa, (ii) obter sentença contra as Afiançadas ou (iii) executar ou esgotar qualquer garantia real ou outra garantia outorgada nos termos do Contrato.

2.3    This is a guarantee of payment and performance and not of collection. The Beneficiary shall not be required, as a condition to enforce this Letter of Guarantee, to (i) demand payment from, or commence proceedings against, the Obligors or any other person, (ii) obtain judgment against the Obligors, or (iii) enforce or exhaust any security or other collateral granted under the Credit Agreement.

2.4.    Caso qualquer Obrigação Garantida seja ou se torne inexigível, ilegal ou inválida por qualquer motivo, os Fiadores deverão, como obrigação principal, indenizar a Beneficiária por qualquer custo, prejuízo ou responsabilidade daí decorrente.

2.4.    If any Guaranteed Obligation is or becomes unenforceable, illegal or invalid for any reason, the Guarantors shall, as a primary obligation, indemnify the Beneficiary against any cost, loss or liability suffered as a result.

3.    Os Fiadores comprometem-se a atender às requisições de pagamento formuladas por V.Sas. relacionadas à Obrigação Garantida, creditando o valor correspondente às importâncias devidas pelas Afiançadas na conta bancária designada pela Beneficiária, em fundos imediatamente disponíveis e livres de quaisquer deduções, em Dólares dos Estados Unidos, nos termos do Contrato, no prazo de 3 (três) dias úteis, contado do recebimento da notificação, por escrito e com aviso de recepção, sem necessidade de qualquer formalidade adicional.

3.    The Guarantors undertake to comply with payment requests made by you in connection with the Guaranteed Obligations, crediting the amount corresponding to the sums owed by the Obligors to the bank account designated by the Beneficiary, in immediately available funds and free of any deductions, in United States Dollars, in accordance with the Credit Agreement, within three (3) business days from receipt of written notice with acknowledgment of receipt, without the need for any further formality.

Exh. F - 4

3.1.    Todo e qualquer pagamento resultante desta Carta de Fiança, deverá ser feito à vista, na moeda estipulada no Contrato e livre de quaisquer impostos, taxas, contribuições e encargos incidentes e que venham a incidir definitivamente sobre o recebimento de tais valores, inclusive impostos incidentes na respectiva operação de câmbio. Assim, os valores devidos ao Beneficiário devem ser acrescidos de modo que a receita líquida do Beneficiário decorrente do recebimento de tais valores após o pagamento dos Tributos Indenizáveis (“Indemnified Taxes” conforme definido no Contrato), presentes ou futuros, que venham a incidir sobre o recebimento de tais valores, equivalha ao montante de receita líquida que o Beneficiário teria auferido caso tais Tributos Indenizáveis não fossem incidentes sobre o recebimento de tais valores, sendo tais Tributos Indenizáveis pagos e/ou recolhidos na forma da legislação vigente.

3.1.    Any and all payments resulting from this Letter of Guarantee shall be made in cash, in the currency stipulated in the Credit Agreement and free and clear of any taxes, fees, contributions, and charges levied or that may be definitively levied on the receipt of such amounts, including taxes levied on the respective foreign exchange transaction. Accordingly, the amounts due to the Beneficiary shall be grossed up so that the Beneficiary’s net proceeds from the receipt of such amounts, after payment of any present or future Indemnified Taxes (as defined in the Credit Agreement) that may be levied on the receipt of such amounts, are equivalent to the net proceeds the Beneficiary would have received had such Indemnified Taxes not been levied, with such Indemnified Taxes being paid and/or withheld in accordance with applicable law.

4.    A garantia ora prestada constitui, para todos os fins de direito e do Contrato, um instrumento de constituição de garantia válido para quaisquer obrigações das Afiançadas decorrentes do Contrato, sem prejuízo de quaisquer outras garantias específicas, concedidas complementarmente e formalizadas por meio de instrumentos próprios, e constitui título executivo extrajudicial.
4. The guarantee hereby provided constitutes, for all legal purposes and for the purposes of the Credit Agreement, a valid guarantee instrument for any obligations of the Obligors arising from the Credit Agreement, without prejudice to any other specific guarantees granted additionally and formalized by their own instruments, and constitutes an extrajudicial enforcement instrument.
5    Os Fiadores renunciam expressamente aos direitos e benefícios a que se referem os Artigos 333 parágrafo único, 364, 366, 371, 821, 827, 829 parágrafo único, 830, 834 a 839 do Código Civil e Artigos 130 e 794 da Lei nº. 13,105/2015 (“Código de Processo Civil Brasileiro”), bem como a qualquer direito e/ou benefício que possa existir em decorrência de recuperação judicial ou extrajudicial, falência ou medida equivalente, das Afiançadas.

5.    The Guarantors hereby expressly waive the rights and benefits referred to in Articles 333 sole paragraph, 364, 366, 371, 821, 827, 829 sole paragraph, 830, 834 to 839 of the Brazilian Civil Code and Articles 130 and 794 of Law No. 13,105/2015 (“Brazilian Code of Civil Procedure”), as well as any right and/or benefit that may exist as a result of judicial or extrajudicial reorganization, bankruptcy, or equivalent measure of the Obligors.

Exh. F - 5

6.    Qualquer atraso ou omissão da Beneficiária no exercício de qualquer direito previsto neste instrumento não importará em renúncia. Os direitos e recursos da Beneficiária são cumulativos e não exclusivos de quaisquer outros previstos em lei.

6.    No delay or omission on the part of the Beneficiary in exercising any right hereunder shall operate as a waiver thereof. The rights and remedies of the Beneficiary are cumulative and not exclusive of any rights provided by law.

7.    Todas e quaisquer correspondências entre Fiadores, Beneficiária e Afiançadas deverão ser realizadas por escrito e encaminhadas para os seus respectivos endereços indicados nos parágrafos 1 e 2 acima.
7. All correspondence between the Guarantors, the Beneficiary, and the Obligors shall be made in writing and sent to their respective addresses indicated in paragraphs 1 and 2 above.
7.1. Qualquer alteração do endereço dos Fiadores deverá ser imediatamente comunicada pelos Fiadores para Beneficiária.	7.1. Any change of address by the Guarantors must be immediately communicated by the Guarantors to the Beneficiary.
8.    As Afiançadas deverão providenciar e assegurar que esta Carta de Fiança seja devidamente registrada no Cartório de Registro de Títulos e Documentos competente (“RTD”), nos termos da Lei nº 6.015/1973, no prazo de vinte (20) dias úteis a contar da data de sua assinatura, prazo este que poderá ser prorrogado por um período adicional de 15 (quinze) dias corridos caso o RTD apresente exigências adicionais para o registro desta Carta de Fiança, desde que as Afiançadas entreguem aos Credores e ao Agente Administrativo evidência de que tais exigências foram cumpridas no prazo de dez (10) [dias úteis] [dias] a contar da data da exigência feita pelo RTD, devendo as Afiançadas, ainda, fornecerem aos Credores e ao Agente Administrativo a comprovação do protocolo para registro desta Carta de Fiança e do registro propriamente dito prontamente após sua obtenção, mas, em qualquer caso, no prazo de até cinco (5) dias úteis.

8    The Obligors shall cause and shall ensure that this Letter of Guarantee is duly registered with the applicable Registry of Titles and Documents (Registro de Títulos e Documentos – RTD) pursuant to the Brazilian Public Registries Law within twenty (20) Business Days from the date of its execution which may be extended for an additional period of fifteen (15) days in case that the competent registry office makes further requirements to register the Brazilian Guarantee Agreement, provided that the Borrowers shall provide the Lenders and the Administrative Agent with evidence that such further requirements have been fulfilled within ten (10) [Business Days] [days] from the date of the registry office makes such requirements, and the Borrowers shall provide the Lenders and the Administrative Agent with evidence of such filing for registration and registration promptly thereafter, but in each case, no later than five (5) Business Days thereafter.

9. Cada um dos Fiadores neste ato declara e garante que:	9. Each of the Guarantors hereby represents and warrants that:
(a) celebrou o Contrato e conhece integralmente os termos do Contrato;	(a) it has entered into the Credit Agreement and is fully aware of the terms of the Credit Agreement;
Exh. F - 6

(b)    possui os poderes e está autorizado a assinar e formalizar a presente Carta de Fiança, assim como a formalizar, cumprir e assumir as obrigações acordadas neste instrumento, tendo obtido todas as aprovações societárias, legais e regulamentares necessárias para autorizar a assinatura, formalização e cumprimento desta Carta de Fiança;

(b)    it has the power and is duly authorized to execute and deliver this Letter of Guarantee, as well as to execute, perform, and assume the obligations agreed to herein, having obtained all necessary corporate, legal, and regulatory approvals to authorize the execution, delivery, and performance of this Letter of Guarantee;

(c)    a assinatura, formalização e cumprimento desta Carta de Fiança não infringem nem divergem de qualquer lei ou regulamento aplicável ao Fiador, nem tampouco infringem ou divergem de qualquer disposição de seus atos constitutivos, nem de qualquer ordem ou sentença formulada por qualquer juízo ou outro órgão governamental, que a ele se aplique, nem a qualquer de seus ativos, nem, ainda, às restrições contratuais a que esteja vinculado, que a afetem ou que afetem quaisquer de seus ativos; e

(c)    the execution, delivery, and performance of this Letter of Guarantee do not violate or conflict with any law or regulation applicable to the Guarantor, nor do they violate or conflict with any provision of its organizational documents, or any order or judgment issued by any court or other governmental authority applicable to it or any of its assets, nor any contractual restrictions to which it is bound, that affect it or any of its assets; and

(d)    as obrigações do Fiador sob a presente Carta de Fiança permanecerão em pleno vigor e eficácia, independentemente de qualquer alteração na estrutura de capital das Afiançadas e/ou no controle acionário das mesmas, durante o prazo do Contrato e da presente Carta de Fiança.

(d)    the obligations of the Guarantor under this Letter of Guarantee shall remain in full force and effect, regardless of any change in the capital structure and/or shareholding control of the Obligors, during the term of the Credit Agreement and this Letter of Guarantee.

10. Nenhuma alteração a esta Garantia será válida a menos que feita por escrito e assinada pela Beneficiária e pelos Fiadores .	10. No amendment to this Letter of Guarantee shall be effective unless in writing and signed by the Beneficiary and the Guarantors.
11. Os Fiadores não poderão ceder ou transferir quaisquer direitos ou obrigações decorrentes deste instrumento sem o consentimento prévio por escrito da Beneficiária.	11. The Guarantors may not assign or transfer any of its rights or obligations hereunder without the Beneficiary’s prior written consent.
12. A presente Carta de Fiança é celebrado nas línguas inglesa e portuguesa. Em caso de inconsistência entre as duas versões, a versão em português sempre prevalecerá.	12. This Letter of Guarantee is executed in both the English and Portuguese languages. In the event of any inconsistency between the two versions, the Portuguese version shall always prevail.
Exh. F - 7

13. A presente fiança é outorgada de acordo com as leis brasileiras.	13. This guarantee is granted in accordance with the laws of Brazil.13. This guarantee is granted in accordance with the laws of Brazil.
14.    As partes concordam que esta Carta de Fiança poderá ser assinada por meio de assinatura eletrônica não certificada pelo procedimento de certificação da Infraestrutura de Chaves Públicas Brasileira (ICP-Brasil), nos termos do artigo 10, § 2º, da Medida Provisória nº 2.200-2/01, e concordam ainda que a presente Carta de Fiança será válida, vinculante e exequível para todos os fins legais.

14.    The parties hereby agree that this Letter of Guarantee may be executed by means of an electronic signature not certified through the Brazilian Infrastructure of Public Keys (ICP-Brazil) certification procedure pursuant to Article 10, § 2, of Provisional Measure No. 2,200-2/01, and further agree that this Letter of Guarantee will be valid, binding and enforceable for all legal purposes.

15. Nos termos do Artigo 784, III do Código de Processo Civil Brasileiro, esta Garantia constitui título executivo extrajudicial, para todos os fins previstos em lei.	15. Pursuant to Article 784, III of the Brazilian Code of Civil Procedure, this Guarantee constitutes an extrajudicial enforcement instrument (título executivo extrajudicial) for all legal purposes.
16.    Fica eleito o foro da Comarca da Cidade de São Paulo, Estado de São Paulo, para dirimir quaisquer questões decorrentes da presente fiança, com renúncia a qualquer outro, por mais privilegiado que seja.

16.    The courts of the City of São Paulo, State of São Paulo, are hereby elected to resolve any matters arising from this guarantee, with express waiver of any other jurisdiction, however privileged it may be.

EM TESTEMUNHO DO QUE, as Partes firmaram a presente Carta de Fiança, na presença de duas testemunhas.	IN WITNESS WHEREOF, the Parties hereto have executed this Letter of Guarantee, in the presence of the two witnesses below.

Exh. F - 8

______________________ Arcos Dourados Comércio de Alimentos S.A. ______________________ Arcos Dourados Restaurantes Ltda Testemunhas: ______________________ ______________________	______________________ Arcos Dourados Comércio de Alimentos S.A. ______________________ Arcos Dourados Restaurantes Ltda Witnesses: ______________________ ______________________

Exh. F - 9